As filed with the Securities and Exchange Commission on April 22, 2011

Registration No. 333-172293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

84 FINANCIAL L.P.

(Exact name of registrant as specified in its charter)

Delaware	6153	22-3889140
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12627 San Jose Boulevard, Suite 305
Jacksonville, Florida 32223
(904) 260-0059

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Thomas P. Spatola
President
12627 San Jose Boulevard, Suite 305
Jacksonville, Florida 32223
(904) 260-0059

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Gary A. Miller, Esq.
Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, Pennsylvania 19102
(215) 851-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Fixed Rate Subordinated Notes	$1,000,000,000	(1)	$1,000,000,000	$116,100

(1)	The Fixed Rate Subordinated Notes will be issued in denominations selected by the purchasers thereof, subject to the minimum and maximum denominations established by the registrant.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

GLOSSARY OF TERMS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC and various states is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION — PRELIMINARY PROSPECTUS DATED April 22, 2011

84 FINANCIAL L.P.
$1,000,000,000 Fixed Rate Subordinated Notes

We are offering up to $1,000,000,000 in aggregate principal amount of our Fixed Rate Subordinated Notes (“Notes”) on a continuous basis. The initial minimum investment amount required is $500. From time to time, we may, however, change the minimum investment amount that is required. The maximum investment amount per investor is $1,000,000 aggregate principal amount, or $1,000,000 per Note, but a higher maximum investment amount may be approved by us on a case-by-case basis.

We will issue the Notes in varying purchase amounts and maturities that we will establish from time to time. For each purchase amount and maturity, we also will establish an interest rate. The maturity dates of our Notes may range from one year to four years.

We may market our Notes in many ways, including but not limited to, publishing the then current features (e.g., the maturities and interest rates currently offered by us) of the Notes in newspapers or on billboards, advertising on the internet and through direct mail campaigns. At any time, you also may obtain the then applicable features of the Notes from our web site at www.84financial.com or by calling (800) 252-0091 (toll free). However, the information on our website is not a part of this prospectus. Upon any change in the features of the Notes, we will file a Rule 424(b)(2) prospectus supplement setting forth the then applicable features.

We are offering the Notes directly, without an underwriter or placement agent and on a continuous basis. We do not have to sell any minimum amount of Notes to accept and use the proceeds of this offering. Therefore, once you purchase a Note, we may immediately use the proceeds of your investments and your investment will be returned only if we repay your Note. We cannot assure you that all or any portion of the Notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust or similar account. The Notes are not listed on any securities exchange and there will not be any public trading market for the Notes. We have the right to reject any investment, in whole or in part, for any reason.

Beginning 180 calendar days after issuance of a Note to you, we may redeem the Note, in whole or in part, at any time prior to maturity, upon not less than 30 and not more than 60 days written notice, for a redemption price equal to the principal amount plus any earned but unpaid interest thereon to the date of redemption. You also may request early redemption of a Note purchased by you at any time on or after 180 calendar days after issuance of a Note, but we reserve the right to decline your request for any reason. If we grant your redemption request, our processing agent will mail you, on our behalf, a payment equal to the principal amount plus any earned but unpaid interest to the date of redemption, minus a 180-day interest penalty.

The Notes mature between one and four years from the date of issuance. Thirty to sixty days prior to the maturity date, our processing agent will mail to you on our behalf a letter notifying you of the upcoming maturity date and, if we are offering you any renewal option(s), instructions to exercise the renewal option(s). If you do not respond, principal and any earned but unpaid interest will be paid to you.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the Notes. The Notes are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. As of the fiscal year ended January 2, 2011, we had $21,161,000 in debt outstanding that ranks equal or senior to the Notes offered pursuant to this prospectus. We expect to incur additional debt in the future, including without limitation, the Notes offered pursuant to this prospectus.

The Notes are not certificates of deposit or similar obligations guaranteed by any depository institution, are not obligations of our processing agent, The Bank of New York Mellon, and they are not insured by the Federal Deposit Insurance Corporation (FDIC) or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Notes upon maturity. Our obligations under the Notes are not guaranteed by any of our affiliates, including our parent company, 84 Lumber Company.

•	The Notes are risky and speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.
•	We suffered significant losses during fiscal years 2010, 2009 and 2008. If such losses continue, it may be difficult for us to pay interest on the Notes and you could lose all or part of your investment.
•	Our Notes are not insured or guaranteed by the FDIC, 84 Lumber or any third party, so repayment of your Note depends upon our ability to manage our business and generate adequate cash flows.
•	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.
•	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.
•	Our business is not industry diversified and is subject to downturns or devaluations in the housing market. The recent national downturn in the real estate market has had and may continue to have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

See “Risk Factors” beginning on page 13 for significant factors you should consider before buying the Notes.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commission(1)	Proceeds to Company(2)
Per Note	100%	None	100%
Total	$1,000,000,000	None	$1,000,000,000

(1)	The Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The Notes will be sold at face value.
(2)	Proceeds to Company before deduction of our expenses are estimated at $1,000,000,000.

The date of this prospectus is [], 2011.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

i

GLOSSARY OF TERMS

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the Notes only in jurisdictions where offers and sales are permitted.

ii

GLOSSARY OF TERMS

QUESTIONS AND ANSWERS

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

Below we have provided some of the more frequently asked questions and answers relating to the offering of the Notes. Please see the “Prospectus Summary” and the remainder of the prospectus for more information about the offering of the Notes.

Q:  Who is 84 FINANCIAL L.P.?

A:  We are a finance company affiliated with and, directly and indirectly, owned by 84 Lumber Company (“84 Lumber”), a Pennsylvania limited partnership. 84 Lumber has been in business since 1956 and today is a leading supplier of building materials to homebuilders throughout the United States of America (“United States”). 84 Lumber, as limited partner, directly owns a 99% partnership interest in 84 FINANCIAL L.P. Our business and operations are managed by our general partner, 84 LADC, LLC, a Pennsylvania limited liability company which is a wholly owned subsidiary of 84 Lumber. 84 LADC, LLC owns the remaining 1% partnership interest in 84 FINANCIAL L.P. As such, we are, directly and indirectly, a wholly-owned subsidiary of 84 Lumber. We were originally organized in 1993 in the Commonwealth of Pennsylvania as a Pennsylvania business trust under the name Hardy Credit Co. In 2002, Hardy Credit Co. was reorganized as a Pennsylvania limited partnership. Prior to commencing this offering, we changed the state where Hardy Credit Co. was registered to Delaware by merging it with and into 84 FINANCIAL L.P., a Delaware limited partnership newly formed for that purpose. Jacksonville, Florida is home to our headquarters.

Q:  What are your primary business activities?

A:  In the past, our primary business consisted of extending, servicing and purchasing commercial construction loans and other types of commercial loans to small-to medium-size homebuilders and/or multi-family and commercial developers in the United States who were or are generally customers of 84 Lumber. In short, we originated commercial construction loans to homebuilders. Mostly, this was done through a program where institutional lenders extended loans to builders we referred. The institutional lenders also provided origination and administration servicing of these loans. We assisted the lenders in the origination of the loans and purchased problem loans from the lenders. We then serviced the loans we purchased. Due to economic factors in the housing industry, the volume of lending greatly declined after 2007. The institutional lending program was terminated in 2010 but we are still purchasing the problem loans remaining in this program. We also purchased and developed residential building lots to sell to our homebuilder customers (i.e., we bought land to develop and sell). Finally, we owned commercial property which we leased to our affiliates for use as retail centers and manufacturing facilities of 84 Lumber (i.e., we leased retail centers).

Our primary activity of providing construction loans to homebuilders will continue. The most significant change will be the source of funds for the loans; our source of funds for lending will change from the institutional program to the proceeds from sale of the Notes. We will also continue to own and lease retail centers and buy land to develop and sell.

Q:  What will you do with the proceeds raised from this offering?

A:  If all of the Notes offered by this prospectus are sold, we expect to receive approximately $999,150,400 in net proceeds (after deducting all costs and expenses associated with this offering). We intend to use substantially all of the cash proceeds from this offering as follows and in the following order of priority:

(1)	to make payments on other borrowings from third parties (generally when they are due); our total debt to non-affiliated entities as of February 27, 2011 was $17,039;
(2)	to pay Notes on their scheduled due date and Notes that we are required to redeem early;
(3)	to make interest payments on the Notes; and

GLOSSARY OF TERMS

(4)	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:
º	to extend commercial construction loans to homebuilders or provide other secured or unsecured financing to homebuilders;
º	to extend commercial construction loans to developers of multi-family or commercial properties;
º	to acquire and develop residential building lots or acquire or extend loans to finance the acquisition and development of residential building lots. (As of February 27, 2011, we had $10,824 in land inventory under development. We expect that this amount will generally remain constant (i.e., when we sell this type of land, we anticipate acquiring new property for development). We have constructed and may construct residential homes to promote additional sales activity within the development;
º	to finance the acquisition and development of commercial property (possibly with our affiliates);
º	to purchase defaulted or troubled unsecured or secured debt at a discount (possibly from an affiliate); this amount is generally less than $4,000 per year;
º	for working capital and other general corporate purposes;
º	to advance/invest in a wholly-owned or majority-owned subsidiary doing any or all of the above, although neither is planned as of the date of this prospectus;
º	to make payments on borrowings from affiliates (as of February 27, 2011, the balance was $3,006 and is not included in the $17,039 total debt noted above);
º	to make loans to or invest in affiliates; and
º	to redeem Notes which we have decided to redeem prior to maturity.

In general and if possible, the proceeds (if sufficient) will be used to maintain an asset balance of between $200,000 and $300,000. If the cash inflows from those proceeds do not allow for that to occur, we will maintain a lower asset balance.

Q:  What kind of offering is this?

A:  We are offering up to $1,000,000,000 of Notes.

Q:  What is a Note?

A:  A Note is our promise to pay you a specified rate of interest for a specific period of time and to repay your principal investment upon maturity. The Notes are our general unsecured obligations and are subordinated in right of payment to all present and future senior debt. “Subordinated” means that if we are unable to pay our debts as they come due, all of the senior debt would be paid in full first. After the senior debt is paid in full, any remaining money would be used to repay the Notes and other subordinated debt which is equal to the Notes in priority. As of January 2, 2011, we had the following debt outstanding that ranks senior to or equal with the Notes:

Senior debt (higher priority than Notes)	$11,734
Related party notes payable (equal priority to Notes)	7,927
Note payable (equal priority to Notes)	1,500
Total	$21,161

We expect to incur additional debt in the future, including, without limitation, the Notes offered pursuant to this prospectus.

GLOSSARY OF TERMS

Q:  What is an Indenture?

A:  As required by United States federal law, the Notes will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The main role of the trustee is to enforce your rights against us if we are in default of our obligations under the Notes. Defaults are described in this prospectus under “Description of Notes — Events of Default”. There are some limitations on the extent to which the trustee acts on your behalf. These limitations are described in this prospectus under “Description of Notes — Events of Default”.

The Notes will be issued under an indenture dated [ ], 2011 between us and Law Debenture Trust Company of New York, as trustee. The indenture does not limit the principal amount of debt securities that we may issue under it. The indenture is governed by New York law and will be qualified under the Trust Indenture Act of 1939.

Q:  Is my investment in the Notes insured or guaranteed?

A:  No. The Notes are:

•	not certificates of deposit accounts with an insured financial institution;
•	not guaranteed by any depository institution;
•	not obligations of our processing agent, The Bank of New York Mellon;
•	not guaranteed by 84 Lumber Company; and,
•	not insured by the FDIC or any governmental or private insurance fund, or any other entity.

The Notes are backed only by the faith and credit of our Company and our operations. Our net loss in fiscal years 2010, 2009 and 2008 was $9,267, $32,962 and $20,157, respectively. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal at maturity and the ongoing payment of interest on the Notes.

Q:  How is the interest rate determined?

A:  From time to time, we will establish the interest rate(s) we are offering for various purchase amounts and maturities. By referring to the features (e.g., the maturities and interest rates) which are in effect at the time, you will see the interest rate(s) and maturity date(s) we are currently offering for your desired purchase amount. The interest rate offered on the Notes depends on which maturity date and purchase amount you select. The interest rate on a Note purchased by you is fixed and will not change over the term of the Note.

Q:  How is interest calculated and paid to me?

A:  Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated monthly based on a 365-day year or, in the case of a leap year, a 366-day year. Interest will be earned daily, and we will pay interest to you monthly or at maturity, as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month (each an “Interest Payment Date”). Your first Interest Payment Date will be in the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an Interest Payment Date the first interest payment will be made on the next succeeding Interest Payment Date (i.e., approximately 40-45 days after issuance).

Q.  If I elect to have interest on the Note paid in one lump sum at maturity, can I change my election later?

A.  Yes, we will allow you to change your election so that you receive monthly payments of earned and unpaid interest instead. You should contact our processing agent at (877) 570-1640 to find out what you need to do to change your election.

GLOSSARY OF TERMS

Q:  When do the Notes mature?

A:  All of our maturity dates will be at least one year from the date of issuance, but no longer than four years from the date of issuance. Not all maturity dates may be offered at all times. We will publish the maturity date(s) we are offering from time to time along with the other established features of the Notes we are then offering.

Q:  May I renew a Note purchased by me?

A:  Thirty to sixty days prior to the maturity date of the Note, you will receive a letter notifying you of the upcoming maturity date and, if we are offering you any renewal option(s), instructions to exercise the renewal option(s). We may, at our choosing, offer any one or more of the following renewal options (most likely at an interest rate different from your interest rate) at:

(1)	the same term length as the original term length;
(2)	a different term length, which we will specify and will be no more than four years and no less than one year;
(3)	various term lengths, which you may select from, and which will be no longer than four years and no less than one year; or
(4)	other renewal terms may be offered by us at our choosing.

If you do not respond or if there are no options for renewal offered to you, then principal and any earned but unpaid interest will be paid to you.

Q:  May I redeem a Note prior to maturity?

A:  Beginning 180 calendar days after the issuance date, you may request, in writing to our Processing Agent, that we redeem the Note. However, your request is subject to our consent and we may decline your request at our choosing. If we agree to your redemption request, a 180-day interest penalty will be imposed. This means that you will not receive the last 180 days worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the penalty shall be deducted from the principal amount of the Note (i.e., we will subtract the interest penalty from your original investment).

Q:  What happens if I die prior to the maturity date?

A:  At the written request of the executor or administrator of your estate (or if your Note is held jointly with another investor, the joint owner of your Note), we will redeem any Note at any time after death. The redemption price will be equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such request as soon as reasonably possible based on our cash position at the time and our then current cash needs, but generally within one business week of request. It is possible that the subordination provisions in the indenture may restrict our ability to honor your request.

Q:  Can you force me to redeem my Note?

A:  Yes, following the first 180 calendar days after issuance, we may call all or a portion of your Note for redemption at any time. We will give you 30 to 60 days notice of the mandatory redemption and repay your Note for a price equal to the principal amount plus earned but unpaid interest to the day we repay your Note.

Q:  How are the Notes sold by the Company?

A:  The Notes are offered directly by us without an underwriter or placement agent. We intend to market the Notes primarily by advertisements in local and/or national newspapers, roadway sign advertisements, advertisements on the internet or through direct mail campaigns and other miscellaneous media in states in which we have properly registered the offerings or qualified for an exemption from registration.

GLOSSARY OF TERMS

Q:  What are some of the significant risks of my investment in the Notes?

A:  You should carefully read and consider all risk factors beginning on page 13 of this prospectus prior to investing. Below is a summary of some of the significant risks of an investment in the Notes:

•	The Notes are risky and speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.
•	We suffered significant losses during fiscal years 2010, 2009 and 2008. If such losses continue, it may be difficult for us to pay interest on the Notes and you could lose all or part of your investment.
•	We are currently almost entirely reliant on 84 Lumber to generate income — both directly (from rent) and indirectly (our customers are also customers of 84 Lumber) — for profitability and our financial condition. This concentration increases the risk of adverse business conditions.
•	Our Notes are not insured or guaranteed by the FDIC, 84 Lumber or any third party, so repayment of your Note depends upon our ability to manage our business and generate adequate cash flows.
•	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.
•	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.
•	Our business is not industry diversified and is subject to downturns or devaluations in the housing market. The recent national downturn in the real estate market has had and may continue to have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.
•	We are controlled by the Hardy family and do not have any independent board members overseeing our operations.
•	Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt. Since there is no limit on the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.
•	We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.
•	There is no “early warning” on your Note if our Company performs poorly. Only interest and principal payment defaults on your Note or similar debt (other Notes) can trigger a default on your Note prior to a bankruptcy.
•	The indenture does not contain the type of covenants restricting our actions, such as restrictions on creating senior debt, paying distributions to our owner, merging, recapitalizing and/or entering into highly leveraged transactions. The indenture does not contain provisions requiring early payment of Notes in the event we suffer a material adverse change in our business or fail to meet certain financial standards. Therefore, the indenture provides very little protection of your investment.
•	We are obligated to purchase non-performing loans under a put option obligation with financial institutions, which could reduce the cash available to repay the Notes and cause you to lose all or part of your investment.
•	The collectability of our loan receivables has been affected by general economic conditions. If we are unable to collect under normal collection procedures or if the sale of collateral is required, we may not be able to recover the full amount of delinquent accounts, which could impact our ability to repay amounts owed to you.

GLOSSARY OF TERMS

•	Commercial construction loans to homebuilders and/or developers comprise a significant portion of our assets, are a higher than average credit risk, and could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.
•	We can provide no assurance that any Notes will be sold or that we will raise sufficient proceeds to carry out our business plans. If we do not raise sufficient funds for our business plan, we may not be able generate enough cash to repay the Notes that have been sold.
•	We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.
•	We are substantially reliant upon the net offering proceeds we receive from the sale of the Notes to meet our liquidity needs.
•	We may be unable to meet our Note redemption obligations, which could force us to sell our loan receivables and other operating assets or cease our operations.
•	If future housing prices or housing market sales continue to decline, our homebuilder customers may have a hard time selling their homes at a profit and may default in repaying our loans. Further housing price declines also may have the effect of increasing the losses making us unable to make payments on the Notes.
•	If an unusually large amount of our construction loans default, we could suffer significant losses and may be unable to make payments on the Notes.

Q.  How do I purchase a Note?

A.  You may purchase a Note from us by visiting our website at www.84financial.com and following the instructions under the heading “How to Invest in 84 FINANCIAL Fixed-Rate Notes” or by calling (877) 252-0091 to request a copy of the prospectus along with an investment application. Upon receipt of your application and investment check and the posting of your investment, our processing agent will mail to you a confirmation letter containing all the terms of your investment for you to review for accuracy. We reserve the right to reject any investment. Among other reasons, we may reject an investment if the information in your investment application is incorrect or incomplete, or if the interest rate or maturity you have selected has not been offered by us in the past seven (7) calendar days for your desired purchase amount at the time our processing agent receives your investment documents.

Q:  Whom may I contact for more information?

A:  You can obtain additional copies of this prospectus by downloading it from www.84financial.com, or by calling (877) 252-0091 (toll free). The established features of the Notes are available at www.84financial.com or by calling (877) 252-0091 (toll free). However, the information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should contact your own investment, tax and other professional financial advisors.

GLOSSARY OF TERMS

PROSPECTUS SUMMARY

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

This summary highlights selected information most of which was not otherwise addressed in the “Questions and Answers” section of this prospectus. For more information about us, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” the consolidated financial statements and other financial data, any related prospectus supplement and the documents we have referred you to in “Where You Can Find More Information” on page 78. There will be no trading market for the Notes, so you will not be able to use the money you invest until the maturity or other repayment of the Note. Your right to be repaid prior to maturity is at our sole discretion, except upon your death.

Our Company

We are a Delaware limited partnership and our business and operations are owned primarily by 84 Lumber Company and managed by 84 LADC, LLC, a Pennsylvania limited liability company. We originally commenced business in 1993 under the name Hardy Credit Co. Our principal corporate office is located at 12627 San Jose Boulevard, Suite 305, Jacksonville, Florida 32223. Our general telephone number is (904) 260-0059. Information about us can be found at www.84financial.com. The information contained on this website is not part of this prospectus. We are a commercial construction lender, a land developer and an investor in and landlord of commercial real estate. Historically to achieve our goals, we have not only extended loans to homebuilders and invested our funds, but we also have encouraged institutional lenders (primarily banks) to make loans to 84 Lumber’s customers. In 1993, we began a direct lending program to 84 Lumber customers. In 1997, we began teaming with institutional lenders through our institutional lending program. That program was amended in 2002 to include a put option, whereby we received a fee for origination in exchange for a duty to purchase problem loans from the institutional lenders.

On October 20, 2010, the institutional lending program ended, and as a result, the income we received from fees paid for the put option was also discontinued; however, our obligation to purchase troubled loans continues until all loans extended through that program are repaid. Due to the decline in the demand for new homes, which caused many of our (and the institutional lenders’) loans to default, the value of the collateral backing the loans has been reduced. At the end of fiscal 2007, the dollar amount outstanding under the institutional program (i.e. subject to purchase under the put option obligation) was $274,523; at February 27, 2011, that amount was $16,222.

Due to the obligation noted above, we have used substantial liquidity and net worth to weather the housing storm. Our unrestricted cash balance as of February 27, 2011 was $605, and our available borrowings under our line of credit with no additional collateral were $95 on the same date. Beginning in April 2008, due to economic factors in the housing industry and our limited liquidity, we greatly reduced the volume of loans we originated, until the fourth quarter of 2010 when we originated $2,482 in loan commitments.

At the peak of the institutional lending program, annual loan origination was $300,000 or approximately 1,500 loans. The institutional lenders maintained a staff of 26 individuals and we had a staff of 23 individuals at that time. The 26 individuals at the institutional lender provided internal support in origination and servicing loans while 19 of our individuals concentrated on outside selling of the program by conducting personal visits to builders throughout approximately 35 states. Today there are a total of 19 individuals involved in lending at 84 FINANCIAL. Of these individuals, 11 are designated to outside sales and 8 are designated to provide internal support. The 19 individuals are more than we need for current volume, but we have retained them since we are anticipating increased lending activity upon receipt of proceeds from the Notes. We expect that a volume of approximately $40,000 in annual loan originations or 275 loans per year can be supported by current staff. We will have to add staff accordingly as loan origination volume increases towards $300,000. Our goal is to reach $300,000 in annual loan originations or approximately 2,000 loans per year. Initial increases in staff will be in internal support functions and as our loan origination continues to increase toward our goal, additions to both internal support and external sales will occur.

GLOSSARY OF TERMS

We believe the market values of homes have stabilized, and therefore, have initiated this offering to fund our new 84 FINANCIAL direct lending program (i.e. one excluding the institutional lending partners). Our new commercial construction lending business will be focused on homebuilders operating businesses near 84 Lumber store operations; 84 Lumber operates in approximately 33 states.

While we are currently almost entirely reliant on rental payments from 84 Lumber to offset our normal operating expenses, we believe the funds from this offering will create new monthly cash flows and income. We believe that our assets have been properly impaired to reflect today’s home values, and that our put option obligation (the amount of expected loss on the remaining $16,222 as of February 27, 2011 of institutional lender owned loans) is properly valued. Therefore, we believe that funds from this offering will not be needed to counteract losses on our existing assets, but rather be used to generate new performing assets.

Our new lending program is different from the institutional lending program we operated in 2002 – April 2008. In April 2008, we modified lending terms with the institutional lenders, and then again in the fourth quarter of 2010, when all new loans, created and serviced by us. At this point, the lending program of today differs from the 2002 – 2008 program in the following ways:

Construction Loan Program Differences Designed to Reduce Loan Losses	Institutional Lending Program	84 FINANCIAL New Loan Program
Market Grading	All markets were treated equally with no change in interest rate or loan-to-value (LTV) percentages.	We grade markets based on where they appear to be in that market’s housing cycle, and how volatile their housing market currently is.
		We use this grading to determine interest rates and loan to value percentages instead of treating every market the same.
Maximum LTV	75%	60% – 70%
Maximum Loan Amounts (in thousands)	$2,000	$750
Funds Required by Borrower at Closing for Standard Loans
Minimum % of the loan amount	0%	6% – 12%
Minimum % of the lot purchase/payoff	0%	0% – 50% (depending on location)

Construction Loan Program Differences to Increase Yield	Institutional Lending Program	84 FINANCIAL New Loan Program
Loan Fees	1.0% – 1.5% of loan amount	4.3% of loan amount
Interest Rate Index	Prime Rate	84 FINANCIAL L.P. Cost of Funds (cost of funds plus a margin to offset the risk changing interest rates)

All lending pricing, terms and conditions are subject of change without notice

We believe these changes will improve the lending business performance. We also expect results to improve because we believe the housing market is at a low point. We believe home values are likely to rise. The largest contributor to losses in the program in 2008 through 2010 was a reduction in housing values.

GLOSSARY OF TERMS

The Offering

Securities Offered
We are offering up to $1,000,000,000 in aggregate principal amount of our Notes. The Notes are governed by an indenture between us and Law Debenture Trust Company of New York, as trustee. The Notes do not have the benefit of a sinking fund and will not be guaranteed by FDIC, 84 Lumber Company, or by any of our other affiliates. See “Description of Notes — General.”
Denominations/Purchase Amounts
Established by us from time to time.
Minimum Investment (in whole dollars)
A minimum investment of $500 is required.
Maximum Investment (in whole dollars)
The maximum investment is $1,000,000 per Note or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis.
Interest Rate
Various rates will be offered by us from time to time, which will be impacted by the maturity date selected by you (See Maturity below) and the denomination/purchase amount selected by you.
Payment of Interest
Interest will be earned daily based on a 365/366-day year and paid monthly or at maturity, as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly.
Maturity
Ranging from one year to four years from the date of issuance.
Renewals
We may, at our choosing, offer any one or more of the following renewal options (most likely at an interest rate different from your interest rate) at: (1) the same term length as the original term length; (2) a different term length, which we will specify and will be no greater than four years and no less than one year; (3) various term lengths which you may choose from and which will be no greater than four years and no less than one year, or (4) other renewal terms may be offered by us at our discretion.
If you do not respond or if there are no options for renewal offered to you, then principal and any earned but unpaid interest will be paid to you.
Redemption by You
Subject to our agreement in our sole discretion, you may redeem a Note purchased by you at any time beginning 180 calendar days after the issuance date, with a 180-day interest penalty. This means that you will not receive the last 180 days worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the interest penalty shall be deducted from the principal amount of the Note.
Redemption in the Event of Death
Unless the subordination provisions in the indenture restrict our ability to make the redemption, at the written request of the executor or administrator of your estate (or if your Note is jointly held with another investor, at the written request of your joint investor), we will redeem the Note at any time after death for a redemption price equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our current cash position, but generally within one business week of request.

GLOSSARY OF TERMS

Redemption by Us
Following the first 180 calendar days after issuance, we may call your Note for redemption at any time upon 30 to 60 days notice. The redemption price will be equal to the principal amount plus accrued and unpaid interest to the date of redemption.
Subordination
The Notes are subordinated, in all rights to payment and in all other respects, to all of our senior debt. Senior debt includes, without limitation, all of our bank debt and any line of credit we may obtain in the future. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment would be made on the Notes.
Events of Default
Under the indenture, an event of default is generally defined as (1) a default in the payment of principal or interest on the Notes that is not cured for 30 days, (2) bankruptcy or insolvency, or (3) our failure to comply with provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after receipt of a specific notice
Trustee
Law Debenture Trust Company of New York
No Physical Delivery of Note
You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a Note confirmation which describes, among other things, the term, interest rate and principal amount of your Note. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books and records. Interest accrued on your Note will also be credited to your account.
Processing Agent
The Bank of New York Mellon
Plan of Distribution
This Offering is being conducted directly by us, without any underwriter or placement agent.
Risk Factors
See “Risk Factors” beginning on page 13 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Notes.

GLOSSARY OF TERMS

Summary of Consolidated Financial Data

The following table summarizes selected consolidated financial data of our business. You should read this summary together with “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

Our consolidated information may not be indicative of our future performance and our consolidated financial information does not reflect what our financial position, results of operations and cash flows would have been had we operated as a stand-alone entity.

The summary consolidated financial data as of and for the fiscal years ended January 2, 2011 (“fiscal 2010”) and January 3, 2010 (“fiscal 2009”), and for the fiscal year ended January 4, 2009 (“fiscal 2008”) is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of January 4, 2009 and for the fiscal year ended January 6, 2008 (“fiscal 2007”) is derived from audited consolidated financial statements not included in this prospectus. The summary consolidated financial information as of January 6, 2008 and as of and for the fiscal year ended December 31, 2006 (“fiscal 2006”) has been derived from unaudited consolidated financial information not included in this prospectus.

	As of, and for, the Fiscal Year
	2010	2009	2008	2007	2006
			(as restated)	(as restated)	(as restated)
					(unaudited)
	(dollars in thousands)
Consolidated Operations Data
Rental income	$3,675	$2,732	$1,801	$1,762	$2,723
Sales of developed properties	3,697	2,515	1,587	1,865	1,116
Interest and fee income	—	78	1,165	2,592	1,376
Operating revenues	7,372	5,325	4,553	6,219	5,215
Cost of sales – developed properties	4,040	2,372	1,252	1,464	888
Selling, general and administrative expenses, net of other income	3,572	4,203	2,231	158	(899)
Depreciation	959	760	490	450	742
Loan and REO related losses and impairment	8,972	31,794	23,654	3,432	90
Interest expense	628	570	699	639	1,089
Total operating expenses	18,171	39,699	28,326	6,143	1,910
(Loss) Income from continuing operations	(10,799)	(34,374)	(23,773)	76	3,305
Income (Loss) from discontinued operations	1,532	1,412	3,616	1,562	1,495
Net income (loss)	$(9,267)	$(32,962)	$(20,157)	$1,638	$4,800
Net income (loss) attributable to non-controlling interest	3	(26)	(2)	7	N/A
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	$(9,270)	$(32,936)	$(20,155)	$1,631	$4,800
Ratio of earnings to fixed charges (unaudited)(1)	N/A	N/A	N/A	1.12:1	4.03:1
Deficiency	$10,799	$34,374	$23,773	N/A	N/A

GLOSSARY OF TERMS

	As of, and for, the Fiscal Year
	2010	2009	2008	2007	2006
				(as restated) (unaudited)	(as restated) (unaudited)
	(dollars in thousands)
Consolidated Balance Sheet Data
Cash	$2,250	$2,324	$1,793	$1,327	$1,472
Restricted cash	1,704	2,537	2,401	6,851	6,130
Loan receivable, net of allowance	11,505	16,928	44,744	36,999	21,221
Related party receivable	—	—	5,007	364	227
Land inventories under development	10,826	12,577	19,002	20,933	15,708
Fixed assets, net of accumulated depreciation	17,001	17,945	9,470	11,213	16,638
Assets held for sale	1,200	1,521	1,521	—	736
Assets of discontinued operations	6,183	6,032	7,947	9,909	4,847
Other real estate owned	3,283	8,681	18,313	8,425	4,991
Total assets	54,017	68,629	110,815	97,505	72,023
Senior debt	11,734	19,603	17,677	13,949	7,998
Related party notes payable	7,927	5,000	3,630	—	16,350
Notes payable	1,500	—	—	—	—
Put option obligation(2)	3,359	5,687	6,858	3,319	2,448
Partners’ equity(3)	$28,882	$37,979	$82,040	$78,407	$43,629
Partner contributions(3)	$200	$2,033	$25,690	$33,151	$7,929
Partner distribution(3)	$30	$13,132	$1,900	$11	$—

(1)	The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For purposes of this ratio, “earnings” is determined by adding income from continuing operations to “fixed charges,” which consist of interest on all indebtedness. For the fiscal years ended 2010, 2009 and 2008, the calculation results in a deficiency in the ratio (i.e., less than one-to-one coverage). The deficiency in earnings to cover fixed charges was $10,799, $34,374 and $23,773 for the fiscal years ended 2010, 2009 and 2008, respectively.
(2)	The Put Option Obligation is the estimated loss on loans owned by the institutional lenders that we may have to purchase in the future. The amount is affected by the total amount of loans in the institutional lender program (the higher the amount of loans, the more we may have to buy), the purchase rate (default rate) and the rate of loan loss that we are experiencing.
(3)	The Partners’ Equity increased from 2006 through 2008 due to significant partner contributions. Partner distributions and the losses that we have experienced have caused the partners’ equity to continue to decline since 2008. Partner Distributions occurred in 2010, 2009 and 2008. The significant amount was in 2009 as we generated a large amount of cash from real estate owned –foreclosed loan property sales and loan repayments which enabled us to return a portion of the capital contributed from partners. During January 2011, the Company repaid $6,927 of the $7,927 related party note payable outstanding at January 2, 2011.

GLOSSARY OF TERMS

RISK FACTORS

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

Our operations and your investment in the Notes are subject to a number of risks. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the Notes. Some of the following risks have actually occurred and could occur again in the future. If any of these risks occur in the future, our business, financial condition or operating results and our ability to repay the Notes could be materially adversely affected.

Risks Related to Our Offering

The Notes are risky and speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

The Notes may not be a suitable investment for you and we advise you to consult your investment, tax and other professional financial advisors prior to deciding whether to invest in the Notes. The characteristics of the Notes, including the maturity and interest rate, may not satisfy your investment objectives. The Notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Before deciding whether to purchase Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Notes in relation to your other investments and the diversity of those holdings. If you cannot afford to lose all of your investment, you should not invest in these Notes.

Our Notes are not insured or guaranteed by the FDIC, 84 Lumber or any third party, so repayment of your Note depends upon our ability to manage our business and generate adequate cash flows.

Our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution; are not obligations of our processing agent, The Bank of New York Mellon; are not insured by 84 Lumber Company; and are not insured by the FDIC or any governmental or private insurance fund, or any other entity. Therefore, you are dependent upon on our ability to manage our business and generate adequate cash flows.

The Notes are backed only by the faith, credit and operations of our Company. Our net loss in fiscal years 2010, 2009 and 2008 was $9,267, $32,962 and $20,157, respectively. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our financing activities, for the repayment of principal at maturity and the ongoing payment of interest on the Notes. If these sources are inadequate, you could lose your entire investment.

There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

The Notes will not be listed on a national securities exchange or authorized for quotation on The NASDAQ Stock Market or any stock exchange. There will not be a CUSIP identification number for the Notes; there will not be any trading market for the Notes; and it is unlikely that the Notes will be able to be used as collateral for a loan. Except as described elsewhere in this prospectus, you have no right to require redemption of the Notes. You should only purchase these Notes if you do not have the need for your money prior to the maturity of the Note.

Payment on the Notes is subordinate to the payment of our outstanding present and future senior debt. Since there is no limit on the amount of senior debt we may incur, our present and future senior debt may make it difficult to repay the Notes.

As of January 2, 2011, we had $11,734 of senior debt outstanding. The Notes are subordinate and junior in priority to any and all of our senior debt and equal to any and all currently outstanding affiliate debt and other non-senior debt, including the $7,927 in related party notes and $1,500 in notes payable, which were outstanding as of January 2, 2011. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we may incur. Upon the maturity of our senior debt, by lapse of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment, in full, prior to

GLOSSARY OF TERMS

any payments being made to you as a Note holder or to holders of our affiliate debt which is equal in priority to the Notes. Therefore, you would only be repaid in full if the senior debt is satisfied first and, following satisfaction of the senior debt, there is an amount sufficient to fully satisfy all amounts owed under the Notes, the related party notes, and other non-senior debt.

There is no “early warning” on your Note if our Company performs poorly. Only interest and principal payment defaults on your Note or similar debt (other Notes) can trigger a default on your Note prior to a bankruptcy.

There are limited financial or performance covenants to be maintained under the Notes and/or the indenture. Therefore, no “early warning” of a possible default by us exists. Under the indenture, only (i) the non-payment of interest and/or principal on the Notes by us when payments are due, (ii) our bankruptcy or insolvency, or (iii) a failure to comply with provisions of the Notes or the indenture (if such failure is not cured or waived within 60 days after receipt of a specific notice) could cause a default to occur.

The indenture does not contain the type of covenants restricting our actions, such as restrictions on creating senior debt, paying distributions to our owner, merging, recapitalizing and/or entering into highly leveraged transactions. The indenture does not contain provisions requiring early payment of Notes in the event we suffer a material adverse change in our business or fail to meet certain financial standards. Therefore, the indenture provides very little protection of your investment.

The Notes do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our consolidated financial condition, results of operations or cash flows. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt or to pay distributions. It also does not contain any financial covenants (such as a fixed charge coverage or minimum partners’ equity covenants) to help ensure our ability to pay interest and principal on the Notes. The indenture does not contain provisions that permit Note holders to require that we redeem the Notes if there is a takeover, recapitalization or similar restructuring. In addition, the indenture does not contain covenants specifically designed to protect you if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of your investment.

Management has broad discretion over the use of proceeds from this offering; therefore, you have no assurance that the funds will be used effectively to generate cash for payment of principal and interest on the Notes.

We expect to use the proceeds from this offering for purposes detailed in this prospectus under “Q&A” and “Use of Proceeds” sections. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used.

There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity. Because funds are not set aside periodically for the repayment of the Notes over their respective terms, you must rely on our consolidated cash flows from operations, investing and financing activities and other sources of financing for repayment, such as funds from the sale of the Notes, loan repayments and other borrowings. To the extent cash flow from operations and other sources are not sufficient to repay the Notes, you may lose all or a part of your investment.

If a large number of our Note holders die, we may be unable to repay their investments.

Upon the death of an investor, if requested by the executor or administrator of the investor’s estate (or if the Note is held jointly by the surviving joint investor), we are obligated to redeem his or her Notes without any interest penalty. Such redemption requests are not subject to our consent but may be subject to restrictions in the indenture. If a large number of our investors or single investors holding a significant portion of the Notes die within a short period of time, we could be faced with a large number of redemption requests. If the amounts of those redemptions are too high, and we cannot offset them with loan repayments, secure new financing, or issue additional Notes, we may not have the liquidity to redeem the investments.

GLOSSARY OF TERMS

We can provide no assurance that any Notes will be sold or that we will raise sufficient proceeds to carry out our business plans. If we do not raise sufficient funds for our business plan, we may not be able generate enough cash to repay the Notes that have been sold.

We are conducting this offering of Notes ourselves without any underwriter or placement agent. We have no experience in conducting a notes offering or any other securities offering. Although we intend to sell up to $1,000,000,000 in aggregate principal amount of the Notes, there is no minimum amount of proceeds that must be received from the sale of the Notes in order to accept proceeds from Notes actually sold. Accordingly, we can provide no assurance about the total principal amount of Notes that will be sold. Therefore, we cannot assure you that we will raise sufficient proceeds to carry out our business plans.

We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.

Beginning 180 calendar days after the issuance date, we may redeem, at any time, all or a portion of the outstanding Notes purchased by you prior to their maturity. You also may elect to redeem any Note at any time following the first 180 calendar days after the date of issuance, but only if we agree, in our sole discretion. If you choose to do so and we agree, you will pay us a 180-day interest penalty. In the event we redeem any part or all of your Notes early, you would have the risk of reinvesting the proceeds at the then-current market rates, which may be higher or lower.

The portion of our business plan utilizing non-institutional sources of funds for lending purposes or real estate development as described in this prospectus is new to us. This may decrease the likelihood that we will be successful and able to pay principal and interest on the Notes.

We have no experience with managing a notes offering as a source of funds for our business activities. There can be no assurance that results of our new business plan will be similar to or better than the results we obtained under our prior business plan.

Risks Related to Our Business

We suffered significant losses during fiscal years 2010, 2009 and 2008. If such losses continue, it may be difficult for us to pay interest on the Notes and you could lose all or part of your investment.

During fiscal years 2010, 2009 and 2008, our net losses were $9,267, $32,962 and $20,157, respectively.

Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks and thrift institutions, and are not subject to periodic compliance examinations by federal or state banking regulators. For example, we are not well diversified in our product risk and we cannot benefit from government programs designed to protect regulated financial institutions. Therefore, an investment in our Notes does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on Notes purchased by you is completely dependent upon our successful operation of our business. To the extent that we do not successfully operate our business, our ability to pay interest and principal on the Notes will be impaired.

Our business is not industry diversified and is subject to downturns or devaluations in the housing market. The recent national downturn in the real estate market has had and may continue to have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

We extend commercial loans in approximately 33 states to small-to medium-size homebuilders for the construction of new homes and for the acquisition and development of real estate. We do not extend loans to any other types of businesses or in any other industry. As a result, our business is dependent predominantly on the health of the U.S. real estate market. We are not diversified into any other segment of the economy. The homebuilding industry has been and is experiencing a significant downturn. Demand for newly constructed

GLOSSARY OF TERMS

homes has been and can be affected by many different factors, including but not limited to, demographics, interest rates, overall economy, cost of building materials and labor, availability of financing for end users, inventory of homes available and governmental action or inaction. The tightening credit markets have made it more difficult for consumers to obtain financing to purchase homes. If housing prices continue to decline or sales in the housing market continue to decline, our homebuilder customers may have a hard time selling their homes at a profit. This can cause the amount of defaulted loans that we own, or are required to purchase, to increase. An increase in defaulted loans would reduce our income and could lead to losses on our loans. A decline in housing prices will further increase our losses on defaulted loans. If the amount of defaulted loans or the loss per defaulted loan continues to increase, we will operate at a loss and experience a decline in our partners’ equity. This could cause us to violate a debt covenant under our line of credit or to become insolvent and we will not be able to pay back your investment.

We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

We plan to maintain a line of credit with a financial institution so that we may draw funds when necessary to meet our obligation to redeem maturing Notes, pay interest on the Notes or other general corporate purposes. Our current line of credit expires on April 14, 2012. If we fail to renew this line of credit or obtain a replacement line of credit, we will be more dependent on the proceeds from the Notes for our continued liquidity. If the sale of the Notes is significantly reduced or delayed for any reason and we fail to renew or replace our line of credit or we default under our line of credit, our ability to meet our obligations, including our obligations with respect to the Notes offered hereby, could be materially adversely affected and we may not have enough cash to payback your investment.

Our allowance for loan losses may be insufficient. Our losses on loans will reduce the cash available to repay Notes.

All borrowers carry the potential to default and our remedies to recover may not fully satisfy the amount loaned. We maintain an allowance for loan losses, which is a reserve that represents management’s best estimate of probable loan losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of our management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised. There can be no assurance that our management has correctly assessed the level of impairments taken and allowances reflected in our consolidated financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future.

We are obligated to purchase non-performing loans under a put option obligation with financial institutions, which could reduce the cash available to repay the Notes and cause you to lose all or part of your investment.

Our prior commercial construction lending to homebuilders was through a program with institutional lenders. The institutional lenders extended the loans per our agreement with them. That agreement has a put option provision that allows the financial institutions to require us to purchase non-performing loans. This obligation does not terminate until all loans have been repaid. At the end of 2007, there was a total of $274,523 in loans outstanding with these institutional lenders and as of January 2, 2011, there was a total of $17,054 of loans outstanding. Therefore, we have an obligation to purchase a portion of the remaining total of these loans. Our estimated loss on these potential purchases is $3,359 and is recognized in our consolidated financial statements as a liability (“put option obligation”).

Although our management team has experience in the commercial lending and banking industry, they have not managed all of the related aspects of our anticipated operations as a stand-alone business at a level or capacity that we are anticipating. We plan to expand rapidly and managing our growth may be difficult.

Our management team has extensive experience in the commercial lending and banking industry; however, our management team does not have extensive experience with start-up non-regulated financial institutions. By commencing this Offering in the absence of our former institutional lending program partners,

GLOSSARY OF TERMS

we believe we have effectively created a start-up financial institution. Most start-up financial institutions grow to the level that we are anticipating over a long period of time, typically measured in years. In contrast, we anticipate rapid expansion to our desired portfolio size.

We expect to grow our business rapidly in terms of the number of customers we serve and possibly the regions we serve. We cannot be sure that we will be successful in managing our growth. In order to successfully manage our growth we must:

—	expand, train, manage and retain our employee base;
—	expand and improve our customer service and support systems;
—	improve the performance of operating systems;
—	capitalize on new opportunities in the competitive marketplace; and
—	control our expenses.

The strains posed by these demands are magnified by the start-up nature of our operations. If we cannot manage our growth effectively, our results of operations could be adversely affected.

The collectability of our loan receivables has been affected by general economic conditions. If we are unable to collect under normal collection procedures or if the sale of collateral is required, we may not be able to recover the full amount of delinquent accounts, which could impact our ability to repay amounts owed to you.

Our liquidity is dependent on, among other things, the collection of our loan receivables. We continually monitor the delinquency status of our loan receivables and promptly institute collection efforts on delinquent accounts. Collections of our loan receivables have been affected severely and negatively by general economic conditions. Although we ordinarily require collateral for loans, when real estate values are negatively impacted by the economy we may not be able to recover the full amount of outstanding receivables by resorting to the sale of collateral given for those loans. When we recognize that our collateral’s market value will not be sufficient to pay our loan amount, we may choose to accept less than the full repayment of our loan, allowing the borrower to complete a short-sale.

Commercial construction loans to homebuilders and/or developers comprise a significant portion of our assets, are a higher than average credit risk, and could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

Our primary business is extending commercial construction loans to homebuilders, purchasing commercial construction loans from institutional lenders, investing in and leasing commercial real estate, while unwinding the institutional lending program. Commercial construction loans to homebuilders are considered higher risk because the ability to repay depends on the homebuilder’s ability to sell a newly built home. These homes typically are not sold by the homebuilder prior to commencement of construction. Therefore, we may have a higher risk of loan default among our customers than other lending companies. If we suffer increased loan defaults in any given period, our operations could be materially adversely affected, and we may have difficulty making our principal and interest payments on the Notes.

We also extend short-term commercial construction loans to developers of multi-family or commercial properties. Typically, developers borrow from us to fill the gap that is not provided by traditional financing sources. Loans to developers are typically repaid upon completion of the project with proceeds from a permanent loan (which is often provided after construction is complete and cash-flow has stabilized). The significant risk in these loans is non-performance by the developer in completing construction of the improvements and compliance with the conditions of the permanent lender’s loan commitment. These could result in the developers’ inability to obtain the permanent financing and repay our loan. This risk is increased, as often these short-term commercial construction loans to developers have a lien which is secondary to the lien of another lender.

GLOSSARY OF TERMS

If we, our majority owner or affiliates suffer from severe negative publicity, we could be faced with significantly greater payments on Note redemption obligations than we have cash available for such payments or redemptions.

If we, our majority owner, or affiliates suffer from severe negative publicity, our rate of new Note issuances could be negatively impacted, and reduce the amount of cash available to make interest and principal payments on our debt including the Notes. In such event, we could be declared in default on the Notes and other debt instruments, and you could lose your entire investment.

We are substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet our liquidity needs.

We are substantially reliant upon the net offering proceeds we receive from the sale of our Notes in order to meet our liquidity needs. We intend to use these proceeds to fund redemption obligations, make interest payments and to fund our other working capital needs to the extent that other sources of liquidity from our operations (e.g., repayment of loans we previously extended to our customers) and our credit line are inadequate. However, these other sources of liquidity are subject to risks. Our operations alone may not produce a sufficient return on investment to repay interest and principal on your Notes. Our existing line of credit expires on April 14, 2012. We may not be able to attract new investors, have sufficient loan repayments, or have sufficient borrowing capacity when we need additional funds to repay principal and interest on your Notes or redeem your Notes. If any of these things occur, our liquidity and capital needs may be severely and negatively affected and we may be forced to sell off our loan receivables and other operating assets, or we might be forced to cease our operations.

We may be unable to meet our Note redemption obligations, which could force us to sell our loan receivables and other operating assets or cease our operations.

If our liquidity and capital needs are severely and negatively affected, as stated above, we may be forced to sell off our loan receivables and other operating assets, or we might be forced to cease our operations, and you could lose some or all of your investment.

If future housing prices or housing market sales continue to decline, our homebuilder customers may have a hard time selling their homes at a profit and may default in repaying our loans. Further housing price declines also may have the effect of increasing the losses making us unable to make payments on the Notes.

Both the percentage of loans that default and the amount of loss per defaulted loan increase as new home values decrease. New home values generally decrease as new housing starts and sales decrease. These decreases affect the price and frequency in which our homebuilder customers sell their homes. Any slow down in the housing market or decrease in values could have a negative impact on the homebuilders’ ability to repay the amounts we have loaned to them. Additionally, because our loan portfolio is almost entirely collateral dependent for valuation, a decrease in housing values results in our losses being larger.

Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

To service our total indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. We cannot assure you that our business plans will succeed or that we will achieve our anticipated financial results.

If we do not achieve our anticipated results, we may not be able to generate sufficient consolidated cash flows from operations, investing and financing activities or to obtain sufficient funding to satisfy all of our obligations, including our obligations under the Notes.

If an unusually large amount of our construction loans default, we could suffer significant losses and may be unable to make payments on the Notes.

During 2010, 2009 and 2008, we were primarily engaged in buying non-performing loans. We experienced increasing losses from purchased loans as a result of the real estate market declining from 2007

GLOSSARY OF TERMS

through 2010. During that period of time, we continued to increase our reserves for loan losses to reflect the declines in the housing market and values.

We anticipate that in the future, a substantial portion of our business will be extending commercial construction loans to homebuilders. If a large number of our current or future commercial construction loans default, we could experience significant losses. In addition to losing interest and fee income, we will be required to incur expenses on each loan that defaults, such as attorneys’ fees, local real estate property taxes, property preservation costs and, in some cases, the cost of completing construction of the home. If we experience a higher than expected number of loan defaults, we may be unable to repay your investment. Further declines in housing prices may increase the rate of loan defaults and increase the loss percentage of defaulted loans.

We are obligated to purchase non-performing loans per our agreement with institutional lenders. Estimated potential losses on these loans are accounted for in our consolidated financial statements as the “put option obligation”. The obligation has a negative impact on our liquidity reducing funds available for other obligations.

If we experience significant losses in the commercial construction loans and other investments we make and the other business activities we engage in, we may be unable to repay your Notes.

We also extend and purchase various other types of commercial loans and investments relating to the homebuilding industry. The loans we extend or purchase could include commercial real estate loans, loans to acquire and develop real estate and working capital loans to homebuilders. The other business activities we engage in include purchasing defaulted or troubled unsecured or secured debt at a discount, including debt from affiliates. If these loans default we could experience additional losses that may cause us to have insufficient funds to redeem your investment.

We are subject to risk of significant losses on our loans because we do not require our borrowers to insure their collateral for our loans.

It is customary for lenders extending loans secured by real estate to require the borrower to provide title insurance and hazard insurance with minimum coverage amounts set by the lender. We do not generally require our homebuilders to provide either title or hazard insurance on their collateral for our loans to them. This represents an additional risk to us as the lender. The homebuilder may have a fire or other property damage claim, which normally would be covered by insurance, but may result in a loss on the loan because insurance proceeds are not available. We do, however, require developers to provide title insurance and hazard insurance on the collateral for our loan with minimum coverage amounts set by us as the lender.

Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

We could experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. These competitors also may have substantially greater resources, lower cost of funds, and a better established market presence. If these companies increase their marketing efforts to our market niche of borrowers or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates, interest income or fees could have an adverse impact on our profitability and our ability to repay the Notes.

If the proceeds from the issuance of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on your investment.

Our ability to pay interest on our debt, including the Notes, pay our expenses, and cover loan losses comes from interest and fee income we receive from loans extended to our customers and rental income earned from our commercial property leasing operations. Because we anticipate a significant amount of our future income will be from interest and fee income, if we are not able to lend to a sufficient number of customers at high enough interest rates, we may not have enough interest and fee income to meet our obligations, which could impair our ability to pay interest and principal to you.

GLOSSARY OF TERMS

We may not be able to extend enough commercial construction loans or acquire enough other income producing assets to generate sufficient income to pay interest and principal on your investment.

We rely on interest and fees from commercial construction loans and other assets in order to provide income. We are largely dependent upon demand for 84 Lumber’s products and its customers’ willingness to enter into commercial construction loans and other financing alternatives for their businesses. Our ability to extend loans can be affected by other lenders offering loans at lower interest rates and/or fees. If we extend more loans, assuming the borrowers do not default in their payment obligations, our interest and fee income increases. If we extend fewer loans or offer terms at lower interest rates or fees, our income will be reduced and we may be unable to repay your total investment.

If a large number of our borrowers are unable to repay their loans within a normal average number of months, we will experience a significant reduction in our income and/or liquidity, and may not be able to repay the Notes as they become due.

Loans that we extend are expected to be repaid in a normal average number of months, typically 10 months, depending on the size of the loan. If these loans are repaid over a longer period of time, the amount of income that we receive on these loans will be reduced. Any reduction in the amount of income or availability of funds can have a negative effect on how much money we have available to pay you interest on your investment and/or principal.

Additional competition may decrease our liquidity, which would adversely affect our ability to repay the Notes.

We could experience increased competition for investment dollars from other companies and financial institutions that are willing to offer higher interest rates. We may be forced to increase our interest rates in order to maintain or increase the issuance of Notes. Any increase in our interest rates could have an adverse impact on our liquidity and our ability to meet a debt covenant under our line of credit to repay the Notes.

We are exposed to risk of environmental liabilities with respect to properties that we own or to which we take title. Any resulting environmental remediation expense may reduce our ability to repay the Notes.

In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

We may be subject to changes in our business as a result of the Dodd-Frank Wall Street Reform and or Consumer Protection Act of 2010. These changes may restrict our ability or limit the feasibility to pursue our business plan.

The Dodd-Frank Wall Street Reform and or Consumer Protection Act of 2010 represents a comprehensive overhaul of the financial services industry within the United States and will require a number of federal agencies to implement numerous new rules, many of which may not be implemented for several months or years. At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting regulations will impact our business. However, compliance with these laws and regulations may result in additional cost and expenses, which may impact our results of operations, financial condition or liquidity.

GLOSSARY OF TERMS

We will be required to devote resources to comply with various provisions of the Sarbanes-Oxley Act, including Section 404 relating to internal controls testing, and this may reduce the resources we have available to focus on our core business.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, beginning with our Annual Report on Form 10-K for the fiscal year 2011, our management will be required to report on the effectiveness of our internal controls over financial reporting. We may encounter problems or delays in completing any changes necessary to our internal controls over financial reporting. Among other things, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Any failure to comply with the various requirements of the Sarbanes-Oxley Act may require significant management time and expenses and divert attention or resources away from our core business. In addition, we may encounter problems or delays in completing the implementation of any requested improvements provided by our independent registered certified public accounting firm.

If we do not meet the requirements to maintain effective internal controls of our financial reporting, our ability to raise new capital will be harmed.

If we do not maintain effective internal controls of our financial reporting in accordance with Section 404, it could result in delaying future SEC filings or future offerings. If future SEC filings or future offerings are delayed, it could have an extreme negative impact on our cash flow causing us to default on our obligations.

We are located in Jacksonville, Florida, which is subject to hurricanes and other severe weather.

While we use an off-site backup system, a majority of our office employees live in Jacksonville, Florida and the surrounding areas. A highly destructive hurricane or other severe weather impacting Jacksonville, or the surrounding areas, could prevent our employees from working, which could adversely affect our operations and therefore our ability to pay timely the money due under the Notes.

Risks Related to Reliance on Other Parties

An adverse change in 84 Lumber’s creditworthiness could have a substantial impact on our income and financial condition.

As a subsidiary of 84 Lumber, we have entered into various operating and financing arrangements with 84 Lumber. For example, our primary source of operating cash is rental income we receive from 84 Lumber. As a result of these arrangements, our income and financial condition could be adversely affected if 84 Lumber experiences financial difficulties, becomes insolvent or cease operations.

We are currently almost entirely reliant on 84 Lumber to generate income — both directly (from rent) and indirectly (our customers are also customers of 84 Lumber) — for profitability and our financial condition. This concentration increases the risk of adverse business conditions.

Our income from 84 Lumber comes from rent paid to us for 84 Lumber facilities that we own. We currently receive an insignificant amount of income from our portfolio of commercial construction loans.

We are a captive finance company of 84 Lumber; in other words, our primary business is providing financing to customers who purchase products of 84 Lumber. Generally, our customers are customers of 84 Lumber. In addition, we are substantially reliant on 84 Lumber as a source of operating cash. Rental income we receive from 84 Lumber comprised approximately 60% of our revenue in fiscal year 2010, including rent classified as income from discontinued operations. As a result, various aspects of 84 Lumber’s business, including changes in the production or sales of its products, the use of marketing incentives, its customers’ willingness to enter into alternative financing arrangements, and other factors impacting 84 Lumber or its employees could significantly affect our profitability and financial condition.

We are controlled by the Hardy family and do not have any independent board members overseeing our operations.

We are 99% directly owned by 84 Lumber, which is controlled by Margaret H. Magerko and other members of the Hardy family. Our general partner, 84 LADC, LLC, which owns the remaining 1% interest in

GLOSSARY OF TERMS

our Company, is a wholly-owned subsidiary of 84 Lumber. Therefore, the Hardy family will be able to exercise significant control over our affairs. In addition, decisions may be made with 84 Lumber in mind, which while overall would be intended to benefit 84 Lumber Company and all of its affiliates as a whole (including 84 FINANCIAL L.P.), may be detrimental to 84 FINANCIAL L.P. itself. 84 Lumber has the ability to dictate the following:

—	the terms of the loans originated,
—	the loan portfolio risk evaluation process,
—	the amount of fees we receive for loan servicing,
—	the fees charged under the Management Services Agreement, and
—	the amount of rent we receive on 84 Lumber retail stores we own.

If we do not perform under the terms of our line of credit, the lender can call our loan due.

If our lender does not renew our loan or we cannot or do not make timely payments, maintain sufficient partners’ equity, among other covenants, our lender can call our line of credit due and demand full payment of the balance due. If this were to happen, we will lose our ability to borrow money from them and it could have a materially adverse impact on our liquidity. We may be forced to sell off our loan receivables and other operating assets, or we might be forced to cease our operations, and you could lose some or all of your investment.

If 84 Lumber defaults under its loan obligations, we could experience a change in control. The new entity in control may have less interest in supporting our business plan.

All of the partnership interests in our Company are pledged as collateral to the bank group which provides a revolving credit loan facility to 84 Lumber and its affiliates. The revolving credit loan facility had a maximum commitment from the bank group of $390,000 in 2008. The current commitment is $340,000 and the outstanding balance as of January 2, 2011 is $104,698.

A separate lender provided a term loan to an 84 Lumber affiliate. The balance on the term loan on February 27, 2011 was $20,000. All of the partnership interests in our Company are pledged as collateral for this loan as well.

We rely on 84 Lumber to perform significant back office functions for us, such as accounting, finance and marketing.

We have no employees who perform general and administrative functions for us, such as accounting and finance, marketing, human resources, and information technology. We rely solely on 84 Lumber to provide these services and share its employees with us pursuant to a Management Services Agreement. However, the Management Services Agreement was not negotiated on an arm’s length basis and may contain terms that are not as favorable as those that could have been obtained from a third party. Employees of 84 Lumber, including our Vice President of Finance, Paul Lentz, also provide services to other subsidiaries and affiliates of 84 Lumber. There is no assurance that the 84 Lumber employees we use through the Management Services Agreement will devote sufficient time or the same level of attention to our business.

GLOSSARY OF TERMS

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the “Risk Factors” section of this prospectus.

If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus, in mind. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

GLOSSARY OF TERMS

USE OF PROCEEDS

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

We expect to incur approximately $850 in initial expenses to offer the Notes pursuant to this prospectus. The net proceeds we receive from this offering will be equal to the amount of the Notes we sell, less our offering expenses. If we sell the maximum offering amount of the Notes, which is $1,000,000,000, we estimate that our net proceeds less our initial offering expenses will be approximately $999,150,400.

We will receive cash proceeds in varying amounts from time to time as the Notes are sold. Due to our inability to predict with any certainty whatsoever the amount and timing from inflows of (i) the sale of Notes, (ii) our customer loan repayments, and (iii) our line of credit borrowing capacity, we cannot provide any specific allocation of proceeds we will use for any particular purpose. However, we intend to use substantially all of the net offering proceeds as follows, in the following order of priority:

(1)	to make payments on other borrowings from third parties (generally when they are due); our total debt to non-affiliated entities as of February 27, 2011 was $17,039;
(2)	to pay Notes on their scheduled due date and Notes that we are required to redeem early;
(3)	to make interest payments on the Notes; and
(4)	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:
º	to extend commercial construction loans to homebuilders or provide other secured or unsecured financing to homebuilders;
º	to extend commercial construction loans to developers of multi-family or commercial properties;
º	to acquire and develop residential building lots or acquire or extend loans to finance the acquisition and development of residential building lots. (As of February 27, 2011, we had $10,824 in land inventory under development. We expect that this amount will generally remain constant (i.e., when we sell this type of land, we anticipate acquiring new property for development). We have constructed and may construct residential homes to promote additional sales activity within the development;
º	to finance the acquisition and development of commercial property (possibly with our affiliates);
º	to purchase defaulted or troubled unsecured or secured debt at a discount (possibly from an affiliate); this amount is generally less than $4,000 per year;
º	for working capital and other general corporate purposes;
º	to advance/invest in a wholly-owned or majority-owned subsidiary doing any or all of the above, although neither is planned as of the date of this prospectus;
º	to make payments on borrowings from affiliates (as of February 27, 2011, the balance was $3,006 and is not included in the $17,039 total debt noted above);
º	to make loans to or invest in affiliates; and
º	to redeem Notes which we have decided to redeem prior to maturity.

There is no minimum number or amount of the Notes that we must sell to receive and use the proceeds from the sale of the Notes, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from our offerings of Notes to adequately fund our operations, we could curtail the amount of funds we loan to our customers and focus on cash collections from our customers in order to increase cash flow. Please see “Risk Factors — Risks Related to Our Offering — We are substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet our liquidity needs,” “Risk Factors — Risks Related to Our Offering — There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

GLOSSARY OF TERMS

RATIO OF EARNINGS TO FIXED CHARGES

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

The table below sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios below show the extent to which our business generates enough earnings after the payment of all non-interest expenses to make required interest payments on our debt. For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before taxes and fixed charges. Fixed charges consist of interest, whether expensed or capitalized and amortization of expenses related to indebtedness.

	For the Fiscal Year
	2010	2009	2008	2007	2006
			(as restated)	(as restated)	(as restated)
	(dollars in thousands)
Fixed charges (“FC”) interest expense	$628	$570	$699	$639	$1,089
Earnings (Loss) from continuing operations	$(10,799)	$(34,374)	$(23,773)	$76	$3,305
Earnings (Loss) before FC prior two lines added together	(10,171)	(33,804)	(23,074)	715	4,394
Earnings to fixed charges	N/A	N/A	N/A	1.12	4.03
Deficiency	$10,799	$34,374	$23,773	N/A	N/A

GLOSSARY OF TERMS

SELECTED CONSOLIDATED FINANCIAL DATA

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

The following selected consolidated financial data should be read together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.

Our consolidated information may not be indicative of our future performance and our consolidated financial information does not reflect what our financial position, results of operations and cash flows would have been had we operated as a stand-alone entity.

The selected consolidated financial data as of and for the fiscal years ended January 2, 2011 (“fiscal 2010”) and January 3, 2010 (“fiscal 2009”) and for the fiscal year ended January 4, 2009 (“fiscal 2008”) is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial information as of January 4, 2009 and for the fiscal year ended January 6, 2008 (“fiscal 2007”) is derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data as of January 6, 2008 and as of and for the fiscal year ended December 31, 2006 (“fiscal 2006”) has been derived from unaudited consolidated financial information not included in this prospectus.

	As of, and for, the Fiscal Year
	2010	2009	2008	2007	2006
			(as restated)	(as restated)	(as restated) (unaudited)
	(dollars in thousands)
Consolidated Operations Data
Operating revenues	$7,372	$5,325	$4,553	$6,219	$5,215
Total operating expenses	18,171	39,699	28,326	6,143	1,910
Net income (loss) from continuing operations	(10,799)	(34,374)	(23,773)	76	3,305
Income (Loss) from discontinued operations	1,532	1,412	3,616	1,562	1,495
Net income (loss)	$(9,267)	$(32,962)	$(20,157)	$1,638	$4,800
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	$(9,270)	$(32,936)	$(20,155)	$1,631	$4,800
Selected Consolidated Balance Sheet Data
Assets	$54,017	$68,629	$110,815	$97,505	$72,023
Senior debt	11,734	19,603	17,677	13,949	7,998
Related party notes payable	7,927	5,000	3,630	—	16,350
Notes payable	1,500	—	—	—	—
Put option obligation	3,359	5,687	6,858	3,319	2,448
Partnership contributions	200	2,033	25,690	33,151	7,929
Partnership distributions	30	13,132	1,900	11	—
Total partners’ equity	28,882	37,979	82,040	78,407	43,629
Other Data
Principal balance of assets disposed(1)	28,751	42,390	32,330	27,017	17,913
Loans purchased through contractual obligations	7,516	13,895	50,393	28,557	13,857
Period end amount of loans subject to put option(2)	$17,054	$53,030	$137,773	$274,523	$317,627

(1)	This includes the principal balance of Loans paid off and sales of Other Real Estate Owned. These amounts are not currently included in our consolidated balance sheets as these are assets of the institutional lenders.

GLOSSARY OF TERMS

SUPPLEMENTARY CONSOLIDATED QUARTERLY FINANCIAL INFORMATION

Summarized unaudited quarterly consolidated financial data for fiscal 2010, 2009 and 2008 are as follows (in thousands):

	Quarter 4 2010	Quarter 3 2010	Quarter 2 2010	Quarter 1 2010	Quarter 4 2009	Quarter 3 2009	Quarter 2 2009	Quarter 1 2009
Net revenue	$2,157	$1,048	$2,560	$1,607	$1,417	$1,130	$1,671	$1,107
Cost of sales, developed properties	(1,076)	(835)	(1,480)	(649)	(737)	(573)	(904)	(158)
Loan and lot losses	(660)	(2,503)	(2,136)	(3,352)	(6,646)	(12,975)	(6,137)	(5,532)
Other (expenses)/income	(1,244)	(1,797)	(1,613)	(826)	(1,917)	(1,582)	(1,469)	(1,069)
Income (loss) from continuing operations	(823)	(4,087)	(2,669)	(3,220)	(7,883)	(14,000)	(6,839)	(5,652)
Income (loss) from discontinued operations	410	1,287	(580)	415	110	624	248	430
Net loss	$(413)	$(2,800)	$(3,249)	$(2,805)	$(7,773)	$(13,376)	$(6,591)	$(5,222)

	Quarter 4 2008	Quarter 3 2008	Quarter 2 2008	Quarter 1 2008
Net revenue	$689	$1,511	$1,456	$897
Cost of sales, developed properties	(590)	(170)	(436)	(56)
Loan and lot losses	(11,360)	(6,241)	(1,957)	(3,948)
Other (expenses)/income	(1,118)	(894)	(1,691)	135
Income (loss) from continuing operations	(12,379)	(5,794)	(2,628)	(2,972)
Income (loss) from discontinued operations	1,296	372	1,554	394
Net loss	$(11,083)	$(5,422)	$(1,074)	$(2,578)

GLOSSARY OF TERMS

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

The following discussion should be read in conjunction with the information included in our audited annual consolidated financial statements and related notes and other financial data included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

84 FINANCIAL L.P. (“84 FINANCIAL”, “we”, “our”, “us” or the “Company”) is a Delaware limited partnership. 84 Lumber Company (“84 Lumber”), as the sole limited partner, holds 99% of the partnership interests in 84 FINANCIAL. 84 Lumber also is the sole member of our general partner, 84 LADC, LLC, which holds 1% of the partnership interest in 84 FINANCIAL. 84 Lumber was founded in southwestern Pennsylvania in 1956 and today is a leading supplier of building materials to small-to medium-size homebuilders throughout the United States. Since our inception in 1993, we have operated as a commercial construction finance company for customers of 84 Lumber who are homebuilders. Our business is divided into three business segments:

1) Commercial lending;

2) Acquisition, development and sale of residential lots and homes (i.e., we buy land to develop and sell). We also purchased and developed residential building lots to sell to our homebuilder customers; and

3) Commercial property leasing (i.e., we lease retail centers). We own and have owned commercial property which we lease to our affiliates for use as retail centers and manufacturing facilities of 84 Lumber.

In the past, our primary business consisted of extending, servicing and purchasing commercial construction loans and other types of commercial loans to small-to medium-size homebuilders and/or multi-family and commercial developers in the United States who are generally customers of 84 Lumber. In short, we originated commercial construction loans to homebuilders. Mostly, this was done through a program where institutional lenders extended loans to builders we referred. The institutional lenders also provided origination and administration servicing of these loans. We assisted the lenders in the origination of the loans and purchased problem loans from the lenders. We then serviced the loans we purchased. Due to economic factors in the housing industry, the volume of lending greatly declined after 2007. The institutional lending program was terminated in 2010 but we are still purchasing the problem loans remaining in this program. We also purchased and developed residential building lots to sell to our homebuilder customers (i.e., we bought land to develop and sell). Finally, we owned commercial property which we leased to our affiliates for use as retail centers and manufacturing facilities of 84 Lumber (i.e., we leased retail centers).

Our primary activity of providing construction loans to homebuilders will continue. The most significant change will be the source of funds for the loans; our source of funds for lending will change from the institutional program to the proceeds from sale of the Notes. We will also continue to own and lease retail centers and buy land to develop and sell.

We believe that the origination of commercial construction loans to homebuilders will be our primary activity in the future (funded by our own 84 FINANCIAL lending program instead of the institutional lenders); however, we will also continue to own and lease retail centers and buy land to develop and sell.

Historically, because of our affiliation with regulated institutional lenders, we have operated our business in a manner to conform to their regulations and therefore, have had results similar to highly regulated entities. Many financial institutions, including ourselves, have incurred significant losses in their commercial construction portfolios. Due to these significant losses, regulators have focused on this portion of regulated banks’ portfolios and implemented more stringent guidelines or restrictions regarding this type of lending. For instance, in today’s environment, regulators are restricting many banks’ levels of investment in commercial loans to residential homebuilders or tightening underwriting guidelines.

GLOSSARY OF TERMS

Since we are not a tightly regulated company, we feel that we have a competitive edge that allows us to make prudent, business-minded decisions. While regulators are restricting investments in commercial construction loans, our business plan will emphasize commercial construction lending as our main line of business. We believe this to be an opportunity as the regulatory environment and resulting contraction in commercial lending has resulted in this segment of the market having fewer lenders. We also believe the real estate market has reached historical lows and feel, based on recent data relating to housing starts and home values, that the market has stabilized. Finally, while we plan to institute many of the underwriting requirements and activities used by our partners in the institutional lending program, we believe being unregulated provides us with more flexibility in our underwriting process and procedures (see the chart on page 55 for difference between the institutional lending program and our new loan program).

Outside of differences in our lending policies, we believe the benefits to not being regulated include:

—	our ability to better manage our outflow of funds because our Notes have a stated term. Banks must offer demand deposit accounts (checking accounts) and other accounts, which provides that funds can be withdrawn at any time;
—	avoiding FDIC insurance and other regulatory fees;
—	not being subject to the Community Reinvestment Act; and
—	having less leverage than a bank.

Conversely, our lack of regulation introduces us to other risks which may harm us. For example, we:

•	are not well diversified in our product risk;
•	cannot benefit from government programs designed to protect regulated financial institutions; and
•	are not subject to periodic examinations by federal or state banking regulators.

In addition, our Note holders will have greater risks than depositors in a regulated financial institution, since their investments will not be insured.

When used herein, “2010” refers to the 52-week period ended January 2, 2011, “2009” refers to the 52-week period ended January 3, 2010, “2008” refers to the 52-week period ended January 4, 2009, and “2007” refers to the 53-week period ended January 6, 2008.

Commercial Lending

Our primary business is extending commercial construction loans to homebuilders and developers who are customers of 84 Lumber and purchasing impaired commercial construction loans extended by institutional lenders under a national lending program to homebuilder customers of 84 Lumber.

From December 1997 through October 2010, in order to meet growing demand for commercial construction loans, we operated a lending program with institutional lenders. Under that program, 84 Lumber was able to refer its homebuilder customers to these institutional lenders for financing, and the institutional lenders were responsible for underwriting, closing, funding and servicing loans to 84 Lumber’s homebuilder customers. The institutional lenders extended the loans per our agreement with them. That agreement had a put option provision that allowed the financial institutions to require us to purchase non-performing loans. At the end of 2007, there was a total of $274,523 in loans outstanding with these institutional lenders; as of January 2, 2011, there was a total of $17,054 of loans outstanding. Therefore, we may have an obligation to purchase all or a portion of the $17,054 in loans subject to the performance of the borrowers. This obligation does not terminate until all loans extended under the institutional lending program have been repaid. The loans that we purchase are typically considered defaulted loans because the ability to collect these loans per the original terms of the loan is unclear and, as a result, investment in the loans is subject to loss. We analyze the projected amount of loans that we may have to purchase as well as potential losses on the expected purchases of loans. This analysis is based on recent historical amounts of loans purchased, our more recent loss experience on loans and expected losses on currently scheduled closings. This projected amount is accounted for as the Put Option Obligation on our consolidated balance sheet. We expect the obligation to decline due to the declining amount of loans in the institutional lending program.

GLOSSARY OF TERMS

The last date on which new loans could be originated under our lending program with institutional lenders was October 20, 2010.

Finally, although not a significant portion of our business, we have, and may in the future, extend unsecured financing and purchase defaulted debt from an affiliate. Our loans to affiliates are described in the prospectus under “Certain Relationships and related Transactions”. These purchases will take place when management deems it prudent to do so from an investment and cash flow perspective.

Acquisition, Development and Sale of Residential Lots

On a limited basis, we also acquire and develop land for residential subdivisions; our developed lots are then sold to homebuilders who are customers of 84 Lumber. It is also our intent to complete our real estate developments as the real estate market warrants. We have constructed and may construct residential homes to promote additional sales activity within the development. We intend to do new projects in this Segment only in markets where we believe it will be profitable.

Commercial Property Leasing

We own, manage and lease commercial properties, mainly to 84 Lumber. The monthly rent we received from 84 Lumber in 2010 represents approximately 60% of our total income, including rent classified as income from discontinued operations. It is our intent to continue our commercial property leasing business as the real estate market warrants.

Revenue Sources

The principal components of our revenue are interest and fees on loans, proceeds from the sale of land and lots, and rents received on commercial properties. Our interest income on loans is affected by loan delinquency and the amount of loans that we own. Higher loan delinquency reduces our interest income. The loans that we intend to extend in the future will be floating rate loans that will call for interest rate changes based on our cost of funds plus a specific margin. This method of establishing rates on loans is intended to mitigate income variations due to fluctuating market interest rates. Fees are charged on loans when they are extended and are recognized over the contractual or expected life of the loan, as appropriate. Fee income generally increases when we extend more loans and decreases if we extend fewer loans. Sale of land and lots is mostly dependent on the new construction housing market. Our rental income consists primarily of rent charged to 84 Lumber. 84 Lumber leases property that we own for their retail operations.

The table below shows the recent history of these revenue sources:

	As of, and for, the Fiscal Year
	2010	2009	2008
			(as restated)
	(dollars in thousands)
Interest and fee income	$—	$78	$1,165
Sale of land/lot revenue	$3,697	$2,515	$1,587
Rental income	$3,675	$2,732	$1,801
Total	$7,372	$5,325	$4,553
Rental income from discontinued operations	$1,838	$1,812	$2,000
Total	$9,210	$7,137	$6,553

The table above depicts our revenue increasing over the period from 2008 to 2010. This primarily was a result of the increases in sales of land/lot revenue and rental income offset by a reduction in interest and fee income.

Interest and fee income dropped sharply in 2009, and further decreased in 2010, due to the rise in delinquent loans (and a decision to curtail loan originations). When loans become delinquent, borrowers do not make their payments and therefore, we do not receive interest income. In early 2008, we decided to reduce new loan originations in an effort to minimize our exposure to additional losses. We expect our interest and fee income to remain low until we extend new performing loans. We gradually increased new loan originations in the 4th quarter of 2010 and expect to continue to gradually increase our new loan originations

GLOSSARY OF TERMS

in 2011 (if proceeds from this offering or cash generated by our operations provide the liquidity needed). New residential homebuilder loans of $795 and $2,643 were extended in 4th quarter of 2010 and in the first two months of 2011, respectively. New acquisition and development loans of $1,687 and $0 were extended in 4th quarter of 2010 and in the first two months of 2011, respectively. In 2009, we sold one subdivision which resulted in an increase in land/lot sales as compared to 2008. Sales in 2010 increased primarily due to the sale of one subdivision and several individual lots. We expect revenue from this business line to remain consistent with the last two years.

Our rental income increased in 2009 and 2010 due to selling property at market value and purchasing property at significantly below market value. We expect our rental income to remain constant over the next several years. Future variations in the rental income will occur if we buy additional or sell existing commercial property.

Expenses

The expenses of our Company fall within the general categories shown in the following table:

	As of, and for, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Cost of sales – developed properties	$4,040	$2,372	$1,252
Selling, general and administrative expenses, net of other income:
Loan and lot expenses	$1,059	$2,499	$1,517
Overhead	$2,280	$1,614	$849
Other	$233	$90	$(135)
Total selling, general and administrative expenses, net of other income	$3,572	$4,203	$2,231
Loan and REO related losses and impairment	$8,972	$31,794	$23,654
Interest Expense	$628	$570	$699

Cost of Sales — Developed Properties

The rise in cost of sales related to developed properties through 2010 is due to increased impairment charges due to declines in market values. The chart below provides details of properties sold in fiscal years 2010, 2009 and 2008.

	For the Fiscal Year Ended
	2010	2009	2008
	(dollars in thousands)
Individual properties sold	16	24	14
Subdivisions sold	1	1	—
Gross sales amount	$3,697	$2,515	$1,587
Gross gains	$185	$207	$335
Gross losses	$528	$64	$—

Selling, General and Administrative Expenses, Net of Other Income

Our loan and lot expenses increased from $1,517 in 2008 to $2,499 in 2009 largely as a result of increased loan defaults. We incur additional expenses on each loan that defaults. These expenses include attorneys’ fees, local real estate property taxes and property preservation costs. These expenses decreased to $1,059 in 2010 due to a decrease in the number of loans that we own. We expect these expenses to further decrease as the number of problem loans and lots decreases through sales.

Overhead expense increased from $849 in 2008 to $1,614 in 2009 due to additions to staff to manage and perform the necessary tasks on each loan. Overhead expense increased to $2,280 in 2010, largely due to an increase in legal and audit fees during 2010. We expect these expenses to increase to meet the anticipated needs of our expanded operations as our new business plan is fully implemented.

GLOSSARY OF TERMS

Additionally, other loan related expenses increased significantly in 2008 continuing through 2010 as a result of an increase in foreclosures and defaulted loans.

Loan and REO-related Losses and Impairment

The impairment and loan losses continued to increase as the real estate market property values continued to decline over the three year period through 2010 as discussed in Analysis of Allowance for Loan Losses, Real Estate Owned — Foreclosed Loan Properties and Put Option Obligation on page 39.

Offsetting these losses in impairments are put option fees ($58, $75, and $658 in fiscal years 2010, 2009, and 2008 respectively), which were generated through the origination of new loans under the institutional lender program. These fees substantially decreased in 2008 continuing through 2010 as a result of a decline in new loans. Given the discontinuance of the institutional lending program, we do not expect to receive any future put option obligation fees.

Interest Expense

Interest expense has remained fairly constant. Even though our interest rate floor has increased, this has been offset by changes in loan balance and modification to the loan terms. Since the interest rate on our loan fluctuates with the prime rate, as prime adjusts up or down so will our interest expense. We anticipate our interest expense to increase as we sell Notes through this offering.

Company Assets

Our assets largely consist of the following as of and for the fiscal years 2010 and 2009:

	As of, and for, the Fiscal Year
	2010	2009
	(dollars in thousands)
Unrestricted cash	$2,250	$2,324
Restricted cash	$1,704	$2,537
Loans, net of allowances	$11,505	$16,928
Real estate owned through foreclosure	$3,283	$8,681
Commercial properties owned (net of depreciation)	$17,001	$17,945
Assets held for sale	$1,200	$1,521
Assets of discontinued operations	$6,183	$6,032
Land inventories under development	$10,826	$12,577

Loans

Loans that we extended or purchased are accounted for net of allowance for losses (i.e., the amount on our financial statements is the amount due from the borrowers less our estimated losses on the loans). During fiscal 2009, we saw the net carrying value of loans owned decrease from $44,700 to $16,928 and a further decrease to $11,505 in 2010 as a result of:

•	a lower amount of purchased loans under the put option obligation;
•	an increased amount of loans transferred from loans to ownership through foreclosure; and
•	a significant increase in the amount of allowance for loan losses due to the declining real estate market.

Real Estate Owned through Foreclosure

Properties owned through foreclosure decreased from $18,300 in 2008 to $8,681 in 2009 and further decreased to $3,283 by the end of 2010. These decreases are a result of:

•	a significant increase in sales of our properties owned through foreclosure;
•	an increase in impairment as a result of declining real estate values.

GLOSSARY OF TERMS

Unsecured Commercial Builder Loans

We have extended unsecured commercial loans to homebuilders in need of financing to provide liquidity to their businesses. This enabled the homebuilder to meet their contractual obligations until they successfully sold homes they owned as inventory. We have extended these unsecured loans to builders in the institutional lending program to provide the borrower additional time to sell the property and repay the loan. We have fully reserved all of these loans in our consolidated financial statements.

We anticipate continuing these types of loans, although the amount of these loans will be significantly lower as there are fewer loans remaining in the institutional lending program. We expect the need for these types of loans to be eliminated once the institutional lending program has been completely unwound.

Secured Commercial Real Estate Loans used to Secure 84 Lumber Unsecured Debt

84 Lumber carries unsecured debt with homebuilder customers. We purchase selected amounts of this defaulted debt from 84 Lumber and secure it with real estate. We only purchase 84 Lumber defaulted debt when the debtor can pledge or assign collateral deemed to be sufficient to repay the debt over an acceptable period of time. In the future, we do not intend this to be a significant portion of our business. These investments are included in the proceeding chart and our financials in Loans, net of Allowances when collateral is pledged and in Land inventories under development when collateral is assigned.

The purchase of defaulted debt from any affiliate in the future is contemplated to be done 1) on a discounted basis; and 2) based on the value and marketability of the underlying collateral. The balance of these loans at the fiscal year end 2010 was $3,197.

Commercial Properties

The amount of commercial properties, including assets held for sale and assets of discontinued operations, net of depreciation, that we owned decreased from $25,498 in 2009 to $24,384 in 2010 primarily as a result of depreciation recorded during 2010 of $1,033. We purchased 2 and 8 additional commercial properties in 2010 and 2009, respectively to take advantage of the investment opportunity. In evaluating these opportunities, we primarily looked for the ability to generate stable monthly cash flow and income. Additionally, all of our commercial property owned serves as collateral for our line of credit. When properties are sold, we typically purchase additional properties from an affiliate to keep our total collateral values at an amount that generally allows us to be eligible to borrow the full amount of our line of credit providing our borrowing base is also large enough. As of February 27, 2011, our commercial properties would allow us to borrow $21,849 of our $22,500 line of credit, if our borrowing base was large enough. See “Business Segments — Leasing of Commercial Properties Segment” for discussion related to Assets held for sale and Assets of discontinued operations.

Land Inventories Under Development

The amount of our land inventories under development has been on the decline. Increases occur through adding projects and spending money on improvements in projects. Decreases occur through sales of lots/land and reduction of market value below cost (impairment). Over half of the reduction in the last two years has been from impairment. The amount of our land inventories under development has decreased from $12,577 in 2009 to $10,826 in 2010 as a result of $3,675 in property sales and $1,192 in impairment recorded due to declining real estate values and was offset by $3,116 in new property acquired and additional development of existing property. See “Business Segments — Acquisition, Development and Sale of Residential Lots” for detailed information related to these types of properties.

Liabilities

The significant liabilities of the Company are borrowings under a credit facility, the put option obligation, related party notes and account payables. Our credit facility provides us liquidity to meet our obligation to purchase loans from the institutional lenders. Our line of credit has been renewed through April 14, 2012. The put option obligation represents our estimate of future losses that may be incurred on loans we may have to purchase in the future. When needed, we have borrowed funds from related parties to fund our operations or obligations. This amount is reflected in our consolidated financial statements as Related party notes and Related party accounts payables.

GLOSSARY OF TERMS

The following table summarizes these liabilities:

	As of, and for, the Fiscal Year
	2010	2009
	(dollars in thousands)
Current borrowings under credit facility	$11,734	$19,603
Put option obligation	$3,359	$5,687
Related party note and accounts payable	$8,223	$5,189
Note payable	$1,500	—

Our borrowings are under a revolving credit facility secured by our pledge of loans and commercial real estate as collateral. Our borrowings under the credit facility were $19,603 at the end of 2009 decreasing to $11,734 at the end of 2010. The changes in our outstanding borrowings in 2009 occurred due to purchasing a higher amount of loans through the put option obligation. The balance decreased in 2010 due to selling a higher amount of real estate owned — foreclosed loan properties, and the repayment of loans. We expect the borrowings on our line of credit will remain in this historical range over the next several years.

The put option obligation decreased from 2008 to 2009 and further decreased to $3,359 in 2010. The amount of the put option obligation is the estimated loss on loans that we may be required to buy in the future. At the beginning of 2009, $137,773 of loans was subject to the put option obligation and at the end of 2010 $17,384 was subject to the put option obligation. The higher the amount of loans subject to this put option obligation, the higher expected loss that we could experience. Therefore, the dramatic reduction in the amount of loans subject to the put option obligation has contributed to a reduction in our put option obligation as recorded in our consolidated financial statements. Increases in the percentage of loss that we have experienced in loans from 2008 through 2010 have negatively affected our put option obligation. Therefore, the amount of the put option obligation has decreased in total but increased as a percentage of the total remaining loans in the loan program. We periodically review our data and methodology in calculating this amount to reflect the best estimate based on current market conditions. We expect the amount of our put option obligation to decline as the portfolio of loans that are subject to the put option continues to reduce and we believe that our loss percentage has stabilized.

When necessary, we may borrow additional funds from affiliates. However, they are under no obligation to lend us those funds on favorable terms or at all.

Prior to the end of fiscal 2010, we borrowed $1,500 from an unrelated third party for working capital purposes which matures in 2012.

Contractual Obligations

The following table of contractual obligations as of fiscal year end 2010 includes interest obligations.

	Payment Due by Period (dollars in thousands)
Contractual Obligations	Total	Less than One Year	1 – 3 Years	3 – 5 Years	More than 5 years
Long-term debt obligations	$11,734	$—	$11,734	$—	$—
Capital expenditures	236	236	—	—	—
Notes payable	1,500	—	1,500
Related party notes	7,927	—	7,927	—	—
Other purchase obligations	1,738	216	731	791	—
Total	$23,135	$452	$21,892	$791	$—

Our line of credit has been extended through April 14, 2012.

In our development of land/lots, we are frequently required to agree to make improvements to the real estate within agreed upon periods of time in order to obtain permits from the respective local municipalities. These required expenditures are considered in reviewing our impairment. However, they are not included on our consolidated financial statements as a liability or contractual obligation. The costs that we were under future obligation to incur represent two subdivisions which need final topcoats of roads, one subdivision which needs storm water management completion, and one subdivision which needs to complete a pool and

GLOSSARY OF TERMS

clubhouse. At the end of fiscal year 2010, these remaining costs that we were under future obligation to incur were approximately $236, which is expected to be spent in 2011.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources that are considered material, other than “Contingencies and Commitments” included in Note 9 of the notes to consolidated financial statements and the loans subject to the put option obligation described below.

As described elsewhere in this document, we are under the obligation to purchase certain loans in accordance with the institutional lender program. As of fiscal year end 2010, we have recorded a put option obligation of $3,359 as a liability for the losses we expect to incur as a result of these purchases. However, the put option obligation recorded does not represent the total carrying amount of the loans ($17,054) that are still owned by institutional lenders. Our off-balance sheet exposure equals $13,695, the difference between the recorded put option obligation and the total amount of loans outstanding held by the institutional lenders.

Partners’ Equity

This amount is increased by profits from operations and additional capital contributed by the partners. It is decreased by distributions paid to partners and losses incurred from operations of the Company.

The following table is a recap of the activity affecting our partners’ equity:

	As of, and for, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Beginning partners’ equity	$37,979	$82,040	$78,407
Net income (loss)	(9,267)	(32,962)	(20,157)
Additional capital contributed by partners	200	2,033	25,690
Distributions paid to partners	(30)	(13,132)	(1,900)
Ending partners’ equity	$28,882	$37,979	$82,040

The partners’ equity of the Company increased significantly in 2008 through cash capital contributions by partners totaling $25,690. Cash contributions by partners were reduced to $2,033 in 2009 and $200 in 2010. Partners’ equity from the end of 2008 through 2009 was reduced by $44,061, primarily due to losses incurred on loans, sales of foreclosed property, significant increases in allowances for loan losses and significant increases in our put option obligation. Distributions paid to partners grew from $1,900 in 2008, to $13,132 in 2009, and were $30 in 2010. Historically, 84 Lumber has made equity contributions and we have made equity distributions utilizing three guidelines: 1) maintenance of our financial covenants in our line of credit; 2) liquidity needs (mostly due to our responsibility to buy defaulted loans); and 3) maintenance of at most 4:1 or 5:1 ratio of non-affiliated debt-to-partners’ equity plus affiliate debt. In the future, we anticipate our distributions will follow those same guidelines. We do not anticipate significant capital contributions from 84 Lumber going forward.

Business Segments

We operate in three business segments: (1) commercial lending, (2) acquisition, development and sale of residential lots and (3) commercial property leasing. In addition to the information below relating to our business segments, information is contained in the Segments footnote in the notes to our consolidated financial statements.

Commercial Lending

This business segment reflects our activities related to extending commercial loans to residential homebuilders and developers of multi-family and commercial properties through two separate distribution methods. First, we operated a lending program to homebuilders in conjunction with institutional lenders (primarily banks) which ended October 20, 2010. Second, we directly extend loans to homebuilders and

GLOSSARY OF TERMS

developers. Our loans are extended to homebuilders and developers located throughout the United States, closely coinciding with store locations of 84 Lumber (currently in 33 states). The homebuilders repay the loans through the sales of homes. Home sales typically take place after a home is fully constructed. In most cases, the homebuilder sells the home after the start of construction. Loans to developers are repaid with proceeds from a permanent loan from a lender.

Institutional Lenders

We had contractual agreements with various institutional lenders to extend commercial construction loans to homebuilders. Under those agreements, we referred homebuilders to the institutional lenders and they extended the loans to the homebuilders. The institutional lenders were and are responsible, with our participation, for overseeing the loans until they are repaid by the homebuilders.

We have been engaged in construction lending through institutional lenders since 1997 with total loans extended of approximately $2,000,000 since that time. The largest amount of our lending activity has taken place under this arrangement and presents a significant risk of loss to us. Over the last several years, these institutional lenders have elected to discontinue their participation in our lending program because of the onset of the economic recession and, in particular, its effect on the homebuilding industry. The effective date of the terminations of these lenders has varied. The last date on which new loans could be originated under our lending program with institutional lenders was October 20, 2010.

In the event a homebuilder does not perform to the terms of the loan, such as by not making payments, not completing construction of the home or not selling the home in a prescribed time frame, we are required to purchase the loan from the institutional lender per the put option obligation provision under our agreement. We are liable to purchase any non-performing loan owned by the institutional lenders. As part of our agreement with the institutional lenders, a cash loss reserve fund was established in 2002 and was initially funded with $1,000 from us and was then funded from fees charged on each loan extended thereafter. These funds are available to reimburse us for any loss that we may incur in the finalization of these loans. Some losses have been taken from this reserve to date. We are required to maintain the cash loss reserve fund at a computed minimum balance of $1,000, included in restricted cash in our accompanying consolidated financial statements. After all loans are repaid to institutional lenders, any remaining balance in the cash loss reserve fund will be released to us.

When we purchase a loan from an institutional lender, we pursue a solution with the homebuilder. That solution may involve a deferred payment plan for the homebuilder, agreeing to accept less than our payoff if the property is sold (also referred to as a “short sale”), accepting a deed to the property from the homebuilder (in lieu of legal action) or pursuing legal action against the homebuilder for non-payment (also referred to as “foreclosure”). Since the loans we purchase are considered less than performing loans, we are subject to incurring losses on these loans. During this process of seeking a solution, we continually evaluate an estimated amount of loss in the future that we may incur (also referred to as “reserves” or “impairment”). This evaluation is calculated and the appropriate adjustment is made in our consolidated financial statements to account for estimated losses.

Loans that are not repaid and proceed to foreclosure typically result in higher losses. Any early intervention that causes a loan to be repaid prior to that time typically results in a lower loss, as shown in the loss percentages for short-sales, repayments and sales of properties taken through foreclosure. To manage lower losses, our first course of action is to work with the homebuilder to cause a repayment of the loan as soon as possible. To accomplish this, we begin working with the homebuilder prior to our requirement to purchase a loan from the institutional lender through the use of short sales and/or providing the homebuilder with working capital loans. The difference between the funds received and the full payoff amount is the amount of loss that we incur on the transaction. The put option obligation includes our estimate of these future losses.

GLOSSARY OF TERMS

Below is a summary of institutional lending activity:

	As of, and for, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Committed balance, beginning of year	$53,030	$137,773	$274,523
Total Committed Amount of New Loans Extended through Institutional Lenders	$6,705	$13,368	$70,079
Committed balances repaid through normal payoffs	(17,277)	(50,693)	(137,542)
Committed balances repaid by 84 FINANCIAL (via “put”)(1)	(8,020)	(15,549)	(57,367)
Committed balances repaid by short sale(2)	(17,384)	(31,869)	(11,920)
Total Committed Loans Outstanding through Institutional Lenders, end of year	$17,054	$53,030	$137,773
Total Balance of Principal Disbursed on Loans Purchased from Institutional Lenders (via “put”)(3)	$7,516	$13,895	$50,393
Cash Loss Reserve(4)	$1,000	$2,279	$2,143

(1)	This amount represents the committed amount of loans which were “put” back to us under the put option obligation.
(2)	This amount represents the amount of loans which were likely to have been “put” back to us under the put option obligation if they were not resolved through a short sale.
(3)	This amount represents the outstanding balance of loans which were “put” back to us under the put option obligation, in total slightly less than the committed balance.
(4)	This amount is included in restricted cash on our consolidated balance sheets.

Institutional lenders extended $6,705, $13,368, and $70,079 in commercial construction loans in 2010, 2009 and 2008, respectively. This decrease was a result of a slowdown in the national economy and our decision to change to a more restrictive approval process instituted in 2008. As previously mentioned, we are potentially liable for all loans extended by the institutional lenders. The larger the amount of loans outstanding, the larger our exposure is to future losses. The total amount of loans outstanding to institutional lenders has dropped dramatically from $274,523 in 2007 to $17,054 in 2010, thus lowering our risk substantially.

As seen on the table above, the cash loss reserve fund balance was $1,000 as of January 2, 2011, which is included in restricted cash in our accompanying consolidated financial statements. The balance of the cash loss reserve fund at the end of 2010 is equal to the minimum required balance per our agreement. We are not charging any significant losses to the cash loss reserve fund so as to maintain the balance at the minimum.

Our purchases dropped from $57,367 in 2008 to $8,020 in 2010, due to the declining amount of loans in the institution lender program, an increase in short sales of properties in the institutional lending program, and two modifications to the events that trigger a purchase, as illustrated below.

Trigger Event	Original	October 2008	June 2009
110 days delinquent	Applicable	Applicable	Applicable
Real estate purchased through foreclosure	Applicable	Applicable	Applicable
Months since loan was originally funded	24, 30 for loans over $1,000	None	36 months unless the loan is modified by the borrower and Liberty
Construction not complete at 18 months	Applicable	Applicable	Applicable
Construction stops for 10 months	Applicable	Applicable	Applicable
Construction doesn’t start for 10 months	Applicable	Applicable	Applicable

We receive reports throughout the month from the servicer of the institutional lending program. These reports include items such as new loans closed, loan payoffs, loan delinquency and projected loan purchases. These reports enable us to monitor growth trends and performance of the loans in the program, and project several months in advance, potential purchases. The reports also indicate the type of trigger event that could

GLOSSARY OF TERMS

cause us to purchase a loan. We then work with the borrower/homebuilder to seek a solution that will correct that trigger event. If a solution cannot be reached, the loan is purchased as agreed. We review loan files prior to the purchase for completeness and effectiveness. Historically, we have purchased all loans that have been put to us. The amount of annual loan purchases, based on unpaid loan balances, as a result of our put option obligation increased to a high of $57,367 in 2008 then decreased to $15,549 in 2009. A renegotiation of the put option obligation terms in October 2008 reduced the future number of loans required to be purchased monthly. During 2010, we purchased loans totaling $8,020. We began utilizing short sales to reduce the amount of purchased loans and mitigate losses in 2008. The amount of losses through short sales on loans owned by institutional lenders was $5,284, $5,307, and $1,067 in 2010, 2009 and 2008, respectively. The short sale activity created additional repayments of committed loan balances of $17,384, $31,869 and $11,920 during 2010, 2009 and 2008, respectively. By agreeing to these short sales during this three year period, we believe we avoided purchasing an additional $61,173 of loans, which reduced our need for liquidity. We expect both the amount of purchases and short sales to continue to decline as the amount of existing loans financed by institutional lenders is significantly lower at the end of 2010 ($17,054) compared to the end of 2007 ($274,523).

As mentioned previously, over the last several years, the institutional lenders have elected to discontinue their participation in our lending program. The effective date of the terminations of these lenders has varied. The last date on which new loans could be originated under our lending program with institutional lenders was October 20, 2010. Therefore, we have developed a new business plan that will utilize investor funds described in this prospectus along with our own capital to offer commercial construction financing in the future to homebuilders and developers and provide other types of financing described herein on a prudent basis. We intend to increase our commercial construction lending activity with the proceeds from this offering. In addition, we may participate in lending programs with other institutional lenders if the opportunity occurs.

Direct Lending

In addition to the institutional lending program, we provided financing to customers of 84 Lumber on a direct basis, outside of the institutional lending program. As the real estate market showed signs of declining values and we experienced increased loan defaults, we greatly reduced extending new construction loans in early 2008 on a direct basis.

Since most of the remaining commercial construction loans extended on a direct basis are older than twenty-four (24) months and/or delinquent, the majority of these loans are impaired and are therefore analyzed to project possible loss on a loan level basis. Potential losses have been analyzed and reflected in our consolidated financials through allowances for loan losses. We anticipate future direct lending will occur as the amount of our liquidity permits. New loans will be extended on a more restrictive basis with enhanced risk controls in loan underwriting.

During the period 2008 through 2010, we provided working capital loans on a direct basis to select homebuilders who had an existing loan in the institutional lending program. The sole purpose of these loans is to assist with the cash flow needs of their homebuilding business. During fiscal years 2010, 2009 and 2008 we extended working capital loans of approximately $540, $1,538 and $106, respectively, which are included in the chart below.

The following table shows a history of our direct lending activity (in thousands):

	As of, and for, the Fiscal Year
	2010	2009	2008
Balance at the beginning of the year	$13,069	$20,276	$22,196
Add: draws	3,211	2,339	8,094
Less: repayments	(1,518)	(5,700)	(6,674)
Less: transfers to REO	(706)	(2,635)	(3,340)
Less: charge-offs	(1,000)	(1,211)	—
Balance, end of the year	$13,056	$13,069	$20,276

We expect this lending activity to continue to increase as the amount of our liquidity is sufficient to fund this lending activity.

GLOSSARY OF TERMS

The balance of existing loans that we currently own is expected to continue to decline through repayments and the collection of problem loans to include obtaining the collateral for the loan through foreclosure. We believe the percentage of losses on these loans has stabilized. We anticipate the proceeds from this offering to be used to make new loans on a direct basis.

Analysis of Allowance for Loan Losses, Other Real Estate Owned — Foreclosed Loan Properties and Put Option Obligation

At the end of each reporting period, management is required to compile relevant data for use in a systematic approach to assess and estimate the amount of probable losses inherent in our lending operations and to reflect that estimated risk in our allowance calculations. The risk in our lending operations is generated from three areas: loan losses, losses on other real estate owned — foreclosed loan properties, and the put obligation. We have provided below an overview of our loan loss and allowance process, along with specific accounting guidance related to these three areas.

Overview

Under our historical and current lending programs, we are required to absorb the loan losses generated by the institutional lending and direct lending programs. Our risk of loss from these operations generally arises from one or more of the following:

•	reimbursing the institutional lenders for losses incurred on short sales,
•	absorbing losses incurred on impaired loans “put” back to us by institutional lenders,
•	losses associated with loan charge-offs,
•	losses associated with impaired loans purchased and sold through short sales,
•	losses incurred related to sales of real estate owned — foreclosed loan properties, and
•	costs associated with holding the assets, including maintenance, upkeep, etc.

We retain all the risks related to our direct lending program.

We believe the relevant factors impacting our estimate of probable losses include collectability of the loan, residential real estate market values and trends (including, but not limited to, appraisals, housing starts and median home price fluctuations), our loss experience and other factors. Substantially all loans acquired from the institutional lenders and most loans provided through our direct lending program are impaired and considered collateral dependent. Our loans generally are secured by first mortgages on residential real estate, and as a practical expedient, impairments are measured as the difference between the principal loan amount and the fair value of the collateral of the loan. The estimated market value generally is obtained from third party sources including an appraisal performed by a state certified appraiser, a real estate broker price opinion or other validated method.

We select state certified appraisers by first attempting to utilize the appraiser who completed the original appraisal report. If they are unavailable, we select an appraiser from a list of certified appraisers in the geographic area of the property being valued with preference towards appraisers who have previously worked with the institutional lending program. Broker price opinions are obtained through several different means. First, we request a designated real estate agent, with whom we have established a business relationship, to select and solicit a broker’s price opinion from a licensed Real Estate Agent in the geographic area of the property being valued. Should we not be able to retain a local real estate agent through our designated real estate agent, we make direct contact with a local agent.

GLOSSARY OF TERMS

As a general rule, an external evaluation is obtained at least once every six months and an external appraisal is obtained at least once every 12 months; adjustments to valuations are made on an as-needed basis based on these two snapshots obtained throughout the year. All property valuations are reviewed for completeness, timing of comparable sales and adjustments to determine the validity of the value conclusions contained in the reports. Our review process for both appraisals and broker price opinions includes validation of the following:

—	Information on the location and status of the property is compared to known facts to establish the correct property was evaluated and the evaluation was detailed.
—	The listing and sales comparables are reviewed to ensure the comparables chosen were appropriate (e.g., amenities, square footage, proximity to subject, etc.).

Valuations are generally ordered on an as-is and completed basis. We choose the valuation that more closely aligns with our planned method of disposal for the property. We periodically review our actual loss rate experience as part of our projections of future loss calculations. Due to the dramatic and recent declines in market values, we have utilized short sales while the borrower still owns the property as a method of mitigating our loss. Other than short sales, the remainder of our loss is realized through selling the property securing the loans, once we take title (after foreclosure of the loan).

After taking into account all of the information noted above, we generally discount the values obtained from the external valuations. We discount the values obtained by a factor which is derived from our proceeds from recent liquidation experiences divided by the valuations on those properties liquidated. These discounted values are then compared to the unpaid loan balance or other basis, and shortfalls become either loan loss reserve or other real estate owned impairment. The significant declines in both our portfolio and the national real estate market have caused our estimates of probable losses to increase from period to period.

On a quarterly basis, we perform an overall assessment of our loan loss and allowance process, including an evaluation of the relevant factors impacting our risk of loss, the inputs into our calculation and the trend and market information used in assessing that risk.

The following table shows the balance of allowances for loan losses, other real estate properties owned through foreclosure and put option obligation that are included in our year-end consolidated balance sheets:

	As of the Fiscal Year End
	2010	2009
	(dollars in thousands)
Allowance for loan losses (Defaulted & Performing Loans)	$6,903	$9,597
Other real estate properties owned through foreclosure	$3,283	$8,681
Put option obligation	$3,359	$5,687

Allowances for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Loans receivable are reviewed on an individual basis. The Company routinely evaluates the entire loan portfolio on a loan-by-loan basis for potential specific credit or collection issues that might indicate impairment. The relevant factors impacting the estimate of allowances for losses on loans are the expected collectability of loans outstanding, historical loss experienced and the real estate collateral value. Two particular estimates contribute to the allowance for loan losses;

(i)	Since the beginning of the recent real estate market value decline and continuing through today, the majority of the loan portfolio has been and is comprised of non-performing loans; therefore, for that period of time, the most significant driver of the allowance and the associated losses is collateral values. For these loans, collectability is not certain. Therefore, the estimated present value of the expected property sale proceeds is compared to the loan amount. The expected proceeds are comprised of the estimated market value net of the discounts for selling costs among other items; and

GLOSSARY OF TERMS

(ii)	Although not currently a significant factor in our calculations, for performing loans, the allowance for loan losses is currently established by reviewing on a loan-by-loan basis loan defaults, the borrower’s payment history, collateral values and any other pertinent data about the data and/or the collateral securing the loan

Any deficiency resulting from our analysis of performing and non-performing loans is reflected as an expense and therefore has a negative impact on our consolidated financial position and statements of operations. We believe our estimate of allowances for loan losses presented in our consolidated financial statements is sufficient to account for the losses that have been incurred on loans currently owned.

The amount of the allowance for loan losses decreased in 2010 to $6,903 from $9,597 in 2009.

The increase for the allowance for loan losses is directly related to the decline in real estate market values from 2006 through 2010. Overall, there has been approximately a 23% decrease in the 2006 median home price through 2010. Because our valuation method is dependent upon market conditions as evidenced by appraisals and broker opinions of value, predicting the future value of our portfolio is difficult, however, we believe that the net value of our portfolio is appropriately stated as of the end of fiscal 2010.

Impairment of Other Real Estate Owned — Foreclosed Loan Properties (REO)

REO properties are recorded at the estimated fair value less anticipated selling costs, not to exceed the initial carrying value of assets at the time of transfer. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. If the carrying value of the property exceeds the calculated fair value of the property, an impairment charge is recorded. The estimated fair values are determined using valuations, such as appraisals and broker price opinions in a similar manner as described above.

Real estate properties owned through foreclosure have declined significantly from 2008 through 2010 as a result of property sales and impairment losses. Impairment losses related to declines in the fair value of impaired properties acquired through foreclosure were $1,630, $8,265, and $5,761 during fiscal years 2010, 2009, and 2008, respectively. Proceeds from the sale of real estate owned through foreclosure were approximately $12,601, $26,666 and $9,657 in 2010, 2009 and 2008, respectively.

The increase for the losses related to real estate owned — foreclosed loan properties, is directly related to the decline in real estate market values from 2006 through 2010. Overall, there has been approximately a 23% decrease in the 2006 median home price through 2010. Because our valuation method is dependent upon market conditions as evidenced by appraisals and broker opinions of value, predicting the future value of our portfolio is difficult, however, we believe that the net value of our portfolio is appropriately stated as of the end of fiscal 2010.

Put Option Obligation

The institutional lending program was originated, funded and serviced by financial institutions through an agreement between us and the institutional lenders. That agreement has a put option provision that allows the financial institutions to require us to purchase non-performing loans. This obligation does not terminate until all loans have been repaid. The last loan committed under the institutional lending program was in October 2010. The average life of the commercial construction loans under the institutional lending program is typically ten months in duration and generally, absent modification, each individual loan’s life is not greater than three years. The Company has accounted for the put option obligation based on the guidance included in sections of ASC Topic 460, Guarantees, ASC Topic 450, Contingencies, and ASC Topic 605, Revenue Recognition.

The Company recognizes as a liability the fair value of the put option obligation as required by ASC 460-10-30. The liability is measured monthly based on ASC 450-20-30, which requires the Company to calculate a range of potential losses and recognize as a liability the most likely ultimate loss within that range. This calculation has two primary steps.

First, the total amount of loans that may result in a loss to the Company is estimated by considering outstanding loans under the institutional lender program and evaluating recent results of these loans by considering (a) the percentage of normal (full) payoffs, which the Company did not have to purchase, (b) the

GLOSSARY OF TERMS

percentage of loans that paid off with a short sale (i.e., sale of collateral by the borrower for an amount less than full payoff to avoid foreclosure) prior to being purchased by the Company, but for which the Company is required to repay the institutional lender for any losses they incurred in the short sale and (c) the percentage of loans purchased by the Company. The amounts used in calculating these percentages are obtained from monthly payoff reports generated by the institutional lender servicer and reflect the percentage of loans that can be expected to result in short sale or be purchased by the Company.

After the total population of outstanding loans that are not expected to liquidate through normal payoffs (i.e. the amounts identified in (b) and (c) above) is estimated, the recent percentage of loss through short sales and liquidation of collateral on loans that have been purchased by the Company is computed. These percentages are applied to the populations calculated in the first step. The resulting put option obligation estimated by management was $3,359, $5,687, and $6,858 at the end of fiscal years 2010, 2009 and 2008, respectively.

Below is chart detailing changes in the put option obligation.

Put Option Rollforward

	2010	2009	2008
Balance, beginning of year	$5,687	$6,858	$3,319
Increase due to new loan originations	1,171	1,137	2,526
Decrease due to reductions in loans outstanding:
Loan repayments (normal payoffs)	(1,861)	(2,524)	(1,663)
Purchases by the Company	(864)	(774)	(694)
Short sales	(1,872)	(1,587)	(144)
Change in loss rate estimate	1,098	2,577	3,514
Balance, end of year	$3,359	$5,687	$6,858

At the end of fiscal 2007, a total of $274,523 in loans were outstanding with the institutional lenders and at the fiscal year end 2010, a total of $17,054 of loans were outstanding and remain under the obligation to purchase for non-performance. This dramatic decrease (expected to continue) was a result of the following factors:

•	the homebuilder selling the home and therefore repaying the loan;
•	our proactive loss mitigation techniques through the use of short sales;
•	the amount of loans that we purchased under our put option obligation; and
•	reduced loan originations by implementing more restrictive guidelines in April 2008.

GLOSSARY OF TERMS

Acquisition, Development and Sale of Residential Lots

84 Lumber Acquisition and Development Co., L.P. (“84 A&D”), an affiliate, was in the business of purchasing raw land and installing roads and utilities to create residential building lots that it would sell to homebuilder customers of 84 Lumber. On March 29, 2010, 84 A&D was merged into Hardy Credit Co., which was subsequently merged into 84 FINANCIAL. The result of the 84 A&D merger was an increase in the partners’ equity of our Company without increasing any debt or other significant liabilities. These development properties are reflected in our consolidated financial statements after impairment adjustments. All of the consolidated financial statements and amounts used in this prospectus include all acquisition and development activity including 84 A&D as though it was part of 84 FINANCIAL L.P. from its inception.

	As of, and for, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Number of raw ground projects*	3	3	2
Raw ground owned at cost	$830	$830	$781
Impairment on raw ground	(384)	(246)	—
Raw ground owned after impairment	$446	$584	$781
Number of work in process projects*	1	1	2
Work in process	$2,241	$1,748	$4,860
Impairment on work in process	—	(625)	(517)
Work in process after impairment	$2,241	$1,123	$4,343
Number of finished lot projects*	11	11	11
Finished lots owned at cost	$13,065	$17,184	$18,347
Impairment on finished lots	(4,926)	(6,314)	(4,469)
Finished lots owned after impairment	$8,139	$10,870	$13,878
Net income (loss) on acquisition and development	$(1,787)	$(3,949)	$(3,591)

These projects are/were located in the following states: Florida, Georgia, Louisiana, Maryland, Mississippi, Missouri, Ohio, Pennsylvania, Texas and West Virginia with no more than three projects in any one state.

Analysis for Impairment of Land/Lots

Periodically, we examine each subdivision we own. For unimproved land and improved lots, we compare the cost to the current value. If the cost is greater than the current value, we reduce our cost and record a loss in our consolidated statement of operations. For all work in process, we compare the current cost plus future costs to the value expected at completion. If applicable, any home to be built on a developed lot will involve comparing the current cost to the value expected at completion. The construction of homes may occur if our analysis reveals that it is financially beneficial. If the costs are greater than the expected value, we reduce our cost and record a loss. Our impairment history for land/lots is listed below:

	As of, and for, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Cost of land/lots owned	$16,136	$19,762	$23,988
Lower of current values or cost	$10,826	$12,577	$19,002
Impairment of land inventories under development	$5,310	$7,185	$4,986
Percentage of impairment to cost	33%	36%	21%

	As of, and for, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Beginning of year impairment	$7,185	$4,986	$1,026
Amount reduced through sales	$(3,067)	$(1,833)	$(150)
Additional impairment	$1,192	$4,032	$4,110
End of year impairment	$5,310	$7,185	$4,986

GLOSSARY OF TERMS

The percentage of impairment has changed due to increases in impairments caused by falling real estate market values. It has also decreased due to impaired properties being liquidated and new unimpaired projects beginning. Any additional decline in real estate values will have a negative effect causing additional losses.

Commercial Property Leasing

As of fiscal year end 2010, we own 22 commercial properties which are leased to 84 Lumber, pursuant to an Agreement of Master Lease, and in which 84 Lumber operates retail and manufacturing businesses. As of fiscal year end 2010, we also own 10 closed facilities as discussed below under “Assets Held for Sale and Discontinued Operations”. Our properties are located in Alabama, Colorado, Florida, Georgia, Kentucky, Ohio, Pennsylvania, South Carolina, Texas, and West Virginia. The properties range in size from three to twenty seven acres, and the improvements generally consist of a 20,000 square foot metal warehouse type structure with office space, several outdoor storage buildings and three to ten acres of gravel, concrete or pavement. Rent payments are made monthly in advance. In addition to rent, 84 Lumber is responsible for all taxes and maintenance expenses incurred on each property. 84 Lumber also assumes all tenant liabilities and indemnifies 84 FINANCIAL for the same. 84 Lumber has the option to renew our lease, which expires on May 31, 2013.

Following U.S. GAAP, we depreciate our real estate and write-down impaired values as required. The aggregate market value of these properties (operating properties) based on our most recent market appraisals dated between February 2008 and November 2009 is $44,375 and the individual properties range in market value from $370 to $4,700.

Operating Properties

	For the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Number of properties	22	21	15
Total cost of leased property	$31,258	$31,690	$16,884
Accumulated depreciation	14,196	13,241	7,414
Impairment recorded	61	504	—
Net book value	$17,001	$17,945	$9,470

We received lease payments of $3,675, $2,732, and $1,801, for the fiscal years ended 2010, 2009 and 2008 respectively. The amount of impairment on a go-forward basis is dependent on the real estate market. Any additional decline in real estate values will have a negative effect causing additional losses. We plan to maintain our level of investment in commercial property as reflected in recent periods.

Assets Held for Sale and Discontinued Operations

Assets held for sale and discontinued operations were determined in accordance with U.S. GAAP. The Company has $1,200 and $1,521 of raw ground as of January 2, 2011 and January 3, 2010, respectively, that is classified as held for sale in the consolidated financial statements. The land is available for immediate sale in its current condition and is actively marketed at a price that is believed to be reasonable based on its fair value. Due to decreased demand for commercial land and overall decline in the real estate markets, the land has been held for sale in excess of one year. Although these factors are beyond the Company’s control, management continues to actively market the land and to reduce the price as necessary in order to liquidate it.

Manufacturing and retail locations are considered components of the commercial property leasing segment. Locations for which management has committed to a plan to close and assets are available for immediate sale in their current condition are classified as assets of discontinued operations. Such assets are actively marketed at prices that are believed to be reasonable based on the fair value of the asset. Management expects that these assets will be sold within one year. However, due to decreased demand for commercial properties and overall decline in the real estate markets, the Company has assets that have been classified as assets of discontinued operations in excess of one year. Although these factors are beyond the Company’s control, management continues to actively market these properties and to reduce prices as

GLOSSARY OF TERMS

necessary in order to liquidate such assets. Once a location is sold, the Company will have no more involvement in operations. For these locations classified as discontinued operations in fiscal 2010, the consolidated balance sheets, statements of operations and cash flows are reclassified from their historical presentation. The presentation of discontinued operations includes revenues and expenses of and gains and losses associated with the closed manufacturing and retail locations and are presented separately on the consolidated statements of operations and cash flows.

Each location is valued at the lower of its carrying amount or estimated fair value less cost to sell. During fiscal 2010, 2009, and 2008, the Company has sold assets classified as discontinued operations, with a carrying value of $359, $1,493, and $2,634, respectively. The sale of these assets resulted in gross gains of $873, $31, and $2,440 in fiscal years 2010, 2009, and 2008, respectively.

If 84 Lumber closes a retail or manufacturing facility which is leased from us, 84 Lumber remains obligated to make the monthly rental payments or they may substitute another retail property for the closed one. We use these properties for collateral for our current line of credit. There are currently ten closed facilities which are still leased by 84 Lumber as well as the one parcel of vacant land for which we do not receive rent from 84 Lumber but that is currently marketed for sale. At the end of fiscal year 2010, the net book value of these eleven properties marketed for sale and not being operated by 84 Lumber is $7,383. The amount of lease payments received from 84 Lumber related to closed stores was $1,838, $1,812 and $2,000 for the fiscal years ended 2010, 2009 and 2008 respectively.

The table below includes assets of 84 Lumber store properties owned by us that have been closed by 84 Lumber. Assets related to such stores include land, buildings, improvements, furniture and fixtures, and the related accumulated depreciation. Amounts below are also inclusive of $1,426, $286, and $483 in impairment recorded during fiscal years 2010, 2009, and 2008, respectively.

Closed Properties and Raw Ground

	As of, the Fiscal Year
	2010	2009	2008
	(dollars in thousands)
Number of properties(1)	11	8	7
Assets held for sale	$1,200	$1,521	$1,521
Assets of discontinued operations(1)	$6,183	$6,032	$7,947

(1)	The number of properties represents the number of closed properties at the end of each respective period. However, in accordance with U.S. GAAP, we have reclassified historical amounts to conform to the current year’s presentation related to assets of discontinued operations. Therefore, the amounts in the assets of discontinued operations line item may include these reclassifications. All of these assets were in our commercial property leasing segment.

Liquidity and Capital Resources

Historically, we have generated liquidity from:

•	borrowings on our line of credit;
•	borrowings from our other borrowing sources, including related parties;
•	the sale of commercial real estate;
•	repayments of loan receivables (after any required line of credit repayments required);
•	sale of property obtained through foreclosure;
•	rental income;
•	interest and fee income; and
•	cash contributions from partners.

GLOSSARY OF TERMS

Our current liquidity needs are:

•	to reduce and/or repay principal and interest on our outstanding line of credit and other debt;
•	to buy or make new investments in loans (as part of our business plan) including funding of unfunded loan commitments, as needed;
•	to buy non-performing loans from institutional lenders who participated in the institutional lending program;
•	absorb short sale losses;
•	to cover shortfalls on loans purchased under our line of credit where the amount repaid on the loan is less than the amount we owe on the line of credit for that loan;
•	to purchase commercial and residential real estate;
•	To construct residential homes in developments owned; and
•	to fund operations.

We expect our future needs for liquidity to include all of the above with the addition of:

•	to redeem maturing Notes and Notes required to be redeemed by us;
•	to make interest payments on the Notes; and
•	to redeem Notes which we have decided to redeem prior to maturity.

We expect our future sources of liquidity to include the sources listed above as well as the addition of:

•	proceeds from the Notes; and
•	the issuance of other debt instruments, including commercial paper.

We have a limited operating history and our operations are subject to risks and uncertainties, particularly related to the evolution of the current economic environment and its impact on the United States real estate and housing markets, which directly or indirectly impacts our absorption of losses related to our investments and our access to and cost of adequate financing. The Company’s primary source of operating cash for 2010 was rental income paid to the Company by 84 Lumber. Therefore, the Company’s ability to fund its operations is dependent upon 84 Lumber’s ability to continue paying rent.

We incurred significant losses during fiscal years 2010, 2009 and 2008 of approximately $9,267, $32,962 and $20,157, respectively. We also had debt outstanding of approximately $21,161 and $24,603 at the end of fiscal 2010 and 2009, respectively. At the end of fiscal 2010 and 2009, we had cash on hand of approximately $2,250 and $2,324 respectively. During the fiscal years of 2010, 2009 and 2008, the Company raised net proceeds of approximately $200, $2,033 and $25,690, respectively from our partners’ capital contributions. We made capital distributions of $30, $13,132 and $1,900 during the same three periods. Proceeds from notes to related parties net of repayments were $2,927, $1,370 and $3,630 during 2010, 2009, and 2008 respectively. In addition, we have a revolving line of credit agreement which currently provides us with up to $22,500 to fund operations, of which we were utilizing $11,734 as of the end of fiscal 2010. As of January 2, 2011, this line of credit is set to expire in April 2012. Additionally, the Company has a letter of credit facility which is provided to ensure the minimum balance is maintained in the loss reserve account. Our revolving line of credit also requires us to maintain a total of net worth and affiliate subordinated debt of at least $31,800. Net worth and affiliate subordinated debt were $36,809 and $42,952 at the end of fiscal 2010 and 2009, respectively. We anticipate generating, through normal operations, the remaining cash flows necessary to meet our operating, investing and financing or refinancing requirements. If actual results differ materially from our current plan or if expected financing is not available, we have the ability and intent to liquidate assets or further reduce our discretionary costs in order to continue as a going concern. We do not anticipate significant capital contributions from 84 Lumber. We believe we have available and may request funding and/or additional net worth through additional equity infusions of cash and/or property, affiliate subordinated debt, or a combination thereof. However, our affiliates and owner are not under any contractual or other obligation to

GLOSSARY OF TERMS

honor our request. There can be no assurance that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all. In the past, 84 Lumber has made equity contributions and we have made equity distributions utilizing three guidelines: 1) maintenance of our financial covenants in our line of credit; 2) liquidity needs (mostly due to our responsibility to buy defaulted loans); and 3) maintenance of at least a 4:1 or 5:1 ratio of non-affiliated debt-to-partners’ equity plus affiliate debt. In the future, we anticipate our distributions will follow those same guidelines.

Liquidity Outlook:

•	Our existing line of credit has been renewed through April 14, 2012. The line will automatically renew for another year if no notice is received from our lenders by October 14, 2011.
•	The amount we can borrow on our line of credit is dependent on the amount of commercial real estate we own and lease to 84 Lumber, making it eligible to pledge as collateral to the line of credit. If one of our properties becomes vacant, it is still eligible as collateral for a 12 month period. Any property that becomes vacant is marketed for sale and upon sale, a replacement store could be purchased to replace the sold store as collateral under our line of credit. If we cannot sell the property or if we do not have the available funds to purchase an additional property to replace the collateral value our line of credit could be reduced.
•	The amount we can borrow on our line of credit is also limited by the amount of assets we own which are held for sale, to be liquidated, or assets which are loans secured by real estate. These include loans, real estate held for sale, developments held for sale, and raw ground for sale. The maximum advance rate from the lender is equal to 40% of the net value of most of these asset classes.
•	In our Acquisition, Development and Sale of Residential Lots segment, we expect the sale of real estate to provide additional liquidity over time after taking into account the cost of improvements needed to complete the subdivisions and/or residential homes within these subdivisions.
•	The amount of loans owned by institutional lenders has decreased from $274,523 in committed balances at the end of 2007 to $17,054 as of fiscal year end 2010, thus lowering our requirement to purchase loans. We expect the demand on liquidity for purchase of non-performing and for short sales related to non-performing loans to slow as the portfolio shrinks.
•	Expenses used to start and execute our new business plan will be funded through a combination of normal cash sources from operations and the proceeds from the sale of these Notes.
•	We anticipate using a significant portion of the proceeds from the sale of these Notes to originate or buy performing loans. Since we are under no obligation to originate or buy performing loans, failure to receive any proceeds from the sale of these Notes is not expected to cause a liquidity problem. As mentioned earlier, the current lending program through institutional lenders most likely will not continue as all banks have now terminated their participation in the program. Our only contractual requirement which survives termination of the program is the requirement to buy loans under the put option obligation as previously described. Since the amount of loans in the current program has dramatically decreased, the amount of loans that we could be obligated to buy has also been reduced.

During January 2011, the Company repaid $6,927 of the $7,927 related party note payable outstanding at fiscal year end 2010. Of the $6,927 repayment, $4,927 was funded internally through a combination of excess cash and available funds on the revolving line of credit. The remaining $2,000 was funded through an advance from another affiliate during January 2011 in the form of a subordinated note.

During January 2011, 84 Lumber closed one store owned by the Company. In March 2011, we sold two closed stores with a carrying value of $1,500, and the proceeds were used to pay down our line of credit.

Our available liquidity (our non-restricted cash and our availability under our line of credit without adding additional collateral), as of January 2, 2011, was approximately $5,645.

GLOSSARY OF TERMS

Capital Resources

Other than our obligations to purchase loans and complete land and lot projects as stated above, we have no contractual obligations to make capital expenditures. The amount needed to purchase loans is not reserved in or otherwise reflected in our consolidated financial statements. However, the estimated loss on the loans we expect to buy is reserved in our consolidated financial statements. The amount required to complete land and lot projects does not appear in our consolidated financial statements and will only appear when that money is actually spent. Also, in order to execute our business plan, we will need to acquire several software systems and make and enter into contractual obligations. The estimated total of the capital expenditures and contractual obligations for this purpose over the next six years is $1,738.

Recent Accounting Pronouncements

In January 2011, FASB issued ASU No. 2011-01, Receivables (Topic 310):  Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings an Update No. 2010-20. The objective of this ASU is to defer the effective date of disclosures related to troubled debt restructurings required by ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, until interim and annual reporting periods ending after June 15, 2011. We are currently evaluating the impact, this guidance will have on our consolidated financial statements.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310):  Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). The objective of this ASU is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 requires entities to disclose the nature of credit risk inherent in their finance receivables, the procedure for analyzing and assessing credit risk, and the changes in both the receivables and the allowance for credit losses by portfolio segment and class. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. See Note 4 for disclosures required upon adoption of ASU 2010-20. As discussed above, the effective date for disclosures related to troubled debt restructurings have be deferred until interim and annual reporting periods ending after June 15, 2011.

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). The ASU revised disclosure requirements concerning fair value measurements to require separate presentation of significant transfers between Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and input and valuation techniques should be disclosed for both recurring and nonrecurring fair value measurements. This ASU is effective for annual and interim reporting periods beginning after December 15, 2009 and for periods beginning after December 15, 2010 for the new Level 3 disclosures. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements. Management does not believe that the adoption of the new Level 3 disclosures will have a material impact on our consolidated financial statements.

Critical Accounting Estimates

Allowance for Loan Losses

We account for the credit risk associated with our lending activities through the allowance and provision for loan losses. The allowance represents management’s best estimate of probable losses that are inherent in our existing loan portfolio as of the consolidated balance sheet date. The provision is a periodic charge to earnings in an amount necessary to maintain the allowance at a level that is appropriate based on management’s assessment of probable estimated losses. On a periodic basis, at least quarterly, we review loans individually and determine whether that loan is “impaired,” which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. When a loan is deemed to be impaired, we calculate the estimated fair value based on observable market data, generally the value of the underlying collateral. If the fair value of the underlying collateral is less than the current carrying amount of the loan, an allowance is recorded for the difference.

GLOSSARY OF TERMS

There are many quantitative and qualitative factors affecting the allowance for loan losses and calculations of this amount require judgment and estimates on the part of management related to the amount and timing of expected future cash flows, estimated losses, estimated fair value of collateral and current economic conditions. All of these factors can change significantly and in a relatively short period of time. To the extent that actual outcomes differ from our estimates, additional provisions for loan losses could be required, which would negatively impact our consolidated earnings or financial position in future periods.

Fair Value Measurements

U.S. GAAP establishes a hierarchy for measuring fair value. We group assets and liabilities measured at fair value, on either a recurring or nonrecurring basis, in three levels based on the inputs used to determine fair value.

Level 1 valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. Level 2 valuations are based on observable market data for similar assets. Level 3 valuations are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on observable market transactions.

The Company has no assets measured at fair value on a recurring basis. Financial instruments measured at fair value at year end on a non-recurring basis include certain loans acquired through the institutional lending program with deteriorated credit quality and impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. The Company has also determined that nonfinancial assets measured at fair value on a non-recurring basis subject to ASC 820 are other real estate owned, impaired land inventories under development, and impaired fixed assets, including assets held for sale and assets of discontinued operations.

The table below presents the balances of these assets, which are measured at fair value on a nonrecurring basis at January 2, 2011 (2010):

Asset	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$13,104	13,104
Other real estate owned	—	—	3,283	3,283
Impaired land inventories under development	—	3,886	2,674	6,560
Impaired assets held for sale	—	—	1,200	1,200
Impaired assets of discontinued operations	—	—	5,065	5,065
Total	$—	$3,886	$25,326	$29,212

The table below presents the balances of these assets which are measured at fair value on a nonrecurring basis at January 3, 2010 (2009):

Asset	Level 1		Level 2	Level 3	Total
Impaired loans		$—	$—	$21,587	$21,587
Other real estate owned		—	—	8,555	8,555
Impaired land inventories under development		—	2,719	6,634	9,353
Impaired fixed assets		—	—	837	837
Impaired assets of discontinued operations		—	—	2,400	2,400
Total	$		$2,719	$40,013	$42,732

GLOSSARY OF TERMS

Impaired loans — Impaired loans are reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses. Collateral fair values are determined from sources such as an appraisal by a state certified appraiser, a real estate broker opinion of value or other validated method, discounted by a factor that accounts for the recent liquidation experience on lender sales and selling costs as and if appropriate. The determination of the discount of these valuations from an appraiser or broker requires judgment, and, therefore, these assets are classified as Level 3.

Other Real Estate Owned — Other real estate owned is comprised primarily of residential real estate obtained through foreclosure. The fair value is determined generally through the use of collateral values based on observable market data from sources such as appraisals, broker opinions or other validated methods discounted as noted above. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors; therefore, these assets are classified as Level 3.

Impaired Land Inventories Under Development — Certain inventories under development consist of similar lots in the same subdivision. Therefore, the fair value of these assets is determined based on recent sales of similar lots in the same subdivision, and are therefore classified as Level 2. However, fair values for certain inventories under development are determined from sources such as an appraisal by a state certified appraiser, a real estate broker opinion of value or indicative bids. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors; therefore, these assets are classified as Level 3.

Impaired Fixed Assets including impaired Assets Held for Sale and impaired Assets of Discontinued Operations — The fair values are estimated using appraisals by a state certified appraiser or real estate broker opinions of value. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors; therefore, these assets are classified as Level 3.

The Company considers experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the assets may differ from the estimated fair values reflected in the consolidated financial statements, and the difference could be material.

Put Option Obligation

In accordance with the institutional lending program, we have a put option obligation to purchase commercial construction loans financed by the institutional lender upon the occurrence of a triggering event, as defined in the institutional lender agreement. These commercial construction loans are serviced entirely by the institutional lender until either the loan is repaid by the customer or the occurrence of a triggering event. We record the fair value of the put option obligation as a liability. The fair value is estimated using a cash flow model. The inputs to the cash flow model include both quantitative and qualitative factors and require judgment and estimates on the part of management related to the expected future cash outflows, loss percentage estimates, and current economic conditions. All of these factors can change significantly and in a relatively short period of time. To the extent that actual outcomes differ from our estimates, additional provisions could be required, which would negatively impact our consolidated earnings or financial position in future periods.

Impact of Inflation and General Economic Conditions

We believe the success of our business is based on assessing the pertinent risks involved in the lending process and the economic health of the national and local real estate markets in which we operate. We believe our management team has the appropriate experience in managing these risks. Negative inflation (deflation) in housing prices can reduce our income as our customers will struggle to make money and thus increase our default rate. When these events happen, our allowances for loan losses can increase and our put option obligation could also increase, therefore, causing us to experience losses on individual loans. If this activity becomes significant, it could erode all of our income and cause us to record operating losses. Gains and losses from lot and land sales are dependent on the inflation/deflation of these assets.

GLOSSARY OF TERMS

Quantitative and Qualitative Disclosures About Market Risk

Our profitability is somewhat dependent upon inflation/deflation of housing prices. Every drop in housing prices of 10% is likely to cause an approximate $3,300 loss for us based on the assets held and liabilities owed at the end of fiscal 2010. An increase in housing prices is likely to increase our profitability although not to the same extent that decreases respectively impact our profitability. While the new loans we propose to extend will have interest rates based on our cost of funds and thereby will eliminate most of our interest rate risk, the non-performing portion of our portfolio, which is funded with debt does have interest rate risk. Based on a $20,000 senior debt balance, we estimate that every increase of the prime rate by 1.0% will cost us approximately $200 annually.

The demand for single family new homes also affects our profitability. January 2009 saw a historic low point in sales of new homes according to information recorded in the mass news media. Since then, single family new housing market data have stabilized but, we believe are still about half of what should be “normal.” Increases in demand for housing will reduce our loan losses and will likely cause inflation in housing prices. It will also increase the rate at which loans turn-over, which results in a higher percentage profit for our Company. Any further decreases in housing starts will have the opposite effect. We believe that the housing market has stabilized and will progress in a slow recovery fashion over the next several years.

The following chart shows the trend line for housing starts in the United States from 1959 through 2010. The data is based on information obtained from the U.S. Census Bureau:

New Privately Owned Housing Units Started
Annual Data from 1959 to 2010

(Source: http://www.census.gov/const/startsan.pdf)

GLOSSARY OF TERMS

The following chart shows the trend line for median home sales prices of new homes sold in the United States from 2005 through 2010. The data is based on information obtained from the U.S. Census Bureau:

New & Existing Homes Median Selling Price From 2005-2010

(Source: US Census & National Association of Realtors)

Internal Controls Over Financial Reporting

Our management and independent registered certified public accounting firm did not perform an evaluation of our internal controls over financial reporting as of January 2, 2011, as would have been required in accordance with the provisions of the Sarbanes-Oxley Act of 2002 had we previously been subject to the reporting requirements of the Securities Exchange Act of 1934. Had we and our independent registered public accounting firm performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act of 2002, additional control deficiencies may have been identified by management or our independent registered certified public accounting firm and those control deficiencies also could have represented one or more material weaknesses.

GLOSSARY OF TERMS

BUSINESS

(All dollar [$] amounts shown in thousands, except amounts describing proceeds from this offering)

General

84 FINANCIAL L.P. (“84 FINANCIAL”, “we”, “us”, “our” or the “Company”) is a Delaware limited partnership. 84 Lumber Company (“84 Lumber”), as the sole limited partner, holds 99% of the partnership interests in 84 FINANCIAL. 84 Lumber also is the sole member of our general partner, 84 LADC, LLC, which holds 1% of the partnership interest in 84 FINANCIAL. 84 Lumber was founded in southwestern Pennsylvania in 1956 and today is a leading supplier of building materials to small-to medium-size homebuilders throughout the United States. Since our inception in 1993, we have operated as a finance company for customers of 84 Lumber who are builders.

We operate our business to generate a stand-alone profit through our three segments: (1) commercial lending to residential homebuilders and/or multi-family or commercial developers; (2) acquisition, development and sale of residential lots and homes; and (3) commercial property leasing, in order to create and retain enough equity to: 1) maintain our financial covenants in our line of credit; 2) meet liquidity needs; and 3) maintain at most a 4:1 or 5:1 ratio of non-affiliated debt-to-partners’ equity plus affiliate debt. These segments provide different sources of income to contribute to the success of our business plan. Our commercial lending provides interest and fee income. Acquisition, development and sale of residential lots and homes provide income from the sale of developed properties, and our commercial properties leasing contributes steady lease income to our operation. Most new business plans have the need to develop a customer base to be successful in selling their products. Since we provide commercial financing to customers of 84 Lumber, we are able to take advantage of exposure to 84 Lumber’s builder/developer customer base for lead generation and credit information. Conversely, 84 Lumber has the potential of generating material sales for the properties that we finance. This combination provides our customers with a more complete service level that should allow us and 84 Lumber to attract and retain more builder/developer customers. While we benefit by having access to 84 Lumber’s customer base, and 84 Lumber benefits from having a ready source of funding for its customers, our goal is to enhance the profitability and financial condition of 84 FINANCIAL.

Our future business plan will continue to emphasize commercial construction lending as our main line of business. Having seen the real estate market reach historical lows, we feel that the market has reached a stabilization point. Given this, we are preparing our Company to, once again, become an active lender by providing commercial construction financing. We have redesigned our lending program to manage overall lending risks as well as specific real estate market risks. We employ a detailed process of evaluating each commercial construction loan application using individual credit and industry reference information, such as payment history and credit reports. Our loan programs are designed to control loan exposure related to value and dollar exposure concentration by utilizing maximum loan amounts, maximum number of loans to a single builder, analysis of housing starts by Metropolitan Statistical Areas and risk-based pricing variances.

We have assembled a management staff with over 100 years of combined experience in commercial, residential and construction lending, loan collection, loss mitigation and funds management. Our President has 37 years of experience in banking that includes starting a de novo bank, new lending divisions within a bank, new nationwide construction lending within a bank, start-up mortgage banking operations within banks and independently, this includes starting the institutional lending program for the bank that is the institutional lending servicer. Our staff has served in various management positions with our Company and affiliates, the banking profession and finance companies. Therefore, we are accustomed to analyzing housing start trends and home pricing fluctuations as well as monitoring housing markets and trends. Our management team, however, does not have extensive experience with start-up non-regulated financial institutions. By commencing this Offering in the absence of our former institutional lending program partners, we believe we have effectively created a start-up financial institution. Most start-up financial institutions grow to the level that we are anticipating over a long period of time, typically measured in years. In contrast, we anticipate rapid expansion to our desired portfolio size.

GLOSSARY OF TERMS

Competitively, the commercial construction lending segment of the market has fewer lenders due to the contraction in banking and the regulatory environment that banks are currently facing. This presents a unique opportunity for us to be one of a smaller group of lenders willing to provide this type of lending. Since we are not a tightly regulated company, we feel we have a competitive edge that allows us to make decisions based on prudent business. We are able to stay focused on one main product line and devote most of our internal resources to commercial construction lending. There is, of course, an inherent risk in being focused on one segment of the economy. Our business will have more fluctuations in revenues and profit than more diversified businesses.

The field representatives we employ are located in various parts of the country and have loan origination and loss mitigation experience in commercial construction lending. Our field staff selects our customers based on initial market reputation and standing within the builder community. In addition to using local state certified appraisers, our field staff performs property inspections in evaluating the property to be financed. Our field staff also maintains face-to-face interaction with our customer, the homebuilder or developer, to monitor their success in completing and selling the property. Additionally, we maintain a high equity and affiliate debt to non-affiliate debt ratio as compared to other lenders in the market. At the end of fiscal 2010, our ratio was 278%, and was 13% for Bank of America and 11% for Citibank. We anticipate maintaining our direct investment in acquiring and developing residential building lots and maintaining our level of activity in owning, managing and leasing commercial properties mainly to 84 Lumber who pays monthly rental payments to us.

Other activities, such as providing other secured and unsecured financing to builders, acquiring loans to finance the acquisition and development of residential building lots and purchasing defaulted or troubled unsecured or secured debt at a discount will be considered if and when we deem the investments to be prudent.

Business Segments

As noted above, we operate in three business segments: (1) commercial construction lending to residential homebuilders and/or multi-family or commercial developers; (2) acquisition, development and sale of residential lots and homes; and (3) commercial property leasing. In addition to the information below, information relating to our business segments is contained in the Segments footnote in the notes to consolidated financial statements.

Commercial Lending

We extend our commercial construction loans to homebuilders and developers who are citizens or companies of the United States of America (U.S.) and who build homes located throughout the U.S. Generally, our homebuilder customers repay their loans through the sale of the homes they build. In most cases, the homebuilder sells the home after completion of construction. Typically, developers borrow from us to fill the gap that is not provided by traditional financing sources. They repay their construction loan with proceeds from a permanent loan, which is not closed and funded until the project is complete.

Originally, we extended all commercial construction loans to homebuilders on a direct basis. In late 1997, the demand for our loans exceeded the amount of funds we were willing to lend. We entered into an agreement with a single institutional lender who was willing to work with us in extending loans to our homebuilder customers. This initial agreement became the basis for the lending program with institutional lenders. Under this lending program, the institutional lender extended loans directly to homebuilders referred to it by our parent company, 84 Lumber. The institutional lender used its own funds to extend the loans without any funding requirement on our part. The institutional lender was responsible for administering the loans, and received all financial compensation and losses derived from these loans. This version of our construction lending program continued from January 1998 through December 2002.

The demand for loans continued to grow and our commercial construction lending program outgrew the funding capability of the single institutional lender. In late 2002, we modified the institutional lending program to attract additional institutional lenders. Among the more significant changes, we established a reserve fund for loan losses and agreed to give our participating institutional lenders the option to “put” back to us (i.e., require us to purchase from them) any non-performing loan. This put obligation applied to all

GLOSSARY OF TERMS

outstanding loans that had been originated by an institutional lender as of December 31, 2002 and all loans originated by an institutional lender thereafter. In the event of a default by a homebuilder under a loan (failing to make payments of principal and/or interest; failure to complete construction of the home; foreclosure; construction stopping; construction not starting; or failure to sell the home within a prescribed time frame), we are required to purchase the loan from the institutional lender and assume responsibility for the losses derived from that loan. We received a portion of the fee charged to the customer at the time the loan was extended as compensation for the loss responsibility of these loans

Over the last several years, because of the onset of the economic recession and, in particular, its effect on the homebuilding industry, home prices and default rates, the institutional lenders have decided to discontinue their participation in the institutional lending program. The last date on which new loans could be originated under the institutional lending program was October 20, 2010. Therefore, we have revised our business plan. Starting on October 21, 2010 we began extending a limited amount of new loans on a direct basis using our new lending program. Going forward, we will increase the amount of new loans to homebuilders and developers using funds received by this offering, our own capital, repayment from loans that we own and borrowed funds.

These loans will be originated throughout the country through approximately 10 field construction financing representatives who travel throughout the states where 84 Lumber operates. These representatives are currently employees of 84 Lumber and are expected to be transferred to our employment in 2011. We do not maintain branch offices in our business.

Our loans will typically average approximately $200 for homebuilders and $1,500 for developers. All loans are extended on a demand basis and repayment is generally anticipated within 24 months of the initial date of the loan. Under our new business plan, over a period of time, our goal is to reach annual loan originations of up to $300,000. Once this goal is sustained we expect to maintain a rolling amount of disbursed loan balances of $225,000.

Our new lending program is different from the institutional lending program we operated in 2002 – April 2008. In April 2008, we modified lending terms with the institutional lenders, and then again in the fourth quarter of 2010. At this point, the lending program of today differs from the institutional lending program in the following ways:

Construction Loan Program Differences Designed to Reduce Loan Losses	Institutional Lending Program	84 FINANCIAL New Loan Program
Market Grading	All markets were treated equally with no change in interest rate or loan-to-value (LTV) percentages.	We grade markets based on where they appear to be in that market’s housing cycle, and how volatile their housing market currently is. We use this grading to determine interest rates and loan to value percentages instead of treating every market the same.
Maximum LTV	75%	60% – 70%
Maximum Loan Amounts (in thousands)	$2,000	$750
Funds Required by Borrower at Closing for Standard Loans
Minimum % of the loan amount	0%	6.0% – 12%
Minimum % of the lot purchase/payoff	0%	0% – 50% (depending on location)

GLOSSARY OF TERMS

Construction Loan Program Differences to Increase Yield	Institutional Lending Program	84 FINANCIAL New Loan Program
Loan Fees	1.0% – 1.5% of loan amount	4.3% of loan amount
Interest Rate Index	Prime Rate	84 FINANCIAL L.P. Cost of Funds (cost of funds plus a margin to offset the risk changing interest rates)

All lending pricing, terms and conditions are subject of change without notice

Since 1998, there have been approximately over $2,000,000 in loans originated through the institutional lending programs, with the total loss (including the projected losses on loans still to be liquidated) expected to be 2.5%. The vast majority of the losses occurred between fiscal 2008 and 2010; we believe the primary cause of the losses relates to the decline in home values during that period of time. Periods of flat to rising home prices generally have a positive effect on the results of construction lending, where periods of falling prices generally have a negative effect. We also expect results to be different because we believe the housing market is at a low point, therefore, we believe values are likely to rise.

Set forth below is a general outline of some typical features of commercial construction loans to homebuilders we are originating today through the 84 FINANCIAL lending program (deviation from this outline is considered on a case by case basis):

Purpose of Loans:	Construction of 1 to 4 family residential homes
Borrower/Homebuilder Profile:	Small-to medium-size homebuilders
Creditworthiness of Borrower/Homebuilder:	Prior to extending loans, we review the experience and creditworthiness of a homebuilder and the location and value of the property. We place importance on both the homebuilder’s history of repaying obligations and the potential resale value of the property. Loans are extended for the acquisition of real estate and the construction of improvements on that real estate.
Security:	First lien mortgage or deed of trust on real estate and improvements on the real estate
Loan to Value (in thousands)	Maximum 70% for loans up to $500
Maximum 60% for loans up to $750
Required Equity:	0 – 50% down on lot/land
6 – 12% of the loan amount in the form of a deposit, generally returned to the borrower upon substantial completion and recertification of value
Term:	The loans are written as demand loans with specific loan performances contained in the documentation. The historical average life of the loans has been approximately 10 months or less.
Rate:	Charged at a margin over 84 FINANCIAL L.P. cost of funds, Prime or other index
Draw Method:	Construction funds drawn are disbursed based on Percentage of Completion verified by inspection. Generally, up to seven draws per project are allowed with each inspection being performed by a representative of 84 Lumber. Typically, two quality control inspections are completed by the certified appraiser who originally performed the appraisal for the project. The appraiser is paid a market fee for this service. Neither the 84 Lumber representative nor 84 Lumber receive a fee for the inspections performed, as their costs are nominal
Appraisal Techniques:	Single family residential appraisal reports completed by state certified appraisers

GLOSSARY OF TERMS

Loan Closing Documentation:	Standard state specific commercial real estate construction loan documentation including a personal guarantee (if specified in the loan approval)
Collection Methods:	We utilize various efforts in collecting on the loans that we extend. These efforts include frequent telephone contact, mailings of notices and information, and personal visits by our field construction financing representatives. During the course of construction, numerous inspections of the property are performed. Generally, we do not disburse funds on a loan without receipt of a current inspection report. Additionally, we monitor the homebuilder’s payments to his subcontractors and suppliers of materials.
Required Insurances:	Builder General Liability and Workman’s Compensation
NO Title Insurance*
NO Hazard Insurance*
Locations:	Loans are or may be extended with respect to new homes to be built in states in or near where 84 Lumber operates. 84 Lumber currently operates in approximately 33 states within the United States.

*	We believe that the fees paid for title and hazard insurance are significantly higher than the benefit received. Loans to developers will vary in size and loan structure to prudently meet the financing needs of the project. The following is a general outline of some typical features of our loans to developers:

Purpose of Loans:	Secondary commercial construction financing that funds an amount sufficient to cover the difference between the primary construction loan from a lender and the cost of construction.**
Loan Amount:(in thousands)	Loan amounts typically range from $250 to $4,000
Borrower/Homebuilder Profile:	Developers of multi-family and commercial projects
Creditworthiness of Borrower/Homebuilder:	Prior to extending loans, we review the experience and creditworthiness of a developer, the feasibility of the project and the location of the property. We place greatest importance on the developer’s history of repaying obligations and the strength of the permanent loan commitment rather than the potential value of the property. Loans are extended for the acquisition of real estate and the construction of improvements on that real estate.
Security:	First or second lien mortgage or deed of trust on real estate and improvements on the real estate**
Term:	The loans are written as demand loans or term loans, generally not to exceed two years, with specific loan performances contained in the documentation.
Rate:	Charged at a margin over 84 FINANCIAL L.P. cost of funds, Prime or other index.
Draw Method:	Construction funds drawn are disbursed based on Percentage of Completion or AIA draw schedule verified by third party inspection
Appraisal Techniques:	Appraisal reports completed by qualified appraisers
Loan Closing Documentation:	Standard state specific commercial real estate construction loan documentation 57 TABLE OF CONTENTS GLOSSARY OF TERMS
Collection Methods:	We utilize various efforts in collecting the loans that we extend. These efforts include frequent telephone contact, mailings of notices and information, and personal visits by our field construction financing representatives. During the course of construction, numerous inspections of the property are performed. Generally, we do not disburse funds on a loan without receipt of a current inspection report. Additionally, we monitor the developer’s payments to his subcontractors and suppliers of materials.
Required Insurances:	Builder General Liability and Workman’s Compensation
Title Insurance Hazard Insurance
Locations:	Loans are or may be extended for projects in the United States

**	Secondary commercial construction loans start with the same risks as our other loans (i.e., non-performance) but this risk is increased because these loans are in a second lien priority position. This means that if the sale of the property is insufficient to pay both our loan and the primary loan, the primary loan must be paid in full before we receive any payment. We fund our current obligations in extending and purchasing commercial construction loans through a combination of sources of liquidity. These sources consist of rental income from commercial property owned, the receipt of funds from the repayment of existing loans, the sale of properties acquired through foreclosure of the properties that secure these loans, bank borrowings, and borrowings and additional capital investments from our affiliates. We anticipate adding borrowings under this prospectus as a source of liquidity for our operations. There is no minimum amount of proceeds that must be received from the sale of the Notes in order to accept and use proceeds from this offering. There is no guarantee we will receive sufficient funds from this offering to satisfy our cash requirements and it may be necessary to liquidate assets and curtail growth initiatives and spending to meet expenditures and continue as a going concern.

Our commercial construction lending activities do not present the risks typically associated with:

•	high concentration with one particular homebuilder or subdivision
•	large loan amounts
•	concentrated geographic locations

GLOSSARY OF TERMS

This is a result of having lending guidelines that restrict the maximum number of loans and dollar amount of loans to each homebuilder and developer. Furthermore, we are actively lending in approximately 33 states where 84 Lumber operates, which we believe mitigates the risks associated with specific state or regional risk concentration. The following is a map that shows each current 84 Lumber location:

GLOSSARY OF TERMS

We also believe geographic diversification decreases seasonality swings in the amount of loans extended. We periodically review our portfolios to make sure that our geographic, homebuilder and developer exposures are maintained within acceptable risk tolerance levels. Below is a current chart that displays the geographic make-up of our loan and other real estate owned portfolios:

84 Financial & Institutional Lender Loans and REO
by State as of Year End 2010
$14,787,608 (Net of reserve and impairment)

The geographic diversity of the new loan program may not necessarily match the institutional lending programs, which mostly comprises the chart above.

We anticipate that all customers of our new lending program will be customers of 84 Lumber Company, as has been our practice in the past. Our employees will use the 84 Lumber credit information related to prospective lending customers to prescreen them for acceptance and loan parameters. Our employees then will approach the eligible 84 Lumber customers and offer lending services. Prior to entering into our loan agreement or commitment letter with a customer, we are under no obligation to lend any customer money. At the peak of the institutional lending program, between us and the institutional lender servicer, there were approximately 45 individuals, originating and servicing $300,000 in loans. Today there are 19 individuals for the same functions. This represents an overstaffed situation which exists because we are anticipating increased lending activity upon receipt of proceeds from the Notes. We will have to add staff accordingly as loan origination volume increases towards $300,000. At $300,000 we would anticipate having 40 – 50 employees.

We anticipate that if no proceeds are received from the issuance of these Notes, our business will continue at a very low new commercial construction loan origination rate. The proceeds from this offering will allow us to increase our new commercial construction loan originations which we believe will increase our net earnings. For example, assuming the following:

—	our average loan amount is $200 (approximately 70% disbursed)
—	interest rates remain stable
—	there are no other significant changes in our business (e.g. rental income from 84 Lumber remains constant)

GLOSSARY OF TERMS

—	we receive $100,000 in net proceeds per year evenly for a three year period, with an average maturity of two and one half (2½) years
—	our line of credit is renewed and we utilize 50% of the availability through this three year period

By the end of that three year period, we believe we would have:

—	an approximate balance due of $250,000 to Note holders (i.e. Investors)
—	repaid approximately $50,000 in proceeds
—	an estimated balance of $280,000 on loans extended (approximately 2,000 loans)
—	approximately $11,000 outstanding on our line of credit

We have extended unsecured commercial loans to homebuilders in need of financing to provide liquidity to their business. This enabled the homebuilder to meet their contractual obligations until they successfully sold homes they owned as inventory. We have extended these unsecured loans to builders in the institutional lending program to pay delinquent interest to a current status providing the borrower additional time to sell the property and repay the loan. We have fully reserved all of these loans in our consolidated financial statements.

We anticipate continuing these types of loans, although the amount of these loans will be significantly lower as there are fewer and fewer homebuilders participating in the institutional lending program. We expect the need for these types of loans to be eliminated once the institutional lending program has been completely unwound.

84 Lumber carries unsecured debt with homebuilder customers. We purchase selected amounts of this defaulted debt from 84 Lumber and secure it with real estate. We only purchase 84 Lumber defaulted debts when the debtor can pledge or assign collateral deemed to be sufficient to repay the debt over an acceptable period of time. In the future, we do not intend this to be a significant portion of our business. These investments are included in the proceeding chart and our financials in Loans, net of Allowances when collateral is pledged and in Land inventories under development when collateral is assigned.

The purchase of defaulted debt from any affiliate in the future is contemplated to be done 1) on a discounted basis; and 2) based on the value and marketability of the underlying collateral. The balance of these loans at the fiscal year end 2010 was $3,197.

Acquisition, Development and Sale of Residential Lots

As of January 2, 2011, we owned nine residential developments in various parts of the country. We acquired seven of these developments as a result of our merger with our affiliate, 84 A&D. 84 A&D was formed in Delaware on June 23, 2004 with the same ownership structure as our Company. The business plan of 84 A&D was to buy raw land, install roads and utilities to create residential building lots that it would then sell to homebuilder customers of 84 Lumber. Because of the substantial decline in the market value of the lots it owned, 84 A&D stopped acquiring land and selling its lots over time. Effective March 29, 2010, 84 A&D was merged into Hardy Credit Co., which in turn was later merged into our Company. All of the consolidated financial statements and amounts used in this prospectus include 84 A&D as though it had been part of our Company since its inception.

We continue to oversee all of the developments we own and endeavor to sell the lots. This portion of our business frequently requires us to agree to make improvements to the real estate within agreed upon periods of time in order to obtain permits from the local municipalities. As of fiscal year end 2010, the costs that we are under future obligation to incur are approximately $236. These costs relate to the following: two subdivisions which need final topcoats for roads; one subdivision which needs storm water management completion; and one subdivision which needs to purchase a piece of property and build a pool and clubhouse. We have constructed and may construct residential homes to promote additional sales activity within the development.

GLOSSARY OF TERMS

There is a seasonal component in demand for subdivision lots in the northern part of the United States. Our lot/land positions are concentrated due to the fact that we have nine subdivisions. Since these lots are not generally committed to any one or a few homebuilders, we believe we can sell lots in our subdivision to a wide array of customers.

Commercial Property Leasing

As of fiscal year end 2010 we own and lease to 84 Lumber 32 retail stores. Our future plans for our commercial property leasing business line include marketing locations that are available for sale and maintaining the amount currently invested in commercial properties. Properties sold provide liquidity for general Company purposes including repayment of Company borrowings and the purchase of additional commercial property. This business line, as previously mentioned, provides income to our Company and enables us to use the properties as collateral for Company borrowings.

Company Market Area and Competition

We operate only in the United States. We compete with national, regional and private lenders. We believe our homebuilder loan terms are different than other lenders in the markets in which we are active. Typically the differences are:

•	Our loans may have a higher fee;
•	Our loans may include an interest free period (whereas normal lenders charge interest); and
•	Our loans may have lower costs as a result of not requiring title or hazard insurance on some loans.

Our developer loan terms are also different than other lenders in the market, since we typically charge higher fees and interest rates. Other terms and requirements are typical for this type of lending in the marketplace.

Environmental Compliance

We do not believe that compliance with United States, state or local laws relating to the protection of the environment will have a material effect on our business in the foreseeable future. However, loans we extend or repurchase are secured by real property. In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. To date we have not incurred any significant cost related to environmental compliance and we do not anticipate incurring any significant cost for environmental compliance in the future.

Employees

As of the date of this prospectus, we have eight full-time employees. We do not have employment agreements with any of our employees.

Properties

Our headquarters is located at 12627 San Jose Boulevard, Suites 304 and 305, Jacksonville, Florida. We own this office space on a fee simple basis. At the end of fiscal year 2010, other real estate we own consists of 9 residential developments, homes in various stages of construction which we have acquired through foreclosure on construction loans, other properties taken as collateral for purchased unsecured debt, and 33 commercial properties located in 10 states, of which 32 are leased to our affiliates and serve as collateral for our line of credit.

Legal Proceedings

As of the date of this prospectus, we do not believe we, our general partner, its directors or any of our officers, are a party to, and none of our property is presently the subject of, any pending or threatened legal

GLOSSARY OF TERMS

proceeding or proceeding by a governmental authority that could have a material adverse effect on our business. We are a party to litigation arising in the normal course of business. However, we do not believe this litigation will have a material adverse effect on our consolidated balance sheets, statements of operations or cash flows.

Reports to Security Holders

We intend to file quarterly and annual reports as required by the United States Securities and Exchange Commission (the “SEC”). The annual reports we file with the SEC will contain financial information that has been examined and reported upon, with an opinion expressed by, an independent registered certified public accounting firm. You may access this information on-line at our website, at www.84financial.com, or call us at (877) 484-8458 (toll free), to have copies mailed to you at no cost. However, information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained in, or specifically incorporated by reference into this prospectus in deciding whether to invest in the Notes.

GLOSSARY OF TERMS

MANAGEMENT

(All dollars [$] amounts shown in whole dollars)

Listed below are the officers and key employees of the Company, and the directors of our general partner, 84 LADC, LLC. The daily operation of our business is conducted by our officers; we do not have a board of directors. Our general partner, 84 LADC, LLC, is responsible for managing our business and operations under supervision of its board of directors. 84 LADC, LLC established its board of directors on August 20, 2010 in connection with the organization of 84 FINANCIAL L.P. Prior to the reorganization 84 LADC, LLC was managed by Margaret H. Magerko as the sole manager of 84 LADC, LLC.

The positions and business experience of our officers and key employees and of the directors of 84 LADC, LLC are described below. The specific business experiences of each director described in the biographical information provided below were considered by 84 Lumber in choosing each director.

All of the officers and key employees of the Company and the directors of 84 LADC, LLC may be contacted at the Company’s address and telephone number.

Directors of the General Partner and Officers of the Company

Name	Age	Position
Margaret H. Magerko	45	Chairman of Board of Directors of 84 LADC, LLC
Paul Lentz	48	Vice President — Finance of 84 FINANCIAL L.P. and Vice Chairman of the Board of Directors of 84 LADC, LLC
Thomas P. Spatola	58	President of 84 FINANCIAL L.P. and Director of 84 LADC, LLC

Key Employees of the Company

Name	Age	Position
Kimberly M. Bedford	36	Vice President — Administrative Operations/Product Management of 84 FINANCIAL L.P.
Rhonda L. Warrington	39	Vice President — National Production of 84 FINANCIAL L.P.
Barbara L. Harshman	35	Vice President — Loan Servicing of 84 FINANCIAL L.P.
Sandra L. Chapman	48	Vice President — National Lending of 84 FINANCIAL L.P.

Margaret H. Magerko was chosen by 84 Lumber to serve on the Board of Directors of 84 LADC, LLC and appointed to serve as Chairman of the Board of Directors upon the organization of 84 FINANCIAL on August 20, 2010. Prior to the organization of 84 FINANCIAL and the establishment of the Board of Directors of 84 LADC, LLC, Ms. Magerko served as the sole manager of 84 LADC, LLC. She has been President of Nemacolin Woodlands, Inc. since 1989 and President of 84 Lumber and a member of the Board of Directors of 84 Lumber since 1992.

Paul Lentz was chosen by 84 Lumber to serve on the Board of Directors of 84 LADC, LLC and appointed to serve as Vice President — Finance of 84 FINANCIAL L.P. on April 13, 2011. Mr. Lentz has worked for 84 Lumber and its affiliates for approximately 25 years in various financial and accounting positions. He is currently Chief Financial Officer of 84 Lumber. Prior to serving as Chief Financial Officer, Mr. Lentz served as controller of 84 Lumber for 13 years.

Thomas P. Spatola became President of Hardy Credit Co. in December 2007 and was chosen by 84 Lumber to serve on the Board of Directors of 84 LADC, LLC upon organization of 84 FINANCIAL on August 20, 2010. He has 37 years of banking experience, serving in various executive and management positions in residential, commercial, consumer and construction lending. Most recently, Mr. Spatola served as the President of Federal Trust Mortgage Company, a subsidiary of Federal Trust Corp. (2005 – 2007), and as a Senior Vice President of Residential Lending at Liberty Savings Bank, F.S.B. (1995 – 2005). Additionally, Mr. Spatola is knowledgeable regarding overall bank operations and management.

GLOSSARY OF TERMS

Kimberly M. Bedford became our Vice President — Administrative Operations/Product Management on August 20, 2010. She has 8 total years of work experience with us and served as our Vice President —  Lending from 2002 to December 2005. From January 2006 to December 2007, she served as Assistant Vice President — Lending in a consulting role with the Company. In January 2008, Ms. Bedford returned in a full time status as Vice President. Ms. Bedford has a total of 18 years of experience in the banking/financing industry serving in various lending and operational positions.

Rhonda L. Warrington became our Vice President — National Production on August 20, 2010. She has 13 total years of work experience with both 84 Lumber and the Company, including 12 years in various positions relating to construction financing activities. During the last 5 years she managed origination, originated, and performed loss mitigation functions for us and 84 Lumber. She has been a full time employee with us since 2007.

Barbara L. Harshman became our Vice President — Loan Servicing on August 20, 2010. She has 7 total years of work experience with both 84 Lumber and the Company. From 2005 through August 19, 2010, Ms. Harshman served as our Vice President — Lending. In 2004 and 2005, Ms. Harshman also served as Account Manager and Credit Manager for affiliate companies.

Sandra L. Chapman became our Vice President — National Lending on August 20, 2010. She has served as our Assistant Vice President — Lending as well as Director of Financial Services since December 2006, which included acquisition and development activities. Ms. Chapman has over 20 years of experience with finance companies, 11 of which have been spent with 84 Lumber’s construction lending department. Since 2003, Ms. Chapman has provided training to 84 Lumber’s construction financing field representatives regarding origination and loss mitigation strategies. Since 2006, Ms. Chapman has also supervised the origination and loss mitigation practices and procedures of 84 Lumber’s construction financing field representatives. We anticipate that during 2011, all of 84 Lumber’s construction financing field representatives will be transferred to the Company as our employees and Ms. Chapman will continue her current responsibilities of managing all construction financing field representatives.

The term of office of each officer expires when a successor is determined by either the Owner’s Representative, or the board of directors of our general partner.

There are no family relationships among any of the persons listed above.

GLOSSARY OF TERMS

COMPENSATION DISCUSSION AND ANALYSIS

(All dollars [$] amounts shown in whole dollars)

This Compensation Discussion and Analysis describes our compensation philosophy and policies for fiscal year 2010 that applied to the executives named below in the Summary Compensation Table (the “Named Executive Officers”). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this discussion and analysis.

During fiscal year 2010, we paid compensation directly to only one of our named executive officers, Thomas P. Spatola, our President. We did not pay compensation directly to Daniel M. Wallach, who was our Vice President — Finance on from August 20, 2010 through April 11, 2010. Prior to August 2010 Mr. Wallach had served in a similar role for the Company in his capacity as the “Owner’s Representative” of 84 Lumber. We do not expect to pay compensation directly to our new Vice President — Finance, Paul Lentz. Mr. Lentz is employed by 84 Lumber as its Chief Financial Officer, and Mr. Wallach was employed by 84 Lumber as its Executive Vice President. Their services have been and continue to be provided to us pursuant to a Management Services Agreement with 84 Lumber. We also do not pay any fees or other compensation to members of the board of directors of our general partner.

Management Services Agreement.  Pursuant to a Management Services Agreement with 84 Lumber, 84 Lumber provides us with certain management and general and administrative services, which include the services of our Vice President — Finance. In exchange for 84 Lumber’s management and general and administrative services, we pay 84 Lumber a base fee and reimburse the employment expenses of our employees and other costs and expenses incurred by 84 Lumber on our behalf or in providing such services to us. The base fee amount includes reimbursement to 84 Lumber on our behalf for a portion of 84 Lumber’s cost of employing our Vice President — Finance, based on the estimated percentage of time he is expected to devote to the Company over the year. In 2010, the percentage of time devoted by Mr. Wallach was approximately equal to the amount we paid in relationship to his total salary. We anticipate this relationship will continue for Mr. Lentz. In January 2009 the base fee amount was increased from $500 per month to $5,000 per month and continued at that rate in 2010. The base fee paid for 2010 under the Management Services Agreement represents, in management’s view, the reasonable equivalent of “compensation” for such services. Under similar agreements with its other subsidiaries, 84 Lumber provides similar services to its subsidiaries.

We believe the cost of the services received under our Management Services Agreement with 84 Lumber, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Objectives of the Named Executive Officer Compensation Program

The objectives of our executive compensation program are to attract, retain and motivate highly talented executives and to align each executive’s incentives with our annual and long-term objectives set by the Board of Directors of our general partner, while maintaining a healthy and stable financial position. Specifically, our executive compensation program is designed to accomplish the following goals and objectives:

•	maintain a compensation program that is equitable in our marketplace;
•	provide opportunities that integrate pay with the annual and long-term performance goals;
•	encourage and reward achievement of strategic objectives, while properly balancing a controlled risk-taking behavior; and

GLOSSARY OF TERMS

•	maintain an appropriate balance between base salary and short- and long-term incentive opportunity.

Determining Named Executive Officer Compensation

We are a wholly-owned subsidiary, directly and indirectly, of 84 Lumber, and 84 Lumber, in turn, is a family-owned limited partnership that is not publicly traded. Margaret H. Magerko, the Chairman of the Board of Directors of our general partner, and members of her family beneficially own substantially all interests in 84 Lumber. 84 Lumber is not governed, directly or indirectly, by an independent board of directors and our general partner does not have an official “compensation committee,” or other committee of its Board of performing compensation-related activities on behalf of the Board of Directors. Prior to our reorganization, Daniel M. Wallach, in his capacity as Owner’s Representative, determined the compensation of all Named Executive Officers except himself, and Mr. Wallach’s compensation as to his services to the Company was determined by 84 Lumber. Notwithstanding the structural changes resulting from our reorganization, we have no immediate plans to discontinue this practice in determining the compensation of the Named Executive Officers, including Mr. Lentz who replaced Mr. Wallach in April 2011.

Our determination and assessment of executive compensation for Mr. Spatola are primarily driven by the following three factors: (1) market data based on the compensation levels, programs and practices of other comparable companies for comparable positions, (2) our financial performance, and (3) his performance. We believe these three factors provide a reasonably measurable assessment of executive performance in light of building value and creating a healthy financial position for us. The comparable companies that we analyze when making compensation decisions, are small and regional banks. We rely upon our judgment and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements for Mr. Spatola and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances our long-term growth.

2010 Named Executive Officer Compensation Components

Our executive compensation program for Mr. Spatola consists primarily of base salary and bonuses. The program is complemented with other benefits such as 401(k) matching contributions, medical insurance (which requires the employee to make a contribution to the medical plan). Mr. Spatola has the same benefits as all of our employees and the employees of 84 Lumber. Given our ownership structure and that of our ultimate parent, 84 Lumber, we do not have available for grant, nor is it deemed appropriate to pay, any equity based compensation. This fact is taken into account annually when determining other components and amounts of compensation.

Annual Base Salary

We provide Mr. Spatola and other employees with a base salary to compensate them for services rendered throughout the year. Salaries are established annually based on the individual’s position, experience, performance, past and potential contribution to us, and level of responsibility, as well as our overall financial performance. No specific weighting is applied to any one factor considered, and we used our judgment and expertise in determining appropriate salaries for 2010 within the parameters of the compensation philosophy. Mr. Spatola’s individual performance is reviewed on a yearly basis by us.

Bonus Awards

In addition to base salary, Mr. Spatola may receive a monthly and annual cash bonus. Each bonus is determined on an individual and/or group basis based on longevity and whether the Company meets its performance goals which may be based on, but are not limited to, bad debt, net profit, and liquidity. For fiscal year 2010, the bonus award paid to Mr. Spatola was $84,071.

401(k) Plan

All of our employees participate in the “Amended and Restated Savings Fund 401(k) Plan for Employees of 84 Lumber Company” in which all qualified employees of 84 Lumber and its subsidiaries and affiliates may participate. The purpose of the 401(k) plan is to provide participating employees with an opportunity to accumulate capital for their future economic security through their elective deferrals and our contributions. We believe this plan creates a strong incentive for participating employees to remain with us and to prepare for their individual futures. This benefits both employee retention and employee morale.

GLOSSARY OF TERMS

Perquisites and Other Named Executive Officer Benefits

Perquisites and other similar personal benefits are not part of our compensation package for any employee.

Management Services Agreement

In determining the amount of compensation to be paid under the Management Services Agreement, 84 Lumber’s senior management, including members of the board of directors of our general partner, estimated the percentage of time which Mr. Wallach was expected to devote over a five year period under the Management Services Agreement to us, relative to 84 Lumber and its other subsidiaries. 84 Lumber’s senior management then determined its base fee under the Management Services Agreement to include our proportionate percentage of the estimated cost of employing Mr. Wallach over such five year period. Since Mr. Lentz is expected to devote the same portion of his efforts to 84 Financial, we do not expect the base fee to change.

In the early part of 2009, 84 Lumber’s senior management and the board of directors of our general partner reviewed the Management Services Agreement and determined that an increase in the base fee amount from $500 to $5,000 was necessary. In determining the amount of the increase, among other things, they considered:

•	The additional time that would be required from Mr. Wallach and other personnel of 84 Lumber for purposes of this offering and continuing as a reporting company;
•	The quality of the services 84 Lumber provides to us, including the quality of the services Mr. Wallach provided to us;
•	The comparison of the base fee and the number of full-time equivalent employees reflected in the charge by department for 2008 and proposed for 2009;
•	The comparison of 2008 and proposed 2009 charges by department and in total and such amounts as a percentage of 84 Lumber’s similarly calculated costs for its departments and in total for those years; and
•	The cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In determining whether an adjustment to the base fee under the Management Services Agreement is necessary, 84 Lumber’s senior management and the board of directors of our general partner exclude consideration of:

•	Any base fee paid by another subsidiary of 84 Lumber for similar services;
•	The compensation policies of 84 Lumber because:
º	Mr. Wallach provided services, and Mr. Lentz will continue to provided services, to many companies related to 84 Lumber, including 84 Lumber itself;
º	The base fee does not represent all of 84 Lumber’s cost of employing our Vice President — Finance;
º	84 Lumber and its other subsidiaries absorb the remaining amount of 84 Lumber’s cost of employing our Vice President — Finance; and
º	84 Lumber’s senior management and the board of directors of our general partner consider the other factors discussed above in determining whether an amendment to the base fee amount is necessary or advisable.

GLOSSARY OF TERMS

Employment Agreements

We do not have any employment agreements with Mr. Spatola or Mr. Lentz. We did not have an employment agreement with Mr. Wallach. Mr. Wallach was not, and Mr. Spatola and Mr. Lentz are not, entitled to any severance payments from us upon termination or a change of control. Mr. Wallach’s termination as our Vice President — Finance was in connection with his termination from all employment with 84 Lumber and its subsidiaries.

Tax and Accounting Considerations

The Owner’s Representative is mindful of the potential impact on us of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which prohibits public companies from deducting certain executive compensation in excess of $1,000,000 that is paid to certain individuals. We do not have any Named Executive Officers who met this limit during fiscal year 2010. For financial reporting and income tax purposes, the base fee under the Management Services Agreement is expensed as incurred on a monthly basis.

Summary Compensation Table(1)

The following table provides summary information concerning the annual and long-term compensation paid or accrued by us on behalf of our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary		Bonus	Total
Thomas P. Spatola, President	2010	$165,000		$84,071	$249,071
	2009	$165,000		$400,335	$565,335
Daniel M. Wallach, Vice President — Finance	2010	$30,000		$-0-	$30,000
	2009	$30,000	(2)	$-0-	$30,000	(2)

(1)	Non-applicable columns have been omitted from this table.
(2)	The amounts shown for 2009 and 2010 in the Summary Compensation Table as salary for Mr. Wallach represents the portion of the fees we paid to 84 Lumber pursuant to our Management Services Agreement with 84 Lumber with respect to the services Mr. Wallach rendered to us. Mr. Wallach provided these services through the termination of his employment with 84 Lumber and all of its affiliates in April, 2011

Compensation Committee Interlocks and Insider Participation

We are a wholly-owned subsidiary, directly and indirectly, of 84 Lumber, a family-owned business. Because of the closely-held nature of ownership, neither we nor our general partner has an official compensation committee or other official committee of the Board of Directors performing equivalent functions. Decisions for compensation of our paid executive officers are made by our ultimate parent, 84 Lumber, and the Owner’s Representative.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any non-affiliated entity that has one or more of its executive officers serving as a member of the board of directors of our general partner or the board of directors or compensation committee or other committee serving an equivalent function of any of our affiliates.

GLOSSARY OF TERMS

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the Company as of the date hereof. None of the executive officers of the Company or the directors of the general partner of the Company directly own any partnership interests of the Company. However, Margaret H. Magerko, the Chairman of the Board of Directors of the general partner, and other members of her family, are the beneficial owners of substantially all of the partnership interests of 84 Lumber, the ultimate parent of the Company.

Title of Class	Name of Beneficial Owner	Percentage of Beneficial Ownership
General Partnership Interest	84 LADC, LLC 1019 Route 519 Eighty Four, PA 15330	1%
Limited Partnership Interest	84 Lumber Company 1019 Route 519 Eighty Four, PA 15330	99%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(All dollars [$] amounts shown in whole dollars)

We are a wholly-owned subsidiary, directly and indirectly, of 84 Lumber Company, which is controlled by Margaret H. Magerko and other members of the Hardy family. Therefore, the Hardy family will be able to exercise significant control over our affairs. Members of the Board of Directors of our general partner also serve as officers or directors of 84 Lumber or its other subsidiaries. We have no directors who would be deemed “independent.” Decisions may be made with 84 Lumber in mind, which while overall would be intended to benefit 84 Lumber and its affiliates as a whole (including 84 FINANCIAL L.P.), may be detrimental to 84 FINANCIAL L.P. itself. The following is a description of material transactions and relationships between us and our directors, officers and other affiliates. We have no formal policies or procedures for the review, approval, or ratification of related party transactions, including transactions such as those described in the section

Products and Services Provided to 84 Lumber and Other Subsidiaries

Agreement of Master Lease.  We own the real estate for 32 facilities (at fiscal year end 2010) that are leased to 84 Lumber. The Agreement of Master Lease between 84 Lumber and our Company expires on May 31, 2013. The monthly rent we received from 84 Lumber for the fiscal year 2010 represents approximately 60% of our total income. During 2009, we received an aggregate of $4,544,000 in rental income from 84 Lumber, including $1,812,000 included in income from discontinued operations. During 2010, we received $5,469,000 in rental income from 84 Lumber, including $1,838,000 in income from discontinued operations.

Financing Incentives to 84 Lumber Customers.  In order to encourage customers of 84 Lumber to utilize our financing programs, from time to time we offered one-year interest free construction loans to qualifying customers. 84 Lumber reimbursed us the amount of interest not charged to these customers. During 2009, the amount of interest income we received from 84 Lumber was $8,000, and in 2010 we received $0.

National Lending Program.  Under the institutional lender lending program, participating institutional lenders agreed to extend construction loans to homebuilder customers which were referred to them by 84 Lumber. To induce these institutional lenders to participate in the program, we agreed to purchase all non-performing construction loans from them lenders. During the fiscal years ended January 2, 2011 and January 3, 2010, we purchased $8,020,000 and $15,549,000, respectively, of construction loans pursuant to the put option obligation. See the “Management Discussion and Analysis” section and the “Business” section in this prospectus for additional information regarding this lending program.

GLOSSARY OF TERMS

Support Services Provided by 84 Lumber

Management Services Agreement.  As discussed elsewhere in this prospectus, we have entered into a Management Services Agreement with 84 Lumber pursuant to which 84 Lumber provides services, including executive officer services and office equipment, to us. The services rendered under the Management Services Agreement may include executive, management, financial, internal, audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of our business. We pay a $60,000 annualized base fee for such services, plus reimbursement of the employment-related expenses (e.g., salaries, wages, payroll taxes, employee benefits) and other out-of-pocket expenses incurred by 84 Lumber on our behalf in providing services to us. Part of the base fee is based upon an estimated percentage of the time previously devoted by Daniel M. Wallach, the Executive Vice President of 84 Lumber, through April 11, 2011, and now devoted by Paul Lentz, the CFO of 84 Lumber, to our business and other overhead components. The initial term of the Management Services Agreement expires on January 1, 2012 and renews automatically for an unlimited number of consecutive three-year terms, unless terminated by either party pursuant to a written notice delivered 90 days prior to the expiration of the then-current initial term or renewal term, as applicable. Because of the number of companies related to 84 Lumber and us, we believe we benefit from cost savings and economies of scale gained by not having those management, financial, legal, tax, real estate and administrative staffs duplicated at each company. See the “Compensation Discussion and Analysis — Management Services Agreement” section in this prospectus for additional discussion regarding the considerations taken into account by 84 Lumber’s senior management and the board of directors of our general partner in determining the base fee amount under the Management Services Agreement.

In 2009, we paid 84 Lumber an aggregate of $1,281,000, and in fiscal 2010, we paid 84 Lumber an aggregate of $1,067,000 for its services under the Management Services Agreement, including amounts for the services of Mr. Wallach, as disclosed in the Summary Compensation Table in this prospectus. Of these amounts, $1,221,000 in 2009 and $1,007,000 in 2010 was reimbursement to 84 Lumber of employment compensation for our employees, which is paid by 84 Lumber. We anticipate 84 Lumber to continue this practice for us in the future.

Credit Arrangements and Other Amounts Due From or Owed to 84 Lumber

Real Estate Loan.  From time to time, we would grant a loan secured by real property to or purchase real estate from a customer of 84 Lumber. The proceeds of the loan or the purchase price of the real estate would be paid to 84 Lumber to satisfy the 84 Lumber customers past due account with 84 Lumber. The Company paid 84 Lumber $216,000, $124,000, and $3,362,000 during 2010, 2009 and 2008, respectively in these types of transactions. These transactions served as a means to secure a troubled unsecured debt to enhance the ability to have the debt repaid.

GLOSSARY OF TERMS

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are extended between us and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When we loan funds to related parties, we generally are able to earn a higher rate of return on the loan than if the funds were invested in other instruments. While these loans may be of lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved and that those risks are reasonable and reflected in the terms of the applicable loans. When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties. At the end of 2008, we had advanced a total of $5,000,000 to 84 Lumber for working capital needs which was repaid in 2009. Since that time, we have not lent or advanced money to affiliates. The following table details borrowing activity from affiliates:

	As of, and for, the Fiscal Year
	2010	2009	2008
Beginning of year borrowing balance	$5,000,000	$3,630,000	$0
Gross increase in borrowings	$17,700,000	$5,000,000	$6,700,000
Gross decrease in borrowings	$(14,773,000)	$(3,630,000)	$(3,070,000)
End of year borrowing	$7,927,000	$5,000,000	$3,630,000

Affiliate borrowings are recorded with a note, which is subordinate in right of payment to the senior creditors of 84 FINANCIAL. As such, it is equal in right of payment with the Notes. The remainder of the note is scheduled to be repaid by 2012.

Payment of 84 Lumber’s Receivables from our Customers.  In connection with our lending programs, our borrowers may purchase materials directly from 84 Lumber. We then pay 84 Lumber for the value of the resulting accounts receivable balance. The amount payable to 84 Lumber as of end of fiscal year 2009 was $132,000 and as of fiscal year end 2010 there were no amounts payable.

Transactions With Officers

In June 2009, an affiliate of the Company entered into a sale-leaseback transaction with Thomas P. Spatola and his wife. In this transaction, the Spatolas acquired commercial real estate used as an 84 Lumber store from the affiliate for a purchase price of $1,250,000. To finance the purchase, the Spatolas obtained a loan on an arm’s length basis from a regional bank (not a lender to us or any of our affiliates). The Spatolas lease the store back to the affiliate for monthly rental payments of $10,417, or approximately $125,000 annualized. The lease has a nine year term commencing July 1, 2009 and ending June 30, 2018. Under the lease, the Spatolas have the right to require the affiliate to buy back the store at any time, and the affiliate has an identical right to require the Spatolas to sell the store back to it at any time. The buyback purchase price is to be determined according to a schedule contained in the lease. If the buyback were to occur during 2011, the purchase price would be $1,375,000. None of the transactions listed in this paragraph are between the Spatolas and 84 FINANCIAL L.P. but are between the Spatolas and affiliates of 84 FINANCIAL L.P.

The buyback purchase price increases by approximately 10% each year up to a maximum of $2,125,000. However, as an accommodation to 84 Lumber and the bank groups providing a revolving credit facility to 84 Lumber and some of its affiliates, the Spatolas’ have agreed to forbear from exercising their right to force a buyback of the store until such time as 84 Lumber and its affiliates have satisfied in full their obligations under the revolving credit facility and the bank groups’ commitments to lend under those loan facilities are terminated. The sale-leaseback transaction between Mr. and Mrs. Spatola and the affiliate, also an 84 Lumber subsidiary, was reviewed and approved on behalf of 84 Lumber by Daniel M. Wallach, in his capacity as Owner’s Representative. In reviewing this transaction, Mr. Wallach considered, among other things, that the interest rates available to 84 Lumber and its subsidiaries for similar financing would be considerably higher, and that the arrangement provided an investment opportunity for Mr. and Mrs. Spatola. In addition, Mr. Wallach determined that a premium on the buyback price was appropriate in order to compensate Mr. and Mrs. Spatola for the risk they assumed as borrowers on the financing for the purchase.

Subsequent to their acquisition of the store, Mr. and Mrs. Spatola transferred their interest in the store and the lease to a limited partnership wholly owned by them.

GLOSSARY OF TERMS

DESCRIPTION OF NOTES

(All dollars [$] amounts shown in whole dollars)

The Notes will be issued under an indenture dated as of [ , 2011] between us and Law Debenture Trust Company of New York, as trustee. We have no previous relationship with the trustee. The indenture has been filed as an exhibit to the registration statement. You can also obtain a copy of the indenture from us. We have summarized material aspects of the indenture below. The summary is not complete, and you should read the indenture for provisions that may be important to you. The capitalized terms used in the summary have the meanings specified in the indenture.

The Notes are registered and issued without coupons. We may change the interest rates and the maturities of the Notes as they are offered, provided that no such change shall affect any Note issued prior to the date of change. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Notes.

The Notes are our direct obligations but are not secured. Principal and interest are payable at the offices of our processing agent, The Bank of New York Mellon, at 500 Ross Street, Pittsburgh, Pennsylvania 15262.

The total aggregate maximum principal amount of the Notes offered under this prospectus is $1,000,000,000. The maximum investment amount per Note is $1,000,000 or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis. The minimum investment amount is $500; however, from time to time, we may change the minimum investment amount that is required.

Established Features of Notes

The Notes are issued and dated as of the date when purchased. The interest for a Note is compounded monthly (based on a 365/366-day year) and is payable monthly or at maturity at your request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. Any change to your original request may be made to us by contacting our processing agent by phone or mail during the term of your Note. The Notes mature one to four years from the date of issuance, as offered by us and selected by you. Thirty to sixty days prior to redemption, you will receive a letter describing redemption/renewal options, if any, which will specify action(s) needed by you. If you do not respond, principal and unpaid interest will be paid to you.

From time to time we will establish varying interest rates and maturity dates for the Notes. The interest rates offered may vary depending on the denomination or purchase amount of the Note. The interest rates thereby established will be fixed for the term of the Note.

Notes with the current established features are available until they are superseded by new established features. The current established features are applicable to all Notes sold by us during the period the current established features are in effect. We intend to publish this information on our website at www.84financial.com or it may be obtained by calling (877) 252-0091 (toll free). We will also file with the SEC a Rule 424(b)(2) prospectus supplement setting forth the established features upon any change in the established features.

Subordination

Our obligation to repay the principal of and make interest payments on the Notes is subordinate in right of payment to all senior debt. This means that if we are unable to pay our debts, when due, all of the senior debt would be paid first, before any payment of principal or interest would be made on the Notes and related party debt which is equal in priority to the Notes.

The term “senior debt” means all of our debt created, incurred, assumed or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Notes. Debt is any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit and shall include any guarantee of any such indebtedness. Senior debt includes, without limitation, all of our bank and finance company debt and any line of credit we may incur in the future. The Notes are not senior debt. As of fiscal year end 2010, the outstanding debt that the Notes would have been subordinate to was $11,734,000.

GLOSSARY OF TERMS

The Notes are subordinate to all of our senior debt and equal to all related party debt. We may at any time borrow money on a secured or unsecured basis that would have priority over the Notes.

Redemption by Us Prior to Maturity

We may redeem any Note, in whole or in part, at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. We will notify Note holders whose Notes are to be redeemed not less than 30 nor more than 60 days prior to the date of redemption.

Redemption at the Request of the Holder Prior to Maturity

At your written request but subject to the subordination provisions and our consent (which may be withheld in our sole discretion), we will redeem any Note at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest earned over the last 180 days immediately prior to the redemption date. The penalty will be taken first from any interest accrued but not yet paid on the Note, and to the extent such accrued and unpaid interest does not cover the entire penalty amount, the remainder of the penalty amount shall be reduced from the principal amount of the Note.

Redemption Upon Your Death

At the written request of the executor of your estate or, if your Note is held jointly with another investor, the surviving joint holder, but subject to the subordination provisions, we will redeem any Note at any time after death for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest, without any penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our cash situation at the time, but generally within one week of request.

Extension At Maturity

Unless we offer (which we are not required to do), and you accept in writing, a renewal option, the maturity of a Note will not be extended from the original maturity date. We will provide you notice of the maturity date of your Note at least 30 days, but not more than 60 days, prior to the original maturity date. Our notice may also describe the redemption/renewal options (most likely at an interest rate different from your interest rate) we are then offering and the action(s) you must take to exercise a redemption or renewal option.

No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt (including senior debt or other secured or unsecured obligations) or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Notes that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

•	reduces the principal or rate of interest, changes the fixed maturity date or time for payment of interest, or waives any payment of interest on any Note;
•	reduces the percentage of Note holders whose consent to a waiver or modification is required;
•	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or
•	waives any event of default in the payment of principal of, or interest on, any Note.

GLOSSARY OF TERMS

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect or inconsistency in the indenture, to provide for the assumption of the Notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Note holders, or to comply with the requirements of the Trust Indenture Act of 1939. We will give written notice to you of any amendment to the indenture.

Place, Method and Time of Payment

We will pay principal and interest on the Notes from the offices of our processing agent, or at such other place as we may designate for that purpose; provided, however, that if payments are made by check, they will be mailed to you at your address appearing in the Note register maintained by the processing agent. Any payment of principal or interest that is due on a non-business day will be payable on the next business day immediately following that non-business day.

Events of Default

An event of default is defined in the indenture as follows:

•	a default in payment of principal or interest on the Notes when due or payable if such default has not been cured for 30 days;
•	our becoming subject to events of bankruptcy or insolvency; or
•	our failure to comply with any agreements or covenants in or provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least a majority in principal amount of the outstanding Notes.

If an event of default occurs and is continuing, the trustee or the holders of at least a majority in principal amount of the then-outstanding Notes may declare the principal of and the accrued interest on all outstanding Notes due and payable. If such a declaration is made, we are required to pay the principal of and interest on all outstanding Notes immediately, so long as the senior debt has not matured by lapse of time, acceleration or otherwise. We are required to file annually with the trustee an officers’ certificate that certifies the absence of defaults under the terms of the indenture.

The indenture provides that the holders of a majority of the aggregate principal amount of the Notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Notes, except a default in payment of principal or interest on the Notes. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Notes, except in payments of principal or interest on the Notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Notes.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by, and subject to, the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order or direction of Note holders unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Note holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all Notes outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with the formal procedures set forth in the indenture.

GLOSSARY OF TERMS

Reports

We plan to file annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three fiscal quarters of each fiscal year with the Securities and Exchange Commission while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Note holder upon written request.

Service Charges

We reserve the right to assess service charges and fees to issue a replacement interest payment check, and, in the event we permit transfer or assignment in our discretion, to transfer or assign a Note.

Book Entry Record of Your Ownership

The Notes will be issued in uncertificated form. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books. Interest accrued on your Note will also be credited to your account. The interest rate on your Note will be determined on the date that your account is established. In determining your interest rate, we will use the higher of (1) the rate in effect at that time for your principal amount and maturity, or (2) the highest rate within the last 7 calendar days which was applicable to your principal amount and maturity. You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a Note confirmation which confirms, among other things, the term, interest rate and principal amount of your Note.

Concerning the Processing Agent

We employ a processing agent, presently The Bank of New York Mellon, whose address is 500 Ross Street, Pittsburgh, Pennsylvania 15262, to act as our agent for processing and administrative purposes with respect to the Notes. Services performed by the processing agent include record keeping, transaction processing and accounting, preparation of account statements and other correspondence, investor servicing, transmitting our payments of principal and interest on the Notes to Note holders, processing of requests for early repayment, production and mailing of annual tax statements to investors and corresponding filing with the IRS. For these services, we pay a processing agency fee as well as reimburse the processing agent for reasonable out-of-pocket costs. The processing agent is not acting as our agent in connection with the solicitation of purchases of the Notes, which we are handling directly. The processing agent is not acting as trustee with respect to the Notes or as agent for the holders of the Notes, but is acting solely as our agent and has not assumed any obligation relative to any holder of the Notes. The processing agent has obligations to, and may be held liable, only by us. The processing agent and its affiliates may provide other banking and financial services to us and our affiliates, including without limitation, lending services and cash management services.

Concerning the Trustee

The indenture contains limitations on the trustee’s right, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

GLOSSARY OF TERMS

PLAN OF DISTRIBUTION

We are offering up to $1,000,000,000 in aggregate principal amount of the Notes. We will offer the Notes directly to the public without an underwriter or placement agent and on a continuous basis.

We do not intend to have individuals personally soliciting potential purchasers or marketing or selling the Notes on our behalf. We intend to market our Notes in many ways, including but not limited to, publishing the established features in a newspaper, on billboards, through direct mail in states in which we have properly registered the offering or qualified for an exemption from registration. Viewers of print advertising will be referred to our website at www.84financial.com. The established features will be available to investors on our web site at www.84financial.com or by calling (877) 252-0091 (toll free).If, upon review of our website, a potential investor becomes interested in purchasing the Notes, a prospectus will be sent upon request and the purchase transaction will be facilitated by the processing agent. The processing agent will not be engaged in selling activities, but may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including securities laws. Our employees have been instructed not to solicit offers to purchase Notes or provide advice regarding the purchase of the Notes.

While we do not intend to have individuals engaged in selling activities, if we were to need to have an individual engage in those activities, that individual would be our President, Mr. Spatola. In that event, we would rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, which permits officers, directors and employees to participate in the sale of the Notes without registering as a broker-dealer under certain circumstances. Mr. Spatola is not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Securities Exchange Act of 1934. Mr. Spatola serves as an officer and primarily performs substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the offering. He is familiar with the selling practices permitted to officers relying on Rule 3a4-1. Mr. Spatola has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and has not nor will not participate in the sale of securities for any issuer more than once every 12 months, other than on behalf 84 FINANCIAL in reliance on Rule 3a4-1. Mr. Spatola will not be compensated in connection with any participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Notes. Mr. Spatola has been instructed in the limitations of the selling practices allowed under Rule 3a4-1.

The information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should consult with your own investment, tax or other professional financial advisor. Prospective investors will be required to complete an application prior to investing in the Notes. We reserve the right to reject any investment.

You will not know at the time of investment whether we will be successful in completing the sale of any or all of the Notes. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, investments received prior to such withdrawal or cancellation will be irrevocable and will be repaid in accordance with the terms of the Notes.

The Notes are not listed on any securities exchange, and there is no established trading market for the Notes. We do not expect any trading market to develop for the Notes.

GLOSSARY OF TERMS

LEGAL MATTERS

The validity of the Notes being offered by this prospectus will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements as of January 2, 2011 and January 3, 2010 and for the years ended January 2, 2011, January 3, 2010 and January 4, 2009 appearing in this prospectus and registration statement have been audited by Carr, Riggs & Ingram, LLC, an independent registered certified public accounting firm, and are included in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (SEC), Washington, D.C., a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and schedules thereto.

As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

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GLOSSARY OF TERMS

GLOSSARY OF SELECTED TERMS

The following terms used in this prospectus have the meanings are set forth below.

Accrued — means grown, increased, accumulated over time

Affiliate — means a company, a person or entity controlling, controlled by or under common control with us (e.g., 84 Lumber Company and its partners)

AIA — American Institute of Architects

Call — means to force you to redeem your Notes

Commercial construction loan — refers to a business loan made to our builder/developer customers to fund the construction and/or development of property and buildings

Compounded — means to pay interest on both the interest earned and the principal of the Notes

Covenant — refers to a pledge or promise to a stipulation in our agreements

Cured — means a violation of a covenant is corrected within a defined period of time

Default — means to fail to meet our obligations whether by non-payment, not meeting a covenant, or otherwise

Fiscal year — refers to our financial year end which varies due to our use of a 52/53 week convention. Because our financial year ends on the Sunday closest to December 31, some fiscal years will consist of 52 weeks of operations and some will consist of 53 weeks of operations depending on the calendar. We use this convention to be consistent with 84 Lumber’s financial year end.

Highly leveraged — means financed with large amounts of borrowed money

Impairment — refers to a downward revaluation of fixed assets

Institutional lenders — means generally banks and savings and loan companies

Issuance — refers to the time upon which we issue the Note to you following your purchase and our subsequent approval.

Junior — means something which is lower in ranking and priority to other debts (see Subordinated)

Liquidity — refers to the amount of unrestricted cash you have or have access to, plus the amount of assets you have that are readily convertible to cash.

Loan-to-Value or (LTV) — means the ratio of cash loaned to the value of the underlying collateral

Material — items are considered material if they involve an omission or misstatement that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement

Maturity — refers to the date on which an obligation becomes due (when payment of a Note is due)

Non-performing loan — means a loan on which interest payments are slow or have been missed, principal payments are missed, construction is slow or has not started, or the borrower is in bankruptcy.

Originating loans — means issuing or extending loans

Principal — means a capital or investment sum, separate from interest or profit

Priority — means the right to precede others in the order of payment of debt (see Junior, Senior, Subordinated)

Proceeds — refers to the cash received from your investment

Put/Put option — refers to the ability that the institutional lender has to force us to purchase problem/non-performing loans.

GLOSSARY OF TERMS

Recapitalizing — means to change our capital structure by issuing or converting debt and/or equity instruments

Redeem — means to buy or pay off

Senior/seniority — means something which has a higher ranking or standing in order of payment

Sinking fund — refers to a fund accumulated and invested to repay a long-term debt

Speculative — means involving considerable risk

Subordinated debt — means debt which has a lower ranking or standing in order of payment (see Junior)

Unsecured debt — means debt issued without collateral which secures payment of the debt

GLOSSARY OF TERMS

84 FINANCIAL L.P.

GLOSSARY OF TERMS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Owners of 84 FINANCIAL L.P.

We have audited the accompanying consolidated balance sheets of 84 FINANCIAL L.P. and subsidiary (collectively referred to herein as the“Company”) as of January 2, 2011 (“2010”) and January 3, 2010 (“2009”) and the related consolidated statements of operations, changes in partners’ equity, and cash flows for each of the three fiscal years in the three-year period ended January 2, 2011. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of the end of fiscal years 2010 and 2009, and the results of their operations and their cash flows for each of the three fiscal years in the three-year period ended January 2, 2011, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Company restated amounts in its 2008 consolidated financial statements to correct an error in presentation.

As more fully described in the notes to the consolidated financial statements, the Company has significant transactions with related parties.

/s/ Carr, Riggs & Ingram, LLC

March 31, 2011
Gainesville, Florida

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Consolidated Balance Sheets
January 2, 2011 (2010) and January 3, 2010 (2009)

(in thousands of dollars)	2010	2009
Assets
Cash and cash equivalents	$2,250	$2,324
Restricted cash	1,704	2,537
Loans receivable, net of allowance for loan losses of $6,903 and $9,597	11,505	16,928
Land inventories under development	10,826	12,577
Fixed assets
Land	5,125	5,170
Buildings	12,297	12,297
Improvements	8,817	8,768
Furniture, fixtures and equipment	4,958	4,951
	31,197	31,186
Less: Accumulated depreciation	14,196	13,241
	17,001	17,945
Other real estate owned	3,283	8,681
Assets held for sale	1,200	1,521
Other assets, net	65	84
Assets of discontinued operations, net	6,183	6,032
Total assets	$54,017	$68,629
Liabilities and Partners’ Equity
Borrowings under credit facility	$11,734	$19,603
Accounts payable	138	143
Related party accounts payable	296	189
Other liabilities	181	28
Related party notes payable	7,927	5,000
Notes payable	1,500	—
Put option obligation	3,359	5,687
Total liabilities	25,135	30,650
Contingencies and commitments (Notes 4 and 9)
Non-controlling interests	—	27
Partners’ equity	28,882	37,952
Total partners’ equity	28,882	37,979
Total liabilities and partners’ equity	$54,017	$68,629

The accompanying notes are an integral part of these consolidated financial statements.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Consolidated Statements of Operations
52-week periods ended January 2, 2011 (2010), January 3, 2010 (2009) and January 4, 2009 (2008)

(in thousands of dollars)	2010	2009	2008 (As Restated)
Operating revenues
Rental income	$3,675	$2,732	$1,801
Sales of developed properties	3,697	2,515	1,587
Interest and fee income	—	78	1,165
Total operating revenues	7,372	5,325	4,553
Operating expenses
Cost of sales – developed properties, excluding depreciation	4,040	2,372	1,252
Provision for loan losses	2,174	8,428	4,682
Provision for put option losses	5,102	7,288	7,599
Selling, general and administrative, net of other income	3,572	4,203	2,231
Depreciation	959	760	490
Impairment expense	3,143	12,801	9,871
(Gain) Loss on sale of other real estate owned, net	(1,447)	3,277	1,502
Interest expense	628	570	699
Total operating expenses	18,171	39,699	28,326
Loss from continuing operations	(10,799)	(34,374)	(23,773)
Income from discontinued operations	1,532	1,412	3,616
Net loss	$(9,267)	$(32,962)	$(20,157)
Less: Net income (loss) attributable to non-controlling interests	$3	$(26)	$(2)
Net loss attributable to partners of 84 FINANCIAL L.P.	(9,270)	(32,936)	(20,155)

The accompanying notes are an integral part of these consolidated financial statements.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Consolidated Statements of Changes In Partners’ Equity
52-week periods ended January 2, 2011 (2010), January 3, 2010 (2009) and January 4, 2009 (2008)

(in thousands of dollars)	2010	2009	2008
Partners’ equity, beginning balance	$37,952	$81,930	$78,295
Net loss attributable to partners of 84 FINANCIAL L.P.	(9,270)	(32,936)	(20,155)
Partners’ contributions	200	2,033	25,690
Partners’ distributions	—	(13,075)	(1,900)
Partners’ equity, ending balance	28,882	37,952	81,930
Non-controlling interests, beginning balance	27	110	112
Net income (loss) attributable to non-controlling interests	3	(26)	(2)
Distributions	(30)	(57)	—
Non-controlling interests, ending balance	—	27	110
Total partners’ equity	$28,882	$37,979	$82,040

The accompanying notes are an integral part of these consolidated financial statements.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Consolidated Statements of Cash Flow

52-week periods ended January 2, 2011 (2010), January 3, 2010 (2009) and January 4, 2009 (2008)

(in thousands of dollars)	2010	2009	2008 (As Restated)
Cash flows from operating activities
Net income (loss)	$(9,267)	$(32,962)	$(20,157)
Less net income (loss) attributable to noncontrolling interests	(3)	26	2
Net income (loss) attributable to partners of 84 FINANCIAL L.P.	(9,270)	(32,936)	(20,155)
(Income) loss from discontinued operations	(1,532)	(1,412)	(3,616)
Adjustments to reconcile net income (loss) attributable to partners of 84 FINANCIAL L.P. to net cash provided by (used in) operating activities
Depreciation	959	760	490
Amortization of debt issuance costs	73	152	92
(Gain) loss on sale of fixed assets and REO	(1,447)	3,277	1,502
Provisions for loan losses and put obligation losses	7,276	15,716	12,281
Impairment of assets	3,143	12,801	9,871
Net change in operating assets and liabilities
Receivables	—	5,009	(4,521)
Inventories under development	559	2,393	(2,543)
Other assets	22	219	(537)
Payables	102	(72)	(519)
Other liabilities	152	(203)	(702)
Net cash provided by (used in) operating activities – continuing operations	37	5,704	(8,357)
Net cash provided by (used in) operating activities – discontinued operations	1,838	1,812	2,000
Net cash provided by (used in) operating activities	1,875	7,516	(6,357)
Cash flows from investing activities
Change in restricted cash	833	(136)	4,450
Proceeds from disposal of fixed assets	1,279	—	5,448
Fixed asset additions	(1,751)	(9,965)	(2,138)
Purchases of loans	(7,516)	(13,895)	(50,393)
Originations of loans	(2,180)	(3,419)	(3,231)
Receipts from loans receivable and sales of other real estate owned	12,568	30,118	23,701
Net cash provided by (used in) investing activities – continuing operations	3,233	2,703	(22,163)
Net cash provided by (used in) investing activities – discontinued operations	(1,838)	(1,812)	(2,000)
Net cash provided by (used in) investing activities	1,395	891	(24,163)
Cash flows from financing activities
Partner contributions	200	2,033	25,690
Partner distributions	(30)	(13,132)	(1,900)
Payments of debt issuance costs	(72)	(73)	(162)
Proceeds from related party notes	15,200	5,000	3,630
Payments on related party notes	(12,273)	(3,630)	—
Proceeds from credit facilities	21,888	20,908	22,942
Payments on credit facilities	(28,257)	(18,982)	(19,214)
Net cash provided by (used in) financing activities – continuing operations	(3,344)	(7,876)	30,986
Net cash provided by (used in) financing activities – discontinued operations	—	—	—
Net cash provided by (used in) financing activities	(3,344)	(7,876)	30,986
Net increase (decrease) in cash and cash equivalents	(74)	531	466
Cash and cash equivalents
Beginning of period	2,324	1,793	1,327
End of period	$2,250	$2,324	$1,793
Supplemental disclosure of cash flow information
Cash paid for interest	$536	$484	$803

The accompanying notes are an integral part of these consolidated financial statements.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

1. Description of Business and Basis of Presentation

Description of Business

On June 21, 2010, 84 FINANCIAL L.P., a Delaware limited partnership, was formed as a 99% owned finance subsidiary of 84 Lumber Company (“84 Lumber”). The business and operations of 84 FINANCIAL L.P. are managed by the general partner and 1% owner, 84 LADC, LLC, a Pennsylvania limited liability company, which is a wholly owned subsidiary of 84 Lumber. 84 Lumber operates retail and warehouse locations providing lumber and building materials to residential builders, remodelers, and dedicated do-it-yourselfers.

84 FINANCIAL L.P. was created to consolidate the financing operations of 84 Lumber but did not have any operations or activity prior to the transactions described below. On March 29, 2010, 84 Lumber Acquisition and Development Company Co. L.P. (“84 A&D”) was merged into Hardy Credit Co. (“Hardy Credit”), with Hardy Credit as the sole surviving entity. On August 20, 2010, Hardy Credit was redomiciled to Delaware by merging it with and into 84 FINANCIAL L.P., with 84 FINANCIAL L.P. as the sole surviving entity.

Hardy Credit was a partnership formed in 2003 by 84 Lumber as an operating company, for the primary purpose of providing financing on qualifying customers of 84 Lumber. Hardy Credit also owned real estate for development, owned real estate properties resulting from foreclosure or settlement of debt, which were developed and sold outright, and owned several commercial properties which were leased to 84 Lumber.

Hardy Credit Financing L.P. (“HCF”), formerly a 99% owned subsidiary of Hardy Credit, is a partnership formed in 2006 for the purpose of providing financing for qualifying customers of 84 Lumber. On June 27, 2010, HCF made a total distribution of its assets to its owners. Prior to its merger with 84 FINANCIAL L.P., as described above, Hardy Credit as 99% owner, merged the assets it received from HCF into its existing accounts. Prior to the distribution, HCF owned real estate properties resulting from foreclosure or settlement of debt, which were to be developed and sold outright. HCF no longer conducts any operations but continues to exist as a dormant consolidated subsidiary of 84 FINANCIAL L.P.

84 A&D, formerly a 99% owned subsidiary of 84 Lumber, was created in 2004 for the purpose of acquiring, developing, and selling residential properties to local homebuilders (customers of 84 Lumber).

Basis of Presentation

Principles of Consolidation  These consolidated financial statements include the consolidated accounts of 84 FINANCIAL L.P. and HCF, as of and for the year ended January 2, 2011 (2010). All periods presented have been conformed to this presentation, as the transactions described above were mergers of entities previously under common control, and, as such, no goodwill was recognized. These entities are collectively referred to as “84 FINANCIAL”, the “Company” or “we” herein and throughout these consolidated financial statements. All significant intercompany transactions have been eliminated.

Non-controlling interests in subsidiaries that are held by parties other than the parent are required to be clearly identified, labeled, and presented in the consolidated balance sheets within the parent’s equity section, but separate from the parent’s equity. As such, we disclose three measures of net income (loss): net income (loss), net income (loss) attributable to non-controlling interests, and net income (loss) attributable to partners of 84 FINANCIAL.

Accounting Standards Codification  The Financial Accounting Standards Board (“FASB”) established the Accounting Standards Codification (“ASC” or “Codification”) as the sole source of authoritative accounting principles generally accepted in the United States of America (“U.S. GAAP”) for nongovernmental entities, except for the guidance issued by the Securities and Exchange Commission (“SEC”). The FASB amends the Codification through Accounting Standards Updates (“ASU”). We refer to ASCs and ASUs throughout these consolidated financial statements.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

Fiscal Years  When used herein, fiscal 2010 refers to the 52-week period ended January 2, 2011, fiscal 2009 refers to the 52-week period ended January 3, 2010, and fiscal 2008 refers to the 52-week period ended January 4, 2009.

Classification  The consolidated balance sheets of the Company are presented as unclassified to conform to industry practice for lending and real estate entities.

Estimates  The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that actual conditions could deteriorate, which could materially affect our consolidated financial position, results of operations and cash flows. Among other effects, such changes could result in future impairments of or related to other real estate owned, land inventories under development and long-lived assets, incremental increases to our allowance for loan losses, and increased liabilities related to the put option obligation under the institutional lending program.

Reclassifications  Certain reclassifications were made to the accompanying fiscal 2009 and fiscal 2008 consolidated financial statements to conform to the current year’s presentation, including the Discontinued Operations noted below.

Restated Financial Data  Subsequent to issuance of the Company’s fiscal year 2008 consolidated financial statements, management identified an error related to its classification of discontinued operations. As a result, the Company has restated certain amounts in the accompanying fiscal year 2008 consolidated financial statements to correct errors in the presentation of previously reported amounts related to discontinued operations. This restatement affected rental income, depreciation, (gain) loss on sale of fixed assets, and income from discontinued operations. See Note 8 — Discontinued Operations, Note 11 — Segments, and Note 12 — Restatement of Previously Issued Financial Statements.

Assets Held for Sale and Discontinued Operations  Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our manufacturing and retail locations that have been or will be divested are classified in the consolidated financial statements as discontinued operations.

The Company has $1,200 and $1,521 of land as of January 2, 2011 (2010) and January 3, 2010 (2009), respectively, that is classified as held for sale in the consolidated financial statements. The land is available for immediate sale in its current condition and is actively marketed at a price that is believed to be reasonable based on its fair value. Due to decreased demand for commercial land and an overall decline in the real estate markets, the land has been held for sale in excess of one year. Management continues to actively market the land, has substantially reduced the listed price to liquidate the property and has also substantially reduced the carrying value.

Manufacturing and retail locations are considered components of the commercial property leasing segment. Locations for which management has committed to a plan to close and assets are available for immediate sale in their current condition are classified as assets of discontinued operations. Such assets are actively marketed at prices that are believed to be reasonable based on the fair value of the asset. Management expects that these assets will be sold within one year. However, due to decreased demand for commercial properties and an overall decline in the real estate markets, the Company has assets that have been classified as assets of discontinued operations in excess of one year. Management continues to actively market these properties and to reduce prices as necessary in order to liquidate such assets. Once a location is sold, the Company will have no further involvement in operations.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

For these locations classified as discontinued operations in fiscal 2010, the consolidated balance sheets, statements of operations and cash flows are reclassified from their historical presentation. The presentation of discontinued operations includes revenues and expenses of and gains and losses associated with the closed manufacturing and retail locations and are presented separately on the consolidated statements of operations and cash flows.

Each location is valued at the lower of its carrying amount or estimated fair value less cost to sell. During fiscal 2010, 2009, and 2008, the Company sold assets classified as discontinued operations, with a carrying value of $359, $1,493, and $2,634, respectively. The sale of these assets resulted in gains of $873, $31, and $2,440 in fiscal years 2010, 2009, and 2008, respectively.

Operating Segments  ASC Topic 280, Segment Reporting, requires that the Company report financial and descriptive information about reportable segments, and how these segments were determined. The Company determines the allocation and performance of resources based on products sold or services provided. Based on these factors, management has determined that, during all periods presented, the Company operated as three segments: (1) commercial property leasing, (2) acquisition, development and sale of residential lots and, (3) commercial lending. Additionally, management considered the information reviewed by the chief operating decision maker (“CODM”). Although the CODM reviews one set of consolidated financial statements for the Company, these three activities are identifiable from one another and are reviewed separately in order to evaluate the results of each revenue stream. See Note 11.

Liquidity and Capital Resources

We have a limited operating history and our operations are subject to certain risks and uncertainties, particularly related to the evolution of the current economic environment and particularly its impact on the United States real estate and housing markets, which directly or indirectly impacts our absorption of losses related to certain transactions and access to and cost of adequate financing.

The Company’s primary source of operating cash for fiscal 2010 is rental income paid to the Company by 84 Lumber. Therefore, the Company’s ability to fund its operations is dependent upon 84 Lumber’s ability to continue paying rent. See Note 7.

We incurred significant losses during fiscal years 2010, 2009 and 2008 of approximately $9,267, $32,962 and $20,157, respectively. We also had debt outstanding of approximately $21,161 and $24,603 at the end of fiscal 2010 and 2009, respectively. At the end of fiscal 2010 and 2009, we had cash on hand of approximately $2,250 and $2,324 respectively. During the fiscal years of 2010, 2009 and 2008, the Company raised net proceeds of approximately $200, $2,033 and $25,690, respectively from our partners’ capital contributions. We made capital distributions of $30, $13,132 and $1,900 during the same three periods. Proceeds from notes to related parties net of repayments were $2,927, $1,370 and $3,630 during 2010, 2009, and 2008 respectively. In addition, we have a revolving line of credit agreement which currently provides us with up to $22,500 to fund operations, of which we were utilizing $11,734 as of the end of fiscal 2010. As of January 2, 2011, this line of credit is set to expire in April 2012. Additionally, the Company has a letter of credit facility which is provided to ensure the minimum balance is maintained in the loss reserve account. Our revolving line of credit also requires us to maintain a total of net worth and affiliate subordinated debt of at least $31,800. Net worth and affiliate subordinated debt were $36,809 and $42,952 at the end of fiscal 2010 and 2009, respectively. We anticipate generating, through normal operations, the remaining cash flows necessary to meet our operating, investing and financing or refinancing requirements. If actual results differ materially from our current plan or if expected financing is not available, we have the ability and intent to liquidate assets or further reduce our discretionary costs in order to continue as a going concern. In the past, 84 Lumber has made equity contributions and we have made equity distributions utilizing three guidelines: 1) maintenance of our financial covenants in our line of credit; 2) liquidity needs (mostly due to our responsibility to buy

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

1. Description of Business and Basis of Presentation  – (continued)

defaulted loans); and 3) maintenance of at least a 4:1 or 5:1 ratio of non-affiliated debt-to-partners’ equity plus affiliate debt. In the future, we anticipate our distributions will follow those same guidelines. We do not anticipate significant capital contributions from 84 Lumber. We believe we have available and may request funding and/or additional net worth through additional equity infusions of cash and/or property, affiliate subordinated debt, or a combination thereof. However, our affiliates and owner are not under any contractual or other obligation to honor our request. There can be no assurance, however, that we will be able to implement our strategies or obtain additional financing under favorable terms, if at all.

2. Summary of Significant Accounting Policies

Revenue Recognition

Revenue earned from the sale of land classified as land inventories under development in the consolidated balance sheets is recognized when lots are conveyed via deed transfer from the Company.

Rental revenues from the lease of manufacturing and retail locations to 84 Lumber are recognized ratably on a monthly basis over the fixed, non-cancelable term of the lease.

Interest income generally is recognized on an accrual basis. The accrual of interest is generally discontinued on all loans past due 90 days or more. In addition, a loan is placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payments as they come due, unless the loan is adequately secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash or cost-recovery basis, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative, net of other income.

Cash and Cash Equivalents

Management considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

The Company is required to maintain a restricted cash account, which includes the cash reserve fund of $1,000, in accordance with the institutional lending program. See Note 4. Restricted cash on hand related to this program was $1,704 and $2,279 at the end of fiscal 2010 and 2009, respectively. The Company was also required to maintain restricted cash representing deposits made by the Company supporting a letter of credit for an 84 A&D project totaling $258 at the end of fiscal 2009. As the project was completed during fiscal 2010, the entire amount of restricted cash related to 84 A&D was released.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements

The Company has established a framework for measuring fair value under U.S. GAAP using a hierarchy, which requires that we maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Three levels of inputs are used to measure fair value, as follows:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3 — unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 3.

Loans Receivable

Loans are stated at the amount of unpaid principal, net of allowances for loan losses, and adjusted for the net amount of direct costs and nonrefundable loan fees associated with lending. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process, including commitment fees, is deferred and accreted to interest income over the lives of the loans using a method that approximates the interest method. Substantially all of the Company’s loans are secured by real estate in various locations throughout the United States. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in market conditions in these areas.

The Company has established informal ranges or limits for individual types of loan underwriting where the overall risk of individual loans are restrained by maximum repayment periods, maximum loan to value ratios, maximum advance rates and required ongoing monitoring of these measures. These measures are periodically reviewed to ensure that such ranges and limits accurately reflect the level of tolerance for overall loan risk. It is accepted that not all extensions of credit will fall within these informal policy limits and, to that end, all exceptions to loan policy are evaluated based on the entirety of the transaction to the Company, 84 Lumber and its affiliates. Exceptions must be properly approved and justified by features of the loan or non-credit related purchases or advances that mitigate the perceived risk from an extension of credit that falls outside of normal policy limitations.

Past due loans are loans contractually past due 30 days or more as to principal or interest payments. A loan is classified as nonaccrual, and the accrual of interest on such loan is discontinued, when the contractual payment of principal or interest becomes 90 days past due. In addition, a loan may be placed on nonaccrual at any other time management has serious doubts about further collectability of principal or interest according to the contractual terms, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. Interest received on nonaccrual loans is applied against principal. Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Interest payments on impaired loans are typically applied to principal

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. The policy for recognizing income on impaired loans is consistent with the nonaccrual policy. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Once a loan is 90 days past due, management begins a workout plan with the borrower or commences its foreclosure process on the collateral.

The Company accounts for loans acquired under the institutional lending program in accordance with the guidance related to loans acquired in a transfer issued under ASC Subtopic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, if, at purchase, the loans have credit deterioration and the Company does not consider it probable that it will collect all contractual cash flows from the borrowers without significant delay. Such loans are initially recorded at fair value with no carryover of the related allowance for credit losses. Fair value of the loans involves estimating the amount and timing of principal and interest cash flows expected to be collected on the loans and discounting those cash flows at a market rate of interest. See Note 3. The excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized into interest income over the remaining life of the loan. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. The nonaccretable difference includes estimated future credit losses expected to be incurred over the life of the loan. Subsequent decreases to the expected cash flows will require the Company to evaluate the need for an additional allowance for credit losses. Subsequent improvement in expected cash flows will result in the reversal of a corresponding amount of the nonaccretable difference, which will then be reclassified as accretable discount and recognized into interest income over the remaining life of the loan. See Note 4.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Loans receivable are reviewed on an individual basis. The Company routinely evaluates the entire loan portfolio on a loan-by-loan basis for potential specific credit or collection issues that might indicate impairment. The relevant factors impacting the estimate of allowances for losses on loans are the expected collectability of loans outstanding, historical loss experienced and the real estate collateral value. Two particular estimates contribute to the allowance for loan losses:

(i)	Since the beginning of the recent real estate market value decline and continuing through today, the majority of the loan portfolio has been and is comprised of non-performing loans; therefore, for that period of time, the most significant driver of the allowance and the associated losses is collateral values. For these loans, collectability is not certain. Therefore, the estimated present value of the expected property sale proceeds is compared to the loan amount. The expected proceeds are comprised of the estimated market value net of the discounts for selling costs, among other items; and
(ii)	Although not currently a significant factor in our calculations, for performing loans, the allowance for loan losses is established by reviewing, on a loan-by-loan basis, loan defaults, the borrower’s payment history, collateral values and any other pertinent data about the borrower and/or the collateral securing the loan.

Land Inventories Under Development

Land inventories under development or held for development are stated at accumulated cost, unless certain facts indicate such cost would not be recovered from the cash flows generated by future disposition. In such instances, the inventories are measured at fair value. See Note 3.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

Cost of sales includes the development cost of the land lot, an average lot cost by project based on land acquisition and development costs, closing costs and commissions. Development cost of the lot includes amounts paid through the closing date of the lot, plus an accrual for costs incurred but not yet paid based on an analysis of budgeted construction cost. This accrual is reviewed for accuracy based on actual payments made after closing compared to the amount accrued, and adjustments are made, if needed. Total project land acquisition and development costs are based on an analysis of budgeted costs compared to actual costs incurred to date and estimates to complete. Adjustments to estimated total project land acquisition and development costs for the project affect the cost of sales on future lots sold. Adjustments were not significant in fiscal years 2010, 2009, or 2008.

The Company recognized impairment losses totaling $1,192, $4,032, and $4,110 in fiscal years 2010, 2009, and 2008 respectively, related to land inventories under development.

Fixed Assets

Fixed assets are recorded at acquisition cost. Expenditures for maintenance and repairs are charged to operating expense as incurred, whereas costs to prepare the asset for its intended use and major betterments that extend the useful life of the asset are capitalized. The Company removes the cost of fixed assets disposed of or replaced and records any gain or loss in the year of disposal. Depreciation on buildings is computed on the straight-line method. Depreciation on building improvements, equipment, furniture and fixtures is computed using accelerated depreciation methods, which approximate the expected use of the asset. Depreciation has been computed generally over the following estimated useful lives:

Buildings	39 years
Improvements	5 – 15 years
Furniture, fixtures and equipment	5 years

Depreciation expense was $1,033, $905, and $831 during fiscal years 2010, 2009, and 2008, respectively, including $74, $145 and $341 charged to discontinued operations in the accompanying consolidated statements of operations.

84 Lumber closed 3 locations in fiscal 2010, 3 locations, including 1 truss plant, in fiscal 2009, and 7 locations, including 1 truss plant, in fiscal 2008 that were owned by the Company. As a result of these closures, as well as closures in prior years, locations with a net book value of $6,183 were classified as assets of discontinued operations at the end of fiscal 2010, and locations with a net book value of $6,032 were classified as assets of discontinued operations at the end of fiscal 2009.

Impairment of Long-Lived Assets

The Company assesses the impairment of fixed assets and other long-lived assets in accordance with the guidance issued under ASC Topic 360, Property, Plant, and Equipment (“ASC 360”), which requires that an impaired asset, for which costs cannot be recovered from estimated undiscounted future cash flows, be written down to fair value. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing an asset’s carrying value to the undiscounted estimated cash flows expected from the asset’s operations and eventual disposition. If the sum of the undiscounted estimated future cash flows is less than the carrying value of the asset, an impairment loss is recognized based on the fair value of the asset. See Note 3.

Impairment losses related to fixed assets, land inventories under development and other real estate owned totaled $4,248, $13,087, and $10,354 during fiscal years 2010, 2009, and 2008, respectively, including $1,105, $286, and $483 charged against income from discontinued operations during fiscal years 2010, 2009, and 2008, respectively.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

Other Real Estate Owned

Other real estate owned (“REO”) is comprised principally of residential real estate properties obtained in partial or total satisfaction of loan obligations. REO properties are recorded at the estimated fair value less anticipated selling costs, not to exceed the initial carrying value of assets at the time of transfer. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expenses.

Debt Issuance Costs

Debt issuance costs are being amortized using the straight-line method, as it approximates the use of the effective yield method. Amortization recorded was $73, $152, and $92, during fiscal years 2010, 2009, and 2008, respectively, and is included as interest expense in the accompanying consolidated statements of operations.

Income Taxes

The entities included in the consolidated financial statements are organized as pass-through entities under the Internal Revenue Code. As such, taxes are the responsibility of the partners.

The Company applies ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the appropriate period. Management concluded that there are no uncertain tax positions that should be recognized in the consolidated financial statements. With minimal exceptions, the Company is no longer subject to income tax examinations prior to 2007.

Risks and Uncertainties

The Company is subject to many of the risks common to the commercial lending and real estate industries. These risks, which could have a material and negative impact on the Company’s consolidated financial condition, results of operations, and cash flows include, but are not limited to, declines in housing starts, significant decreases in home values, and unfavorable changes in interest rates.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, and loans receivable. The Company places its cash and cash equivalents in financial institutions considered by management to be high quality. At times, the Company maintains cash balances at financial institutions in excess of the $250,000 insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk on cash balances.

During the normal course of business, the Company extends loans to and purchases loans extended to residential builders operating across the United States; however, most are to residential homebuilders. The Company believes its credit policies, collection procedures and allowance for loan loss minimize the exposure to significant credit risk of loans receivable balances.

The Company has historically relied heavily on the ability of the financial institutions involved in its lending program as the primary source of funding for loans extended under the program.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

2. Summary of Significant Accounting Policies  – (continued)

Currently, over 95% of the Company’s rental income is generated from one customer, 84 Lumber.

Recent Accounting Pronouncements

In January 2011, FASB issued ASU No. 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. The objective of this ASU is to defer the effective date of disclosures related to troubled debt restructurings required by ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, until interim and annual reporting periods ending after June 15, 2011. We are currently evaluating the impact this guidance will have on our consolidated financial statements.

In July 2010, FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (“ASU 2010-20”). The objective of this ASU is to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses. ASU 2010-20 requires entities to disclose the nature of credit risk inherent in their finance receivables, the procedure for analyzing and assessing credit risk, and the changes in both the receivables and the allowance for credit losses by portfolio segment and class. ASU 2010-20 is effective for interim and annual reporting periods ending on or after December 15, 2010. See Note 4 for disclosures required upon adoption of ASU 2010-20. As discussed above, the effective date for disclosures related to troubled debt restructurings have been deferred until interim and annual reporting periods ending after June 15, 2011.

In January 2010, FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)  — Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). The ASU revised disclosure requirements concerning fair value measurements to require separate presentation of significant transfers between Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and input and valuation techniques should be disclosed for both recurring and nonrecurring fair value measurements. This ASU is effective for annual and interim reporting periods beginning after December 15, 2009 and for periods beginning after December 15, 2010 for the new Level 3 disclosures. The adoption of ASU 2010-06 did not have a material impact on our consolidated financial statements. Management does not believe that the adoption of the new Level 3 disclosures will have a material impact on our consolidated financial statements.

3. Fair Value

The Company has no assets measured at fair value on a recurring basis. Financial instruments measured at fair value at year end on a non-recurring basis include certain loans acquired through the institutional lending program with deteriorated credit quality and impaired loans reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. The Company has also determined that nonfinancial assets measured at fair value on a non-recurring basis subject to ASC 820 are other real estate owned, impaired land inventories under development, and impaired fixed assets, including assets held for sale and assets of discontinued operations.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

3. Fair Value  – (continued)

The table below presents the balances of these assets, which are measured at fair value on a nonrecurring basis at January 2, 2011 (2010):

Asset	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$13,104	$13,104
Other real estate owned	—	—	3,283	3,283
Impaired land inventories under development	—	3,886	2,674	6,560
Impaired fixed assets	—	—	1,200	1,200
Impaired assets of discontinued operations	—	—	5,065	5,065
Total	$—	$3,886	$25,326	$29,212

The table below presents the balances of these assets which are measured at fair value on a nonrecurring basis at January 3, 2010 (2009):

Asset	Level 1	Level 2	Level 3	Total
Impaired loans	$—	$—	$21,587	$21,587
Other real estate owned	—	—	8,555	8,555
Impaired land inventories under development	—	2,719	6,634	9,353
Impaired fixed assets	—	—	837	837
Impaired assets of discontinued operations	—	—	2,400	2,400
Total	$—	$2,719	$40,013	$42,732

Impaired loans — Impaired loans are reported at fair value through a specific valuation allowance allocation of the allowance for possible loan losses. Collateral fair values are determined from sources such as an appraisal by a state certified appraiser, a real estate broker opinion of value or other validated method, discounted by a factor that accounts for the recent liquidation experience on lender sales and selling costs as and if appropriate. The determination of the discount of these valuations from an appraiser or broker requires judgment, and, therefore, these assets are classified as Level 3.

Other Real Estate Owned — Other real estate owned is comprised primarily of residential real estate obtained through foreclosure. The fair value is determined generally through the use of collateral values based on observable market data from sources such as appraisals, broker opinions or other validated methods discounted as noted above. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors; therefore, these assets are classified as Level 3.

Impaired Land Inventories Under Development — Certain inventories under development consist of similar lots in the same subdivision. Therefore, the fair value for these assets is determined based on recent sales of similar lots in the same subdivision, and are therefore classified as Level 2. However, fair values for certain inventories under development are determined from sources such as an appraisal by a state certified appraiser, a real estate broker opinion of value or indicative bids. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors; therefore, these assets are classified as Level 3.

Impaired Fixed Assets including impaired Assets Held for Sale and impaired Assets of Discontinued Operations — The fair values are estimated using appraisals by a state certified appraiser or real estate broker opinions of value. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of real estate markets, costs and expenses, and multiple other factors; therefore, these assets are classified as Level 3.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

3. Fair Value  – (continued)

The Company considers experience and all available information at the time the estimates are made; however, the fair values that are ultimately realized upon the sale of the assets may differ from the estimated fair values reflected in the consolidated financial statements, and the difference could be material.

In addition to the fair value measurements under ASC 820, the Company applies the provisions of ASC Topic 825, Financial Instruments, (“ASC 825”).

The following methods and assumptions were used to estimate the fair value of each class of financial instruments under ASC Topic 825, for which it is practicable to estimate the value:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans Receivable

For variable rate loans that reprice frequently with no significant change in credit risk, estimated fair values are based on carrying values at January 2, 2011 (2010) and January 3, 2010 (2009). The estimated fair values for other loans are estimated by discounting the future cash flow using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities, and approximate carrying values of these instruments at January 2, 2011 (2010) and January 3, 2010 (2009).

Borrowings under Credit Facilities

The fair value of the Company’s borrowings under credit facilities is estimated based on the expected cash flows discounted using the current rates offered to the Company for the debt of the same remaining maturities. Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the 84 FINANCIAL revolving loans approximates the carrying amounts of the loans at January 2, 2011 (2010) and January 3, 2010 (2009).

Put Option Obligation under the Institutional Lending Program

The put option obligation is estimated using a cash flow model, based upon experience as well as expected future cash outflows, which includes loss estimates for the funded and unfunded balance of the loan commitment.

4. Loans Receivable and Put Option Obligation

Loans receivable consist of commercial construction loans to residential homebuilders and are comprised of the following:

	2010	2009
84 FINANCIAL loan program	$13,056	$13,069
Institutional lender loan program	5,352	13,456
	18,408	26,525
Less: Allowance for loan losses	(6,903)	(9,597)
	$11,505	$16,928

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

84 FINANCIAL Loan Program

Loans receivable under the 84 FINANCIAL loan program consist of commercial loans, commercial real estate construction loans, and other commercial real estate loans, in which the Company provides financing directly to 84 Lumber customers. Commercial loans are not collateralized and consist primarily of working capital loans. Commercial real estate construction and other commercial real estate loans are collateralized by residential real estate property and generally bear interest at the prevailing prime rate plus an applicable margin. Interest rates ranged from prime plus 1% to prime plus 5% during 2010 and 2009. The prime rate was 3.25% during 2010 and 2009.

Institutional Lending Program

In 2003, the Company entered into a purchase agreement with an institutional lender, in which the institutional lender provides direct financing of commercial construction loans to 84 Lumber’s customers. Loans originated by the institutional lender are collateralized by residential real estate property and generally bear interest at the prevailing prime rate plus an applicable margin. A put option obligation is provided by the Company to purchase commercial construction loans financed by the institutional lender upon the occurrence of a triggering event, as defined in the purchase agreement. These commercial construction loans are serviced entirely by the institutional lender until either the commercial construction loan is repaid by the customer or the occurrence of a triggering event and resulting purchase by 84 FINANCIAL. A triggering event under the purchase agreement, as amended, with institutional lenders is currently defined as any of the following: (a) interest payable on the loan is delinquent for 110 days, (b) an institutional lender negotiates a settlement of a delinquent loan, (c) an institutional lender acquires the underlying collateral of the loan via foreclosure or otherwise, (d) the loan is greater than 36 months old, (e) construction has not reached 80% complete by the end of 18 months, or (f) construction has ceased (or not yet begun) for 10 consecutive months.

During April 2008, the Company implemented a more restrictive credit approval process. This change resulted in a decrease in the amount of loans that the Company was required to purchase for periods after this modification was made. In September 2009, the purchase agreement was amended to reflect the Company’s pledging of the unpaid principal balances of loans under the 84 FINANCIAL program as collateral against the put option obligation. On October 20, 2010, the institutional lending program was terminated, with that date being the last day that new loans were allowed to be extended under the program. However, existing loans will continue to be serviced by the institutional lender in accordance with the existing purchase agreement. The termination of the program eliminated the Company’s responsibility to pledge collateral under the 2009 amendment, and, as such, that collateral was subsequently released.

The average life of the commercial construction loans under the institutional lending program is typically ten months in duration and generally, absent modification, each individual loan’s life is not greater than three years. The Company has accounted for the put option obligation based on the guidance included in sections of ASC Topic 460, Guarantees, ASC Topic 450, Contingencies, and ASC Topic 605, Revenue Recognition.

The Company recognizes as a liability the fair value of the put option obligation as required by ASC 460-10-30. See Note 3. The liability is measured monthly based on ASC 450-20-30, which requires the Company to calculate a range of potential losses and recognize as a liability the most likely ultimate loss within that range. This calculation has two primary steps.

First, the total amount of loans that may result in a loss to the Company is estimated by considering outstanding loans under the institutional lender program and evaluating recent results of these loans by considering (a) the percentage of normal (full) payoffs, which the Company did not have to purchase, (b) the percentage of loans that paid off with a short sale (i.e., sale of collateral by the borrower for an amount less than full payoff to avoid foreclosure) prior to being purchased by the Company, but for which the Company is

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

required to repay the institutional lender for any losses they incurred in the short sale and (c) the percentage of loans purchased by the Company. The amounts used in calculating these percentages are obtained from monthly payoff reports generated by the institutional lender servicer and reflect the percentage of loans that can be expected to result in short sale or be purchased by the Company.

After the total population of outstanding loans that are not expected to liquidate through normal payoffs (i.e. the amounts identified in (b) and (c) above) is estimated, the recent percentage of loss through short sales and liquidation of collateral on loans that have been purchased by the Company is calculated. These percentages are applied to the populations calculated in the first step. The resulting put option obligation estimated by management was $3,359 and $5,687 at January 2, 2011 (2010) and January 3, 2010 (2009), respectively.

At loan origination, the Company received a percentage of the principal loan amount committed by the institutional lender as a put option obligation fee. The Company accounted for these fees based on the provisions of ASC 605-45-15. The amount of these fees has decreased significantly over the past three years due to a significant reduction in the institutional lender program. Put option obligation fees totaled $58, $75 and $658 in 2010, 2009 and 2008, respectively, and are recorded in the provision for put option losses.

Total outstanding loans under the institutional lending program subject to purchase by the Company under the put option obligation was $17,054 at January 2, 2011 (2010), of which $4,870 were issued after April 2008, and $53,030 at January 3, 2010 (2009), of which $13,279 were issued after April 2008. Under the program, the Company has acquired certain real estate from the institutional lender in accordance with the purchase agreement, which is included in other real estate owned in the accompanying consolidated balance sheets.

Under the terms of the purchase agreement, the Company is required to maintain certain loss reserves and credit facilities.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

Rollforward of Allowance for Loan Losses and Put Option Obligation

The following table details the account balance and activity in allowance for loan losses of the 84 FINANCIAL loan program and the institutional lending program as of and during the fiscal years ended 2010, 2009, and 2008:

Fiscal 2010	Commercial	Commercial Real Estate Construction	Commercial Real Estate Other	Unallocated	Total
Allowance for loan losses
Allowance for loan losses, beginning of period	$622	$5,195	$3,780	$—	$9,597
Additions:
Provision for loan losses	516	1,174	484	—	2,174
Recoveries	—	—	—	—	—
Reductions:
Transfers to other real estate owned	—	(2,972)	(8)	—	(2,980)
Charge-offs	(519)	(780)	(589)	—	(1,888)
Allowance for loan losses, end of period	$619	$2,617	$3,667	$—	$6,903
End of period: individually evaluated for impairment	$619	$1,704	$3,667	$—	$5,990
End of period: collectively evaluated for impairment	$—	$—	$—	$—	$—
End of period: loans acquired with deteriorated credit quality and also individually evaluated for impairment	$—	$913	$—	$—	$913
Financing Receivables
End of period	$619	$10,613	$7,176	$—	$18,408
End of period: individually evaluated for impairment	$619	$5,261	$7,176	$—	$13,056
End of period: collectively evaluated for impairment	$—	$—	$—	$—	$—
End of period: loans acquired with deteriorated credit quality and also individually evaluated for impairment	$—	$5,352	$—	$—	$5,352

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

Fiscal 2009	Commercial	Commercial Real Estate Construction	Commercial Real Estate Other	Unallocated	Total
Allowance for loan losses
Allowance for loan losses, beginning of period	$556	$2,870	$1,540	$424	$5,390
Additions:
Provision for loan losses	638	4,877	3,025	(112)	8,428
Recoveries	—	477	—	—	477
Reductions:
Transfers to other real estate owned	—	(2,836)	(82)	—	(2,918)
Charge-offs	(572)	(193)	(703)	(312)	(1,780)
Allowance for loan losses, end of period	$622	$5,195	$3,780	$—	$9,597
End of period: individually evaluated for impairment	$622	$1,025	$3,780	$—	$5,427
End of period: collectively evaluated for impairment	$—	$—	$—	$—	$—
End of period: loans acquired with deteriorated credit quality and also individually evaluated for impairment	$—	$4,170	$—	$—	$4,170
Financing Receivables
End of period	$622	$18,667	$7,236	$—	$26,525
End of period: individually evaluated for impairment	$622	$5,211	$7,236	$—	$13,069
End of period: collectively evaluated for impairment	$—	$—	$—	$—	$—
End of period: loans acquired with deteriorated credit quality and also individually evaluated for impairment	$—	$13,456	$—	$—	$13,456

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

Fiscal 2008	Commercial	Commercial Real Estate Construction	Commercial Real Estate Other	Unallocated	Total
Allowance for Loan Losses
Allowance for loan losses, beginning of period	$—	$1,134	$224	$221	$1,579
Additions:
Provision for loan losses	556	1,775	1,686	665	4,682
Recoveries	—	230	—	—	230
Reductions:
Transfers to other real estate owned	—	—	—	—	—
Charge-offs	—	(269)	(370)	(462)	(1,101)
Allowance for loan losses, end of period	$556	$2,870	$1,540	$424	$5,390
End of period: individually evaluated for impairment	$556	$936	$1,540	$424	$3,456
End of period: collectively evaluated for impairment	$—	$—	$—	$—	$—
End of period: loans acquired with deteriorated credit quality and also individually evaluated for impairment	$—	$1,934	$—	$—	$1,934
Financing Receivables
End of period	$659	$41,769	$7,706	$—	$50,134
End of period: individually evaluated for impairment	$659	$11,911	$7,706	$—	$20,276
End of period: collectively evaluated for impairment	$—	$—	$—	$—	$—
End of period: loans acquired with deteriorated credit quality and also individually evaluated for impairment	$—	$29,858	$—	$—	$29,858

Substantially all of the loans receivable that are not in foreclosure under the Company’s loan programs are either demand loans with no stated maturity or term loans with maturities of 24 months or less.

The Company’s allowance for loan losses for all acquired loans related to the institutional lender program subject to ASC 310-30 would reflect only those losses incurred after acquisition. During fiscal 2010, 2009, and 2008, the Company recorded $133, $3,691, and $832 respectively, to the provision for loan losses for loans acquired related to the institutional lender program. The sum of the contractually required payments for each loan at the time of purchase from the institutional lender, was $7,852 and $14,905 for loans acquired during fiscal 2010 and 2009, respectively. The fair value of such loans, which represents future cash flows expected to be collected, was $5,811 and $11,003 for loans purchased during fiscal 2010 and 2009, respectively. As these loans are only purchased from the institutional lender once a triggering event, as defined by the agreement, has occurred, such loans are generally determined to be delinquent upon acquisition with any interest recognized on a cash or cost-recovery basis. Therefore, the excess of contractually required payments over the carrying value associated with these loans is all considered to be non-accretable yield.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

Information related to acquired loans at January 2, 2011 (2010) and January 3, 2010 (2009) is displayed in the table below. The “outstanding balances” presented do not include any impairments of the loan in accordance with ASC Topic 310.

	2010	2009
Outstanding balance, beginning of year	$15,936	$33,197
Outstanding balance, end of year	6,586	15,936
Recorded investment, beginning of year	13,456	29,858
Recorded investment, end of year	5,352	13,456
Allowance for loan losses, beginning of year	4,170	1,934
Allowance for loan losses, end of year	913	4,170
Carrying value, beginning of year	9,286	27,924
Carrying value, end of year	4,439	9,286

Information related to impaired loans is as follows:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
January 2, 2011 (2010)
With no related allowance:
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate Construction	2,150	2,812	—	2,536	—
Commercial Real Estate Other	745	745	—	597	—
Subtotal	$2,895	$3,557	$—	$3,133	$—
With related allowance:
Commercial	$619	$619	$619	$620	$—
Commercial Real Estate Construction	6,419	6,839	2,617	10,787	—
Commercial Real Estate Other	6,066	6,066	3,667	5,938	—
Subtotal	$13,104	$13,524	$6,903	$17,345	$—
Total:
Commercial	$619	$619	$619	$620	$—
Commercial Real Estate Construction	8,569	9,651	2,617	13,323	—
Commercial Real Estate Other	6,811	6,811	3,667	6,535	—
	$15,999	$17,081	$6,903	$20,478	$—

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
January 3, 2010 (2009)
With no related allowance:
Commercial	$—	$—	$—	$52	$—
Commercial Real Estate Construction	2,923	2,923	—	10,971	—
Commercial Real Estate Other	449	449	—	1,016	—
Subtotal	$3,372	$3,372	$—	$12,039	$—
With related allowance:
Commercial	$622	$622	$622	$589	$—
Commercial Real Estate Construction	15,154	17,638	5,195	15,043	71
Commercial Real Estate Other	5,811	5,811	3,780	5,287	—
Subtotal	$21,587	$24,071	$9,597	$20,918	$71
Total:
Commercial	$622	$622	$622	$641	$—
Commercial Real Estate Construction	18,077	20,561	5,195	26,014	71
Commercial Real Estate Other	6,260	6,260	3,780	6,303	—
	$24,959	$27,443	$9,597	$32,957	$71
January 4, 2009 (2008)
With no related allowance:
Commercial	$104	$104	$—	$52	$—
Commercial Real Estate Construction	19,019	19,019	—	10,770	—
Commercial Real Estate Other	1,583	1,583	—	792	—
Subtotal	$20,706	$20,706	$—	$11,613	$—
With related allowance:
Commercial	$555	$555	$556	$278	$—
Commercial Real Estate Construction	14,931	16,512	2,870	16,256	175
Commercial Real Estate Other	4,762	4,762	1,540	2,649	—
Subtotal	$20,248	$21,829	$4,966	$19,182	$175
Total:
Commercial	$659	$659	$556	$330	$—
Commercial Real Estate Construction	33,950	35,531	2,870	27,025	175
Commercial Real Estate Other	6,345	6,345	1,540	3,441	—
	$40,954	$42,535	$4,966	$30,795	$175

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

The table below illustrates the aging of loans related to the 84 FINANCIAL loan program:

	31 – 60 Days	61 – 90 Days	Greater than 90 Days	Total past due	Current	Total Financing Receivables
January 2, 2011 (2010)
Commercial	$64	$—	$555	$619	$—	$619
Commercial Real Estate Construction	316	—	3,070	3,386	1,875	5,261
Commercial Real Estate Other	—	—	6,809	6,809	365	7,174
Total	$380	$—	$10,434	$10,814	$2,240	$13,054
January 3, 2010 (2009)
Commercial	$66	$—	$556	$622	$—	$622
Commercial Real Estate Construction	780	—	3,835	4,615	596	5,211
Commercial Real Estate Other	386	—	5,897	6,283	953	7,236
Total	$1,232	$—	$10,288	$11,520	$1,549	$13,069

As of January 2, 2011 (2010) and January 3, 2010 (2009), there were no loans past due 90 days or more and still accruing interest.

For nonperforming loans, which represents approximately 87% and 94% of our portfolio at January 2, 2011 (2010) and January 3, 2010 (2009), respectively, management assesses credit quality using the value of the collateral and lien position of the loan. Currently, all nonperforming loans are assessed to have a substandard credit quality. However, as performing loans are becoming a larger portion of our portfolio, management is currently developing policies which would assess credit quality based on internally assigned grades. As of January 2, 2011 (2010) and January 3, 2010 (2009), the credit exposure based on payment activity is as follows:

	January 2, 2011 (2010)	January 3, 2010 (2009)
Performing
Commercial	$—	$—
Commercial Real Estate Construction	2,044	584
Commercial Real Estate Other	365	981
	$2,409	$1,566
Nonperforming
Commercial	$619	$622
Commercial Real Estate Construction	8,569	18,077
Commercial Real Estate Other	6,811	6,260
	$15,999	$24,959
Total	$18,408	$26,525

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

4. Loans Receivable and Put Option Obligation  – (continued)

The following table details the account balance and activity in the put option obligation, as of and during the fiscal years ended 2010, 2009, and 2008:

	2010	2009	2008
Put Option Obligation
Put option obligation, beginning of period	$5,687	$6,858	$3,319
Provision for losses and valuation adjustments	5,102	7,288	7,599
Settlements	(7,430)	(8,459)	(4,060)
Put option obligation, end of period	$3,359	$5,687	$6,858

5. Other Real Estate Owned

The following table details the account balance and activity related to other real estate owned as of and during the fiscal years ended 2010, 2009, and 2008:

	2010	2009	2008
Other Real Estate Owned
Balance, beginning of year	$8,681	$18,313	$8,425
Additions	11,978	26,007	27,616
Sales	(15,746)	(27,374)	(11,967)
Impairment recorded during the current year	(1,630)	(8,265)	(5,761)
Balance, end of year	$3,283	$8,681	$18,313

6. Borrowings

The Company has a revolving line of credit agreement with a bank in the total amount of $27,000. Under the terms of the agreement, as of the end of both fiscal 2010 and 2009, only $22,500 was available to the Company to use to purchase loans. In addition to the revolving line of credit agreement, the Company also has a letter-of-credit to ensure the minimum balance is maintained in the reserve account. The credit agreement is collateralized by property and equipment and loans receivable under the institutional lending program. The credit agreement is scheduled to expire on April 14, 2012. The line will automatically renew for another year if no notice is received from the bank by October 14, 2011. Additionally, the renewal of the credit agreement, in July 2010, amended the Company’s availability under the agreement. The line’s advance rate was modified to extend 40% to 65% of impaired value on all assets held for sale (including assets of discontinued operations) or being liquidated, whereas prior to the extension the advance rate was 100% of original value on a limited group of assets, which could age out and be removed from the borrowing base. Our available liquidity (non-restricted cash and our availability under our line of credit) as of January 2, 2011 (2010) was $5,645.

Borrowings under the credit agreement are charged at two variable interest rate tranches. The first tranche rate is computed by adding 2.0% to the interest paid on compensating balances. The second tranche rate, effective October 14, 2010, is computed at the prime rate or 5.0%, whichever is greater. Prior to this date and effective January 14, 2010, the second tranche rate was computed at the prime rate or 4.0%, whichever was greater. Prior to January 14, 2010, the second tranche rate was the prime rate minus .5%. Total borrowings under the credit agreements at the end of fiscal 2010 and 2009 were $11,734 and $19,603, of which $10,645 and $17,332 represent the fixed rate tranches, respectively. Interest expense under the credit agreement was $473, $570, and $699, during fiscal 2010, 2009, and 2008, respectively. Average borrowings for fiscal 2010 and 2009 were $15,669 and $18,640, respectively. The weighted average interest rate for 2010 and 2009 was 4.2% and 3.1%, respectively.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

6. Borrowings – (continued)

The credit agreements contain certain financial covenants, the most restrictive of which is the maintenance of a specified level ($31,800) of combined net worth and affiliate subordinated debt.

During fiscal year 2010, we borrowed $1,500 from an unrelated third party for working capital purposes. This note payable carries a 5% fixed interest, payable monthly. Total principal and any accumulated interest is due in full upon maturity in fiscal year 2012.

7. Related Party Transactions

The accompanying consolidated financial statements have been prepared from the separate accounts maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations that would have occurred had the Company not entered into certain related party transactions or not participated in certain transactions with its partners or affiliates. Customers of the partners or affiliates may receive financing by the Company or the Company may assume risks of default on loans originated under the institutional lending program, with terms that may or may not be equivalent to terms negotiated on an arms-length basis.

84 Lumber Company

Rental income

The Company leases all of its retail and manufacturing locations to 84 Lumber under a master lease agreement. The Company owned and leased to 84 Lumber 32, 32, and 26 locations as of the end of fiscal 2010, 2009, and 2008 respectively. The original master lease agreement contained an additional renewal option for one additional period of five years with a 15% increase in annual rental during the renewal term. In April 2008, the master lease agreement was amended. The amendment changed the expiration from December 2014 to May 2013. The amendment also modified the renewal period to be four additional periods of five years with a 15% increase in annual rent in each renewal term. The master lease agreement is cancelable by 84 Lumber by providing the Company 30 days written notice. Rental income during fiscal years 2010, 2009, and 2008 from 84 Lumber was $5,469, $4,544, and $3,801, inclusive of $1,838, $1,812, and $2,000 classified as income from discontinued operations on the consolidated statements of operations, respectively. The estimated future rental income from 84 Lumber, assuming the lease is not canceled and the renewal option is exercised is as follows for each of the fiscal years 2011 through 2015:

2011	$5,369
2012	$5,369
2013	$5,839
2014	$6,174
2015	$6,174

Under the master lease agreement, the Company has been indemnified by 84 Lumber from any accident, injury, or damage which may happen in, on, or about the manufacturing and retail locations, or arising out of a breach or default by 84 Lumber. The Company indemnifies 84 Lumber from any and all mechanic’s liens on the manufacturing and retail locations, except those arising from and against any maintenance or repair.

Management fee

Certain general and administrative services, including office equipment, marketing, administrative and accounting personnel, and senior management are provided to the Company by 84 Lumber. In exchange for 84 Lumber’s management and general / administrative services, the Company pays 84 Lumber a base fee and reimburses expenses incurred by 84 Lumber in providing such services. The base fee amount includes reimbursement to 84 Lumber of a portion of its costs of employing certain executive officers based on the estimated percentage of time expected to be devoted to the Company over the year. In January 2009 the base fee amount was increased from $0.5 per month to $5 per month. In addition to the base management fee, the

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

7. Related Party Transactions  – (continued)

Company reimbursed 84 Lumber for payroll and related expenses. The total amount reimbursed to 84 Lumber, inclusive of the management fee totaled $1,067, $1,281, and $703 for fiscal 2010, 2009, and 2008. Had actual expenses related to the allocation of accounting personnel and senior management been charged to the Company, additional expense recorded by the Company would have been approximately $127, $93, and $117 in fiscal years 2010, 2009, and 2008, respectively.

Misrepresentations

In connection with the Company’s lending programs, 84 Lumber retail employees are responsible for jobsite inspections during the construction process. The Company utilizes these inspections to determine the amount that is advanced to the borrower on construction progress draws. If the inspection is completed incorrectly and causes the Company to over-fund the loan and results in a loss to the Company, 84 Lumber reimburses the Company for a portion of the loss due to the misrepresentation of the inspection. Amounts reimbursed to the Company were $245, $376, and $0 during fiscal years 2010, 2009, and 2008, respectively.

Payables

In connection with the Company’s lending programs, borrowers may purchase materials directly from 84 Lumber. The Company will then pay 84 Lumber for the value of the resulting accounts receivable balance. Also, from time to time, expenditures may be made by 84 Lumber on behalf on the Company in the ordinary course of business for which the Company must reimburse 84 Lumber. Amounts payable related to these activities and due as of the end of fiscal 2010 and 2009 were $173 and $132, respectively.

Interest

In order to entice 84 Lumber customers to purchase materials under the Company’s lending programs, the Company sometimes offers periods of interest free financing to certain qualifying customers. 84 Lumber will then reimburse the Company for the interest not charged to the Company’s customers. The amount of interest income paid by 84 Lumber was $0, $8, and $103 during fiscal years 2010, 2009, and 2008, respectively.

Real Estate

Additionally, from time to time, the Company grants a loan secured by real property or purchases real estate from a customer of 84 Lumber. The proceeds of the loan or the purchase price of the real estate is paid to 84 Lumber to satisfy the customer’s past due account with 84 Lumber. The Company paid 84 Lumber $216, $124, and $3,362 during fiscal years 2010, 2009, and 2008, respectively, in these types of transactions.

Notes and Accounts Payable to Affiliates

During August 2010, an affiliate of the Company advanced $10,000 to the Company in the form of a subordinated note. This advance bears interest at the prime rate less 2%. As of January 2, 2011 (2010), $3,927 of the $10,000 remained outstanding. The note is scheduled to be repaid in full by the end of 2012. During December 2009, an affiliate of the Company advanced $5,000 to the Company in the form of a subordinated note. This advance bears interest at the prime rate less 2%. As of January 2, 2011 (2010), $4,000 of the $5,000 remains outstanding. The note is scheduled to be repaid in full by the end of 2012. Interest expense related to these notes was $82 and $0 during fiscal 2010 and 2009.

From time to time, the Company may purchase manufacturing and retail locations from or swap locations with an affiliate of the Company. Any such transactions are recorded at net book value as the entities are under common control. Additionally, if at the time of purchase or transfer there is a difference between the net book value of the assets received and those sold or transferred, the Company may record a receivable from or payable to the affiliate for the difference. Any such receivables or payables were settled prior to year end and there were no amounts owed at January 2, 2011 (2010) or January 3, 2010 (2009).

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

8. Discontinued Operations

84 Lumber closed 3 locations during fiscal 2010 owned by the Company, which were classified as discontinued operations. Also, during 2010, the Company purchased 2 manufacturing and retail locations from an affiliate that were previously closed and classified as discontinued operations by the affiliate. As such, these locations have been classified as discontinued operations by the Company during fiscal 2010. 84 Lumber closed 3 locations during fiscal 2009 owned by the Company, which were classified as discontinued operations. During fiscal 2008, 84 Lumber closed 7 locations owned by the Company, which were classified as discontinued operations. The Company has reclassified these operations as discontinued operations in accordance with the provisions of ASC Subtopic 205-20, Discontinued Operations.

For fiscal years ended 2010, 2009 and 2008, the income (loss) from discontinued operations consisted of the following:

	2010	2009	2008
			(As Restated)
Rental income	$1,838	$1,812	$2,000
Depreciation	(74)	(145)	(341)
Impairment loss on assets	(1,105)	(286)	(483)
Gain on asset disposals, net	873	31	2,440
Income from discontinued operations	$1,532	$1,412	$3,616

At January 2, 2011 (2010) and January 3, 2010 (2009), assets associated with the discontinued facilities reflected in the accompanying consolidated balance sheets are as follows:

	2010	2009
Land	$1,582	$939
Buildings	4,077	4,697
Furniture and fixtures	2,241	2,020
Improvements	4,625	3,993
	12,525	11,649
Accumulated depreciation	(6,342)	(5,617)
Total assets of discontinued operations, net	$6,183	$6,032

9. Contingencies and Commitments

Many of the Company’s lending relationships, including those with commercial construction customers, contain both funded and unfunded elements. The unfunded component of these commitments is not recorded in the accompanying consolidated balance sheets and totaled $518 at January 2, 2011 (2010).

In the normal course of business related to the 84 FINANCIAL loan program, there are outstanding commitments to extend credit that are not included in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. Commitments to extend credit were approximately $2,000 at January 2, 2011 (2010).

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

9. Contingencies and Commitments  – (continued)

The Company is a party to various lawsuits and claims arising out of the conduct of its business and contractual disputes. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the consolidated financial position, operations, or cash flows of the Company.

In the course of its acquisition and development activities, the Company is frequently required to make certain improvements to the ground within certain periods of time in order to obtain permits from the respective local municipalities. At the end of fiscal years 2010 and 2009, the costs that the Company was under future obligation to incur related to these activities are approximately $236 and $500, respectively.

The Company is also required to purchase loans as part of the agreement with the institutional lender as described in Note 4.

10. Defined Contribution Benefit Plan

Employees of the Company are eligible to participate in the defined contribution benefit plan (the “Plan”) sponsored by 84 Lumber. An employee becomes eligible to participate in the Plan beginning on the first day of the quarter after commencing employment. Employees are not eligible to receive any matching contribution during year one of participation and are eligible for up to thirty-seven and one-half percent (37.5%) of matching contributions in year two of participation in the Plan. Under the terms of the Plan, 84 Lumber makes contributions each year as determined by the Board of Directors. The contribution rate is determined annually based on achievement of financial goals. 84 Lumber made no 401(k) contributions in fiscal 2010, 5% in fiscal 2009, and 25% in fiscal 2008. 84 Lumber made no profit sharing contributions to the Plan in fiscal 2010, 2009, or 2008. As allowed under the Plan document, forfeitures were utilized to offset 84 Lumber’s contribution for 2009, therefore, no contribution expense was recorded in fiscal 2010 or 2009 on behalf of the Company. 84 Lumber recorded $8 of defined contribution expense on behalf of the Company in fiscal 2008. The Company considers these costs in the management fee paid to 84 Lumber, as discussed in Note 7.

11. Segments

The Company’s reportable operating segments are organized by services provided or products sold and currently consist of (1) commercial property leasing, (2) acquisition, development and sale of residential lots and, (3) commercial lending. The commercial lending segment represents the aggregate of the 84 FINANCIAL and institutional lending program activities.

Total assets by reportable segment as of the fiscal years ended 2010 and 2009 are as follows:

	January 2, 2011 (2010)	January 3, 2010 (2009)
Commercial property leasing	$18,201	$19,466
Acquisition, development, and sale of residential lots	10,826	12,577
Commercial lending	18,807	30,554
Assets of discontinued operations	6,183	6,032
	$54,017	$68,629

Additions to property, plant and equipment by reportable segment are as follows for the fiscal years ended 2010, 2009 and 2008:

	2010	2009	2008
Commercial property leasing	$1,751	$9,965	$2,138

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

11. Segments  – (continued)

The financial results for the Company’s operating segments are as follows:

Fiscal 2010	Commercial property leasing	Acquisition, development, and sale of residential lots	Commercial lending	Total
Net revenues	$3,675	$3,697	$—	$7,372
Operating expenses
Provision for loan losses	—	—	2,174	2,174
Provision for put option losses	—	—	5,102	5,102
Depreciation	959	—	—	959
Impairment expense	321	1,192	1,630	3,143
Other operating expenses (income)	—	4,292	1,873	6,165
	1,280	5,484	10,779	17,543
Other income (expense)
Interest expense	—	—	(628)	(628)
Income (loss) from continuing operations	2,395	(1,787)	(11,407)	(10,799)
Income from discontinued operations	1,532	—	—	1,532
Segment (loss) income	$3,927	$(1,787)	$(11,407)	$(9,267)
Segment (loss) income attributable to noncontrolling interests			$3	$3
Segment (loss) income attributable to partners of the Company	$3,927	$(1,787)	$(11,410)	$(9,270)

Fiscal 2009	Commercial property leasing	Acquisition, development, and sale of residential lots	Commercial lending	Total
Net revenues	$2,732	$2,515	$78	$5,325
Operating expenses
Provision for loan losses	—	—	8,428	8,428
Provision for put option losses	—	—	7,288	7,288
Depreciation	760	—	—	760
Impairment expense	504	4,032	8,265	12,801
Other operating expenses	—	2,432	7,420	9,852
	1,264	6,464	31,401	39,129
Other income (expense)
Interest expense	—	—	(570)	(570)
Income (loss) from continuing operations	1,468	(3,949)	(31,893)	(34,374)
Income from discontinued operations	1,412	—	—	1,412
Segment (loss) income	$2,880	$(3,949)	$(31,893)	$(32,962)
Segment (loss) income attributable to noncontrolling interests			$(26)	$(26)
Segment (loss) income attributable to partners of the Company	$2,880	$(3,949)	$(31,867)	$(32,936)

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

11. Segments  – (continued)

Fiscal 2008	Commercial property leasing	Acquisition, development, and sale of residential lots	Commercial lending	Total
(As Restated)
Net revenues	$1,801	$1,587	$1,165	$4,553
Operating expenses
Provision for loan losses	—	—	4,682	4,682
Provision for put option losses	—	—	7,599	7,599
Depreciation	490	—	—	490
Impairment expense	—	4,110	5,761	9,871
Other operating expenses (income)	—	1,068	3,917	4,985
	490	5,178	21,959	27,627
Other income (expense)
Interest expense	—	—	(699)	(699)
Income (loss) from continuing operations	1,311	(3,591)	(21,493)	(23,773)
Income from discontinued operations	3,616	—	—	3,616
Segment (loss) income	$4,927	$(3,591)	$(21,493)	$(20,157)
Segment (loss) income attributable to noncontrolling interests			$(2)	$(2)
Segment (loss) income attributable to partners of the Company	$4,927	$(3,591)	$(21,491)	$(20,155)

12. Restatement of Previously Issued Financial Statements

The Company restated its audited consolidated financial statements for the fiscal year ended January 4, 2009 (2008) (the “Restatement”) to correct errors in the presentation of previously reported amounts. The Restatement reflects the following adjustments related to rental income, depreciation, (gain) loss on sale of fixed assets, and income from discontinued operations.

Events Causing the Restatement

The Company determined that its policy with respect to determination of whether closed manufacturing and retail locations constituted discontinued operations did not appropriately focus on the Company from the perspective of a stand-alone lessor.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

12. Restatement of Previously Issued Financial Statements – (continued)

The impact of the adjustments for the Restatement of the Consolidated Statement of Operations for fiscal year 2008 was a decrease in rental income from continuing operations of $215, a decrease in depreciation expense from continuing operations of $51, a decrease in the gain on sale of fixed assets from continuing operations of $2,440, and an increase in income from discontinued operations of $2,604. These changes are detailed below.

Impacts on the Consolidated Statement of Operations for Fiscal Year 2008:

(in thousands of dollars)	As Reported	Reclassification(1)	Adjustments	As Restated
Operating revenues
Rental income	$2,683	$(667)	$(215)	$1,801
Total operating revenues	5,435	(667)	(215)	4,553
Operating expenses
Depreciation	698	(157)	(51)	490
Gain on sale of fixed assets, net	(2,440)		2,440	—
Total operating expenses	26,094	(157)	2,389	28,326
Loss from continuing operations	(20,659)	(510)	(2,604)	(23,773)
Income from discontinued operations	502	510	2,604	3,616
Net loss	$(20,157)	$—	$—	$(20,157)

(1)	Changes represent reclassifications of fiscal year 2008 amounts to conform to the current year’s presentation of discontinued operations that are not part of the Restatement adjustments above.

13. Subsequent Events

On January 10, 2011, 84 Lumber closed 1 manufacturing and retail location owned by the Company.

During January 2011, the Company repaid $6,927 of the $7,927 related party note payable outstanding at January 2, 2011 (2010). Of the $6,927 repayment, $4,927 was funded internally through a combination of excess cash and available funds on the revolving line of credit. The remaining $2,000 was funded through an advance from another affiliate as described below.

During January 2011, an affiliate of the Company advanced $2,000 to the Company in the form of a subordinated note. These proceeds were utilized to repay the related party note payable as described above.

On March 24, 2011, the Company sold 2 locations with a carrying value of $1,500. The gross loss recognized on the disposal was $200. These locations were considered to be discontinued operations and were classified as such in the accompanying consolidated financial statements for all periods presented.

GLOSSARY OF TERMS

84 FINANCIAL L.P.

Notes to Consolidated Financial Statements
January 2, 2011 (2010), January 3, 2010 (2009), and January 4, 2009 (2008)
(in thousands of dollars)

14. Selected Quarterly Financial Data (Unaudited)

	Quarter 4 2010	Quarter 3 2010	Quarter 2 2010	Quarter 1 2010	Quarter 4 2009	Quarter 3 2009	Quarter 2 2009	Quarter 1 2009
Net revenue	2,157	1,048	2,560	1,607	1,417	1,130	1,671	1,107
Cost of sales, developed properties	(1,076)	(835)	(1,480)	(649)	(737)	(573)	(904)	(158)
Loan and lot losses	(660)	(2,503)	(2,136)	(3,352)	(6,646)	(12,975)	(6,137)	(5,532)
Other (expenses)/income	(1,244)	(1,797)	(1,613)	(826)	(1,917)	(1,582)	(1,469)	(1,069)
Income (loss) from continuing operations	(823)	(4,087)	(2,669)	(3,220)	(7,883)	(14,000)	(6,839)	(5,652)
Income (loss) from discontinued operations	410	1,287	(580)	415	110	624	248	430
Net loss	(413)	(2,800)	(3,249)	(2,805)	(7,773)	(13,376)	(6,591)	(5,222)

	Quarter 4 2008	Quarter 3 2008	Quarter 2 2008	Quarter 1 2008
Net revenue	689	1,511	1,456	897
Cost of sales, developed properties	(590)	(170)	(436)	(56)
Loan and lot losses	(11,360)	(6,241)	(1,957)	(3,948)
Other (expenses)/income	(1,118)	(894)	(1,691)	135
Income (loss) from continuing operations	(12,379)	(5,794)	(2,628)	(2,972)
Income (loss) from discontinued operations	1,296	372	1,554	394
Net loss	(11,083)	(5,422)	(1,074)	(2,578)

GLOSSARY OF TERMS

84 FINANCIAL L.P.

$1,000,000,000 Fixed Rate Subordinated Notes

PROSPECTUS

           , 2011

GLOSSARY OF TERMS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses to be paid by the Registrant in connection with the distribution of the securities being registered are as follows:

Amount
Registration fee under Securities Act	$116,100
Legal fees and expenses	395,000
Accounting fees and expenses	250,000
Printing expenses	30,000
Blue sky fees and expenses	36,000
Trustee fees	17,500
Miscellaneous expenses	5,000
Total	$849,600

Item 14. Indemnification of Directors and Officers.

84 FINANCIAL L.P.

The Registrant is organized under the laws of the State of Delaware and is governed by the Delaware Revised Uniform Limited Partnership Act, as in effect or hereafter amended (“DE-RULPA”). Subject to any terms, conditions or restrictions set forth in our limited partnership agreement, Section 17-108 of DE-RULPA empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Under our limited partnership agreement, to the fullest extent permitted by applicable law, we will indemnify any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity was one of our general partners, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “LP Covered Persons”), against expenses, judgments, fines and amounts paid in settlement which are actually and reasonably incurred by such person or entity in connection with said action, suit or proceeding. All indemnity is to be paid for solely out of assets of the Registrant; no one who is a LP Covered Person will be individually liable for such costs. However, if the act (or failure to act) which gave rise to the indemnification claim is determined by a court to have constituted gross negligence, recklessness, willful misconduct or breach of our limited partnership agreement, we will have no obligation to indemnify such LP Covered Person.

Our limited partnership agreement also permits us, to the fullest extent permitted by applicable law, to pay the expenses incurred by a LP Covered Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, if the LP Covered Person has agreed to repay all such amounts if it is ultimately determined that he is not entitled to indemnification from us.

84 LADC, LLC

The general partner of the Registrant is organized under the laws of the Commonwealth of Pennsylvania and is governed by the Limited Liability Company Law of 1994, as in effect or hereafter amended (the “PA LLC Act”). Sections 8945(a) and (b) of the PA LLC Act provide that, subject to any restrictions contained in its operating agreement, a limited liability company shall have the power to indemnify any member, manager or other person from and against any and all claims and demands whatsoever, unless the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 8945(c) of the PA LLC Act further provides that the foregoing indemnity may be provided by a limited liability company whether or not the limited liability company would have the power to indemnify the person under any other provision of law except the PA LLC Act, and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the limited liability

GLOSSARY OF TERMS

company. Under Section 8945(d) of the PA LLC Act, a limited liability company also may, in advance of a final disposition, pay the expenses incurred by a person in defending an action or proceeding against which indemnification may be made, upon receiving an undertaking by such person to repay the amounts advanced by the limited liability company if it is ultimately determined that such person was not entitled to be indemnified by the limited liability company. Section 8945(e) of the PA LLC Act provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 8945 of the PA LLC Act shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to serve in the capacity as to which he was indemnified and shall inure to the benefit of the heirs, executors and administrators of such person.

Under its operating agreement, to the fullest extent permitted by applicable law, 84 LADC, LLC will indemnify any person or entity who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity was one of its managers, members, officers, employees or agents or is or was serving at the request of 84 LADC, LLC as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (the “GP Covered Persons”), against expenses, judgments, fines and amounts paid in settlement which are actually and reasonably incurred by such person or entity in connection with said action, suit or proceeding. All indemnity is to be paid for solely out of assets of 84 LADC, LLC; no one who is a GP Covered Person of 84 LADC, LLC will be individually liable for such costs. However, if the act (or failure to act) which gave rise to the indemnification claim is determined by a court to have constituted gross negligence, recklessness, willful misconduct or breach of the operating agreement of 84 LADC, LLC, it will have no obligation to indemnify such GP Covered Person.

Our limited partnership agreement also permits us, to the fullest extent permitted by applicable law, to pay the expenses incurred by a GP Covered Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding, if the GP Covered Person has agreed to repay all such amounts if it is ultimately determined that he is not entitled to indemnification from us.

Contracts/Other Arrangements.

As of the consummation of this offering, our general partner will maintain directors and officers liability insurance for the benefit of its directors and our officers.

Item 15. Recent Sales of Unregistered Securities.

None.

GLOSSARY OF TERMS

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
3.1	Certificate of Limited Partnership of 84 FINANCIAL L.P. as filed with the Secretary of State of the State of Delaware on June 21, 2010
3.2	Agreement of Limited Partnership of 84 FINANCIAL L.P., dated as of August 19, 2010
3.3	Amendment to Agreement of Limited Partnership of 84 FINANCIAL L.P., dated as of August 19, 2010
4.1	Form of Indenture between 84 FINANCIAL L.P. and Law Debenture Trust Company of New York
5(1)	Form of Opinion of Eckert Seamans Cherin & Mellott, LLC
10.1	Management Services Agreement, dated as of January 1, 2007, by and between Hardy Credit Company (n/k/a 84 FINANCIAL L.P.) and 84 Lumber Company
10.2	First Amendment to Management Services Agreement, dated as of January 1, 2009, by and between Hardy Credit Company (n/k/a 84 FINANCIAL L.P.) and 84 Lumber Company
10.3	Agreement of Master Lease, dated as of June 17, 2008, by and among Pierce Hardy Limited Partnership, Hardy Management Company, Inc., Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.), Hardy Management Company, LLC, Hardy-Maley Holdings, LLC, and 84 Lumber Company
10.4	Agreement of Sale, dated as of May 21, 2008, by and between Pierce Hardy Limited Partnership and Thomas and Juanita Spatola
10.5	Agreement of Lease, dated as of July 1, 2009, by and between NTS Victor Properties, LLC and Pierce Hardy Limited Partnership
10.6	Landlord Forbearance Agreement, dated as of ________, 2009, by and between Thomas and Juanita Spatola, Pierce Hardy Limited Partnership, Ableco Finance LLC and SunTrust Bank
10.7	Variable Rate Revolving Credit Promissory Note, dated as of January 1, 2002, made by Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) in favor of Margaret H. Magerko, Trustee under the 1997 Irrevocable Trust for Margaret Hardy Magerko
10.8(2)	Agreement, dated as of October 6, 2005, by and among Lender, Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and 84 Lumber Company
10.9(2)	Line of Credit and Letter of Credit Agreement, dated as of March 14, 2003, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.10(2)	Line of Credit Agreement, dated as of October 3, 2005, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.11(2)	Line of Credit Agreement, dated as of May 15, 2007, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.12	Fourth Loan Modification Agreement, dated as of April 15, 2008, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.13(2)	Master Loan Modification and Lien Priority Agreement, dated as of September 30, 2008, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
10.14(2)	Master Loan Modification Agreement, dated as of July 22, 2010, by and between Hardy Credit Co. (n/k/a 84 FINANCIAL L.P.) and United Bank, Inc.
21	Subsidiaries of the Registrant
23.1(1)	Consent of Carr, Riggs & Ingram, LLC
23.2(1)	Consent of Eckert Seamans Cherin & Mellott, LLC
25	Statement of eligibility of trustee

(1)	Filed with Amendment No. 1. All other exhibits have been filed with the initial filing of this Registration Statement.
(2)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended, and the omitted material has been separately filed with the Securities and Exchange Commission.

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Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by an undersigned Registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

GLOSSARY OF TERMS

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) thereof.

GLOSSARY OF TERMS

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on April 21, 2011.

84 FINANCIAL L.P.
By: /s/ Thomas P. Spatola Thomas P. Spatola, President (principal executive officer)
By: /s/ Paul Lentz Paul Lentz, Vice President — Finance (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

/s/ Margaret H. Magerko Margaret H. Magerko	Director of the General Partner	April 21, 2011
/s/ Paul Lentz Paul Lentz	Director of the General Partner and Vice President — Finance of 84 FINANCIAL L.P.	April 21, 2011
/s/ Thomas P. Spatola Thomas P. Spatola	Director of the General Partner and President of 84 FINANCIAL L.P.	April 21, 2011